     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 27, 2000



                                                      REGISTRATION NO. 333-94189

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                        PRE-EFFECTIVE AMENDMENT NO.1 TO


                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         NORTHERN STAR FINANCIAL, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

            MINNESOTA                             6021                            41-1912467
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE)              IDENTIFICATION NUMBER)

                         NORTHERN STAR FINANCIAL, INC.
                              1650 MADISON AVENUE
                            MANKATO, MINNESOTA 56001
                                 (507) 387-2265
 (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES AND
                          PRINCIPAL PLACE OF BUSINESS)
                            ------------------------

                   THOMAS STIENESSEN, CHIEF EXECUTIVE OFFICER

                         NORTHERN STAR FINANCIAL, INC.
                              1650 MADISON AVENUE
                            MANKATO, MINNESOTA 56001
                                 (507) 387-2265
           (NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:

              DANIEL A. YARANO, ESQ.                            THEODORE L. EISSFELDT, ESQ.
              JAMES H. SNELSON, ESQ.                             TIMOTHY E. KRAEPEL, ESQ.
             FREDRIKSON & BYRON, P.A.                         HOWARD & HOWARD ATTORNEYS, P.C.
        900 SECOND AVENUE SOUTH, SUITE 1100                    211 FULTON STREET, SUITE 600
           MINNEAPOLIS, MINNESOTA 55402                           PEORIA, ILLINOIS 61602
                  (612) 347-7000                                      (309) 672-1483

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: []

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: []

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: []

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: []
                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVENESS UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED MARCH 27, 2000


PROSPECTUS

                         [NORTHERN STAR FINANCIAL LOGO]

                         NORTHERN STAR FINANCIAL, INC.
                                1,000,000 SHARES
                                       OF
                                  COMMON STOCK

     Northern Star Financial, Inc. is offering a minimum of 500,000 and a maximum of 1,000,000 shares of common stock.

     Our common stock is quoted on the OTC Bulletin Board under the symbol
"NSBK."


     The shares will be sold primarily by our sales agent, Banc Stock Financial Services, Inc. The sales agent has agreed to use its best efforts to sell the shares offered but must sell a minimum of 500,000 shares in order to sell any shares. The offering is scheduled to end on June 26, 2000, but we may extend the offering until September 24, 2000 at the latest. The minimum purchase requirement is 100 shares and the maximum purchase is 45,000 shares.


     We will place all the money we receive in the offering with an independent escrow agent who will hold the money until we sell at least 500,000 shares. If we do not meet this condition before the end of the offering period, we will return all funds to subscribers with interest earned.


-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
                                                                     UNDERWRITING
                                                                    DISCOUNTS AND         PROCEEDS TO THE
                                            PRICE TO PUBLIC          COMMISSIONS              COMPANY
-------------------------------------------------------------------------------------------------------------
Per Share............................            $10.50                 $0.735                 $9.765
-------------------------------------------------------------------------------------------------------------
Total (Minimum 500,000 shares).......         $ 5,250,000              $367,500              $4,882,500
      (Maximum 1,000,000 shares).....         $10,500,000              $735,000              $9,765,000
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------


     OUR COMMON STOCK IS A RISKY INVESTMENT. IT IS NOT A DEPOSIT OR AN ACCOUNT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. BEFORE INVESTING, YOU SHOULD READ THE "RISK FACTORS" SECTION, WHICH BEGINS ON PAGE 10 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

                   [BANCSTOCK FINANCIAL SERVICES, INC. LOGO]

                             Selling Group Members


LARSONALLEN FINANCIAL, LLC                            EAGLE ONE INVESTMENTS, LLC


                 The date of this Prospectus is March   , 2000

                         NORTHERN STAR FINANCIAL, INC.

                             PRINCIPAL MARKET AREAS

                               AFTER MERGER WITH
                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.

        [NORTHERN STAR FINANCIAL LOGO][FIRST FEDERAL SAVINGS BANK LOGO]

[PRINCIPAL MARKET AREAS IMAGE]


[HOME MORT LOGO][NORTHERN STAR BANK LOGO][WEST CENTRAL INVESTMENTS LOGO]


Northern Star Financial's merger with First Federal is subject to completion of certain conditions, including the sale of at least the minimum number of shares in this offering.

                               PROSPECTUS SUMMARY

     We encourage you to read the entire prospectus carefully before investing in our common stock. Please note that an investment in our common stock is not a deposit or savings account and is not insured or guaranteed by the FDIC or any other governmental agency.

OUR COMPANY


     Northern Star Financial is a one-bank holding company. We provide commercial and retail banking services through our operating subsidiary, Northern Star Bank. We formed Northern Star Bank as a Minnesota start-up bank in January 1999. We serve customers and borrowers located primarily in Mankato, Minnesota and the counties of Blue Earth and Nicollet. On July 15, 1999, we acquired 49% of Homeland Mortgage, LLC, a loan servicer and originator. We jointly operate Homeland with First Federal Savings Bank, a wholly-owned subsidiary of First Federal Holding Company of Morris, Inc.


     We are primarily a community bank providing a broad range of commercial and retail banking services designed to meet the borrowing and depository needs of small and medium-sized businesses and consumers in the communities we serve. We offer a full range of deposit accounts that are typically available at banks and savings associations, including checking accounts, commercial accounts, savings accounts and other time deposit accounts. We also provide a range of lending services, including commercial, real estate and consumer loans to individuals, small and medium-sized businesses and professional associations.


     We believe that many businesses and individuals in our market area are under-served by larger regional and national lending institutions that have established operations in our principal market area. As a community bank, we seek to provide our banking customers with the technological and staff support that today's market requires, and make available a broad range of products while providing personalized service. We are managed by individuals who have lived and worked in our market for many years and believe that we can leverage the experience of our management to grow our business. By combining support with the products and services our customers require and our local management and personalized service, we seek to foster a business that enables us to effectively compete in our market with other financial banking institutions of all sizes.


     Our principal executive offices are located at 1650 Madison Avenue, Mankato, Minnesota 56001, and our telephone number is (507) 387-2265.

PENDING MERGER WITH FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.

     On September 30, 1999, we entered into an agreement to merge with First Federal Holding Company of Morris, Inc. First Federal will merge with and into Northern Star Financial and we will be the surviving company. Under the agreement, we will issue approximately 870,559 shares of our common stock for all of the outstanding shares of First Federal's common stock. The merger is subject to a variety of conditions, including the sale of at least 350,000 shares of our stock at a price not less than $10 per share, Federal Reserve Board approval, and approval of the merger by our and First Federal's shareholders. The sale of the minimum number of shares in this offering will satisfy our condition to sell at least 350,000 shares. We expect to complete the merger before the end of our fiscal year on June 30, 2000.

     First Federal is a savings and loan holding company. It owns approximately 90% of the outstanding capital stock of First Federal Savings Bank, which is the majority owner of Homeland Mortgage, LLC. First Federal Savings Bank is a thrift institution that operates retail banking offices in Morris, Benson, and Breckenridge, Minnesota and is expected to open a new branch in Big Lake, Minnesota by May 2000. First Federal Savings Bank engages in financial services including mortgage, commercial and consumer lending, and various deposit and savings plans. First Federal Savings Bank owns West Central Investments, Inc., which provides investment and brokerage services to the general public in several First Federal Savings Bank locations.

     Following the merger, we will continue to operate Northern Star Bank, First Federal Savings Bank and its affiliates, utilizing current management personnel in a manner consistent with their current operations. The following persons are expected to serve as our officers following the merger:

                             CURRENT TITLE                     TITLE POST-MERGER
                             -------------                     -----------------
Thomas Stienessen  Northern Star Financial President   Chairman and Chief Executive
                   and Chief Executive Officer         Officer
Frank Gazzola      Northern Star Financial Chief       Chief Financial Officer, Secretary
                   Financial Officer, Secretary and    and Treasurer
                   Treasurer
Allan Thoren       First Federal Chairman and Chief    Vice Chairman and Chief Operating
                   Executive Officer                   Officer

     In addition, the following persons are expected to serve as members of our board of directors following the merger:

CURRENT NORTHERN STAR FINANCIAL DIRECTORS               CURRENT FIRST FEDERAL DIRECTORS
-----------------------------------------               -------------------------------
Dean Doyscher                                           Lloyd Fehr
Frank Gazzola                                           Kenneth Johnson
Thomas Reynolds                                         Neil Schmidgall
Thomas Stienessen                                       Allan Thoren

     We anticipate that our organizational structure following the merger will be as follows:

[ORGANIZATIONAL STRUCTURE FOLLOWING MERGER FLOW CHART]

ANTICIPATED BENEFITS OF THE MERGER

     We believe our proposed merger with First Federal furthers our business strategy by geographically diversifying and expanding our community banking presence and balance sheet. In addition, the merger will diversify our non-community banking activities to include mortgage banking and investment and brokerage services. We believe the merger with First Federal will provide us the following benefits:

     - The merger builds upon our efforts to expand and diversify our community banking organization within and outside of Minnesota.

     - The merger provides opportunities to branch into new geographic markets. Because savings associations like First Federal may establish branches without many of the regulatory restrictions imposed on banks, the merger will facilitate expansion within and outside of Minnesota. The merger will also enhance our ability to establish branches within Minnesota, since savings associations are not subject to state laws that restrict branching.


     - The merger increases our size and strength to allow us to serve a broader segment of the community banking market, in particular larger and more complex business organizations. For example, assuming that the merger with First Federal had occurred on December 31, 1999 and the sale of the minimum number of shares in this offering, we would have had $82,461,790 in total assets, and $11,649,311 in shareholder's equity, and if we completed the sale of the maximum number of shares, we would have had $87,576,790 in total assets and $16,764,311 in shareholder's equity at that time.


     - We diversify our market and balance sheet thereby reducing our reliance on a single bank and a single market.


     - We anticipate that it will contribute to our profitability. For example, assuming that we and First Federal had been combined as of and for the quarter ended December 31, 1999, as well as the year ended June 30, 1999, our pro forma net income (loss) for the six month period ended December 31, 1999 and year ended June 30, 1999 would have been ($195,479) or ($0.15) per share and $300,647 or $0.26 per share, respectively.


     - It enhances our access to capital markets.

     - It enhances our ability to attract and retain skilled employees.

     - The merger will provide additional flexibility to extend our loan portfolio within regulatory lending limitations.

STRATEGY

     We believe that rewarding business opportunities exist in the community banking business. The acquisition and consolidation of many community banks by large national and regional banks has diminished or eliminated the presence of community banks from many rural and suburban communities. We believe that there is a need and support for locally operated and managed community banks in many of these communities.

     Our plan is to grow our community banking business through acquisition and branching, and diversify our revenue sources by providing other traditional and non-traditional financial services. We intend to diversify and grow our community banking business by expanding our geographic presence in and outside the State of Minnesota. In connection with our geographic expansion, we intend to expand and diversify our balance sheet to be able to provide a greater level of commercial and agricultural lending and other financial services.

     We intend to grow our community banking business while maintaining the critical components we believe support successful community banking. We intend to operate each of our affiliated community banks using local management and board of directors. We intend to rely on the local community bank's management and board of directors to determine the best interests of each community bank within their particular community and each bank will have authority to make all decisions affecting credit, pricing and the marketing of bank services. We believe the strength and success of a community bank rests, in large part, in the customer's ability to put a human face and touch to their bank service provider. As we increase our number of affiliated community banks, we intend to develop and implement a technology integration strategy to integrate and improve our and our affiliate banks' information management systems and enhance customer service.


     We intend to diversify and expand our business to provide traditional and non-traditional banking services. The recent adoption of the Gramm-Leach-Bliley Act, commonly referred to as the "New Financial Modernization Legislation" may present new opportunities to us by allowing us to provide directly to our customers non-traditional banking services such as insurance and securities brokerage services. We intend to explore our expansion, through acquisition, internal development and the use of strategic alliances with third parties, into non-community banking services.


                                  THE OFFERING

Common Stock Offered................        Minimum: 500,000 Maximum: 1,000,000


Offering Price......................        $10.50 per share.


Common Stock Outstanding............        After the Minimum:  925,600 shares
                                            After the Maximum: 1,425,600 shares


                                            In addition, on December 31, 1999 we
                                            had options outstanding to purchase
                                            79,600 shares of our common stock
                                            and warrants outstanding to purchase
                                            10,000 shares of our common stock.



Use of Proceeds.....................        We intend to use the net proceeds to
                                            provide additional equity capital to
                                            our Bank, and if the merger with
                                            First Federal is completed, to the
                                            Savings Bank, to support our growth
                                            strategy.


Proposed Purchases of Common
Stock...............................        Our directors and senior officers
                                            and certain of our shareholders may
                                            purchase common stock in the
                                            offering.

                 NORTHERN STAR FINANCIAL SUMMARY FINANCIAL DATA


     The following table summarizes certain historical financial data of Northern Star Financial and its subsidiary on a consolidated basis as of and for the six months ending December 31, 1999 and as of and for the fiscal years ending June 30, 1998 and 1999. You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus.



                                                                             JUNE 30,
                                                      DECEMBER 31,     ---------------------
                                                          1999            1999        1998
                                                      -------------    ----------    -------
                                                       (UNAUDITED)
STATEMENT OF INCOME:
Interest income.....................................   $   420,510     $  154,875         --
Interest expense....................................       155,728         40,012         --
                                                       -----------     ----------
Net interest income.................................       264,782        114,863         --
Provision for loan losses...........................        67,500         56,250         --
Other non-interest income...........................        39,860         42,449         --
Non-interest expense................................       605,285        594,734         --
                                                       -----------     ----------
Income (loss) before income tax expense.............      (368,143)      (493,672)        --
Income tax expense (benefit)........................            --             --         --
                                                       -----------     ----------    -------
Net income (loss)...................................   $  (368,143)    $ (493,672)   $(3,959)
                                                       ===========     ==========    =======
BALANCE SHEET:
Assets..............................................   $16,668,493     $9,635,608    $14,806
Allowance for loan losses...........................       123,750         56,250         --
Deposits............................................    13,138,387      6,164,569         --
Stockholders' equity................................     3,070,079      3,423,702     (3,859)
PER SHARE DATA:
Net income (loss) -- basic..........................   $     (0.86)    $    (1.60)        --
Net income (loss) -- diluted........................         (0.86)         (1.60)        --
Book value..........................................          7.12           8.04         --
OTHER DATA:
Average shares outstanding -- basic.................       425,600        307,831         10
Average shares outstanding -- diluted...............       425,600        307,831         --
FINANCIAL RATIOS:
Return on average assets............................         (6.36)%       (22.61)%       --
Return on average stockholders' equity..............        (22.82)%       (69.87)%       --
Net interest margin.................................          5.01%          6.15%        --
Tier 1 leverage ratio...............................         19.60%         36.50%        --
Tier 1 capital to risk-weighted assets..............         22.90%         43.30%        --
Total capital to risk-weighted assets...............         24.02%         44.20%        --
ASSET QUALITY RATIOS:
Nonperforming assets to total assets................           N/A            N/A
Nonperforming assets to total loans and other real
  estate owned......................................           N/A            N/A
Allowance for loan losses to total loans............          1.37%          1.00%        --

                      FIRST FEDERAL SUMMARY FINANCIAL DATA


     The following table summarizes certain historical financial data of First Federal and its subsidiaries on a consolidated basis as of and for the quarter ending December 31, 1999 and as of and for the fiscal years ending September 30, 1998 and 1999. You should read this table in conjunction with First Federal's financial statements and related notes appearing elsewhere in this prospectus.



                                                                       SEPTEMBER 30,
                                                     DECEMBER 31,   --------------------
                                                         1999         1999        1998
                                                     ------------   --------    --------
                                                     (UNAUDITED)
                                                        (DOLLARS IN THOUSANDS, EXCEPT
                                                               PER SHARE DATA)
STATEMENT OF INCOME:
Interest income....................................   $    1,080    $  4,337    $  4,422
Interest expense...................................          559       2,203       2,260
                                                      ----------    --------    --------
Net interest income................................          521       2,134       2,162
Provision for credit losses........................           --           2          12
Non-interest income................................          181         536         513
Non-interest expense...............................          707       2,078       1,771
                                                      ----------    --------    --------
Income (loss) before income tax & minority
  interest.........................................           (5)        590         892
Income tax expense.................................            9         220         301
                                                      ----------    --------    --------
Net income (loss) before minority interest.........          (14)        370         591
Minority interest..................................          (35)          1          54
                                                      ----------    --------    --------
Net income (loss)..................................   $       21    $    369    $    537
                                                      ==========    ========    ========
BALANCE SHEET:
Assets.............................................   $   61,060    $ 57,566    $ 57,364
Loans Receivable, net..............................       45,943      45,163      40,421
Savings deposits...................................       52,528      48,484      49,928
Stockholders' equity...............................        3,674       3,666       3,320
PER SHARE DATA:
Net income -- basic................................   $    20.47    $ 362.68    $ 522.98
Net income -- diluted..............................        20.47      362.68      522.98
Book value.........................................     3,612.81    3,604.93    3,264.68
OTHER DATA:
Average shares outstanding -- basic................        1,017       1,017       1,026
Average shares outstanding -- diluted..............        1,017       1,017       1,026
FINANCIAL RATIOS:
Return on average assets...........................         0.14%       0.64%       0.95%
Return on average equity...........................         2.12%      10.56%      17.13%
Equity to asset ratio..............................         6.73%       6.07%       5.59%
Net interest rate spread...........................         3.80%       3.91%       3.73%
Net yield on average interest-bearing assets.......         3.83%       4.01%       3.98%
Tier 1 leverage ratio..............................         8.43        8.70        8.15
Tier 1 capital to risk-weighted assets.............        10.49       10.46       10.77
Total capital to risk-weighted assets..............        11.53       11.53       11.89
ASSET QUALITY RATIOS:
Non-performing loans to total assets...............         0.05%       0.29%       0.64%
Non-performing loans to total loans................         0.06%       0.36%       0.85%
Allowance for loan losses to total loans...........         1.10%       1.12%       1.10%
Allowance for loan losses to nonperforming loans...     1,750.00%     315.57%     129.86%

                        SUMMARY PRO FORMA FINANCIAL DATA


     The following table summarizes certain unaudited pro forma condensed combined financial information to show you what we might have looked like had we and First Federal been combined as of and for the six months ended December 31, 1999, as well as for the year ended June 30, 1999. Because we had no operations before 1999 and our activities were limited solely to organizational matters, comparative pro forma condensed combined financial information for prior periods is not material and is not presented below.


     Please note that we may be unable to complete the proposed merger with First Federal. The merger is subject to various conditions, any of which may fail to be satisfied.


                                                         AS OF AND FOR THE
                                                         SIX MONTHS ENDED     AS OF AND FOR THE
                                                           DECEMBER 31,          YEAR ENDED
                                                               1999             JUNE 30, 1999
                                                         -----------------    -----------------
STATEMENT OF INCOME:
Interest income........................................     $ 2,507,768          $4,570,286
Interest expense.......................................       1,248,788           2,276,066
                                                            -----------          ----------
Net interest income....................................       1,258,980           2,294,220
Provision for loan losses..............................          67,500              61,250
Non-interest income....................................         401,597             549,767
Non-interest expense...................................       1,772,643           2,242,490
                                                            -----------          ----------
Income (loss) before income tax & minority interest....        (179,566)            540,247
Income tax expense (benefit)...........................              --             194,485
                                                            -----------          ----------
Net income (loss) before minority interest.............        (179,566)            345,762
Minority interest......................................          15,913              45,115
                                                            -----------          ----------
Net income (loss)......................................     $   195,479          $  300,647
BALANCE SHEET:
Assets.................................................     $77,516,790                  --
Loans Receivable, Net..................................      54,797,701                  --
Deposits...............................................      65,666,587                  --
Stockholders' equity...................................       6,704,311                  --
PER SHARE DATA:
Net income (loss) -- basic.............................     $     (0.15)         $     0.26
Net income (loss) -- diluted...........................           (0.15)               0.26
Book value.............................................            5.17                  --
OTHER DATA:
Average shares outstanding -- basic....................       1,296,159           1,178,390
Average shares outstanding -- diluted..................       1,296,159           1,178,390

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should invest only after carefully considering the risks described below and elsewhere in this prospectus and only if you can afford to lose your entire investment. An investment in our common stock is not a deposit or savings account and is not insured or guaranteed by the FDIC or any other governmental agency.

WE MAY NOT COMPLETE OUR PROPOSED MERGER WITH FIRST FEDERAL IN A TIMELY MANNER, OR AT ALL.

     Our proposed merger with First Federal requires regulatory approval and satisfactory completion of other conditions. In order to complete our merger with First Federal, we must obtain approval from the Federal Reserve Board. We have submitted an application for the Federal Reserve Board's approval. While we believe that our application will be approved, we cannot assure you that the Federal Reserve Board will approve our application. In addition to Federal Reserve Board approval, several additional conditions must be satisfied before we complete the merger with First Federal, including without limitation the following:

     - Each of the parties must perform in all material respects its obligations under the merger agreement;

     - Each of the parties' representations and warranties contained in the merger agreement must continue to be true and correct in all material respects;

     - Our shareholders must approve the merger;

     - First Federal's shareholders must approve the merger;

     - All required governmental agencies must approve the merger;

     - First Federal's counsel must provide a legal opinion that the merger will be a tax-free reorganization for federal income tax purposes;

     - Our and First Federal's independent accountants must provide opinions that "pooling of interests" accounting treatment will be appropriate for the merger;

     - We must complete the sale of at least 350,000 shares of our common stock at a price not less than $10 per share in this offering;

     - An employment agreement between Allan Thoren and us must be in effect;
       and

     - No material adverse change has occurred since June 30, 1999 (other than changes in banking laws or regulations that affect the banking industry generally or changes in the general level of interest rates).

     This is not an exhaustive list of all the conditions that must be satisfied before we complete the proposed merger. Satisfaction of several of these conditions depends on the occurrence of events beyond our control, including the approval of the merger by our and First Federal's shareholders and the issuance of securities in this offering. If any of these conditions is not satisfied or the Federal Reserve Board fails to approve our application, we will not be able to complete our proposed merger with First Federal and our business may be materially adversely affected.

WE HAVE A LIMITED OPERATING HISTORY AND HAVE INCURRED AND EXPECT TO INCUR OPERATING LOSSES.


     We just recently commenced banking operations in January 1999. Since that time, we have incurred a net loss of $493,672 for our fiscal year ended June 30, 1999 and a net loss of $368,143 for the six months ended December 31, 1999. We believe that we will continue to incur losses at least through our third quarter ending March 31, 2000. We cannot assure you that we will attract deposits and develop a loan portfolio sufficient to become profitable in 2000 or at any time in the future.


WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR GROWTH STRATEGY.

     In order to achieve and maintain profitability, we must aggressively grow our business. We intend to use the proceeds from this offering to support anticipated increases in our loan portfolio and investments and expansion. Our ability to grow depends in part on our ability to successfully attract deposits, identify loan and investment opportunities, and expand into new markets either through acquisition or by opening new branch locations. In order to successfully manage this growth, we must also maintain cost controls and asset quality throughout our operations. If we are unable to effectively implement our growth strategies, our business may be adversely affected.

CHANGES IN INTEREST RATES MAY ADVERSELY IMPACT OUR PROFITABILITY.

     Our net income depends principally upon our net interest income. Net interest income is the difference between interest earned on loans, investments and other interest-earning assets and the interest paid on deposits and borrowed funds. Any change in general market interest rates, whether a result of changes in monetary policies of the Federal Reserve Board or otherwise, can have a significant effect on our net income.

     We attempt to manage risks due to changes in market interest rates by controlling the mix of interest rate sensitive assets and interest rate sensitive liabilities. However, interest rate management techniques do not always produce the financial results anticipated and a rapid increase or decrease in interest rates could adversely effect our financial performance.

     First Federal is subject to similar risks relating to changes in interest rates, and if we complete our proposed merger with First Federal, our combined financial performance will continue to be sensitive to rapid interest rate changes.

OUR EXPOSURE TO CREDIT RISK IS INCREASED BECAUSE WE FOCUS ON COMMERCIAL LENDING.

     We make various types of loans, including commercial, consumer, residential mortgage and construction loans. We incur risk in making our loans. These risks include interest rate changes over the time period in which loans may be repaid, risks resulting from changes in our regional economy, risks inherent in dealing with individual borrowers, and in the case of a loan backed by collateral, risks resulting from uncertainties about the future value of the collateral.

     Our loans to small and medium-sized businesses are generally riskier than single-family mortgage loans. Typically, the success of a small or medium-sized business depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on our business. In addition, small and medium-sized businesses frequently have smaller market shares than their competition, may be vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience substantial variations in operating results, any of which may impair a borrower's ability to repay a loan. Because our loan portfolio contains a significant number of commercial loans, the failure of these loans to perform as expected could result in a loss of earnings from these loans, an increase in the provision for loan losses and an increase in loan charge-offs.

ADVERSE ECONOMIC CONDITIONS IN OUR PRIMARY MARKET MAY HAVE AN ADVERSE IMPACT ON US.

     Substantially all our business is with customers located within Mankato, Minnesota and the counties of Blue Earth and Nicollet. The businesses to whom we make loans are small and medium-sized businesses and are dependent upon the regional economy. Adverse economic and business conditions in our market area could affect our borrowers, their ability to repay their loans and consequently our financial condition and performance.

A WEAK AGRICULTURAL ECONOMY MAY HAVE AN ADVERSE EFFECT ON FIRST FEDERAL.

     Substantially all First Federal Savings Bank's business is with customers located in the Minnesota counties of Stevens, Swift and Wilkin, a predominantly rural area of west central Minnesota heavily dependent upon the agricultural economy. A weakness in the local agricultural economy, including a weakness caused by low commodities prices, could affect borrowers, their ability to repay their loans and consequently First Federal Savings Bank's financial condition and performance.

OUR ALLOWANCES FOR LOAN LOSSES MAY BE INADEQUATE TO ABSORB ACTUAL FUTURE LOAN LOSSES.

     We believe that our allowance for loan losses is adequate to absorb any inherent losses in our loan portfolio. Management's estimates are used to determine the allowance that is considered adequate to absorb losses in our loan portfolio. Management's estimates are based on historical loan loss experience, specific problem loans, value of underlying collateral, economic conditions and other relevant factors. These estimates are subjective and their accuracy depends on the outcome of future events. Actual losses may differ from current estimates. Depending on changes in economic, operating and other conditions, including changes in interest rates that are generally beyond our control, actual loan losses could increase significantly. As a result, such loan losses could exceed current loan allowance estimates.

     First Federal is subject to similar risks related to its allowance for loan losses, and if we complete our proposed merger with First Federal, our combined financial performance could be adversely affected if loan losses exceed current loan allowance estimates.

     Because we have a short operating history, we do not have a seasoned loan portfolio and the ratio of the loan allowance for loan losses to total loans, will likely be increased as our loan portfolio matures. If it becomes necessary to increase the ratio of the allowance for loan losses to total loans, such increases would be accomplished through higher provisions for loan losses, which will adversely impact net income or will increase operating losses.

     In addition, bank regulatory agencies, as an integral part of their supervisory function, periodically review the adequacy of our allowance for loan losses. Regulatory agencies may require us to increase our provision for loan losses or to recognize further charge-offs based upon judgments different from those of management. Any increase in the allowance required by regulatory agencies could have a negative impact on our operating results. We cannot assure you that charge-offs in future periods will not exceed the allowances for loan losses or that additional increases in the allowance for loan losses will not be required. Additions to the allowance for loan losses would result in a decrease in our net income, or an increase in our operating losses, and possibly a decrease in our capital.

GOVERNMENT REGULATIONS SIGNIFICANTLY AFFECT OUR BUSINESS.

     As a bank holding company, we are primarily regulated by the Board of Governors of the Federal Reserve System. Our Bank is regulated by the Department of Commerce of the State of Minnesota and the FDIC.

     Federal laws and the laws of the State of Minnesota govern numerous aspects of our Bank's operation including:

     - adequate capital and financial conditions;
     - permissible types and amounts of extensions of credit and investments;
     - permissible non-banking activities; and
     - restrictions on dividend payments.

     Federal and the State of Minnesota regulatory agencies have extensive discretion and power to prevent or remedy unsafe or unsound practices or violations of law by our Bank and by us. We also undergo periodic examinations and inspections by one or more regulatory agencies. Following such examinations, we may be required, among other things, to change our asset valuations or the amounts of required loan loss allowance or to restrict our operations. Those actions would result from the regulators' judgments based on information available to them at the time of their examination.

     Government regulations also affect First Federal's business. First Federal Savings Bank is primarily regulated by the Office of Thrift Supervision, which has discretion and power to prevent or remedy unsafe or unsound practices or violations of law by the Savings Bank. If we complete our proposed merger with First Federal, our combined operations may be affected by actions of the Office of Thrift Supervision.

     Our and First Federal's operations must comply with a variety of state and federal consumer protection and similar laws and regulations. Federal and state regulatory restrictions limit the manner in which we may conduct business and obtain financing. These laws and regulations can and do change significantly from time to time, and any such change could adversely affect us.

WE ARE DEPENDENT UPON OUR MANAGEMENT.

     Our future success depends, in large part, upon the continuing contributions of our key management personnel, including our president, Thomas Stienessen. Mr. Stienessen has been critical to our formation and operation and we believe his leadership is critical to executing our business plan and growing our business. Mr. Stienessen has an employment agreement with us.

     Upon completing our proposed merger with First Federal, the success of the combined business will also depend largely on the efforts of Allan Thoren, who has served as First Federal Savings Bank's president and chief executive officer since 1990. We anticipate that Mr. Thoren will become our vice chairman and chief operating officer after the merger. We will have an employment agreement with Mr. Thoren, effective upon completing the merger.

WE MAY NOT BE ABLE TO SUCCESSFULLY COMPETE WITH OTHER FINANCIAL INSTITUTIONS, EVEN IF WE COMPLETE THE PROPOSED MERGER WITH FIRST FEDERAL.

     We face substantial competition in originating loans and in attracting deposits. The competition in originating loans comes principally from other banks, savings institutions, mortgage banking companies and other lenders. Many of our competitors have advantages including greater financial resources, a wider geographic presence or more accessible branch office locations, the ability to offer a wider array of services, or more favorable pricing alternatives and lower origination and operating costs. This competition could decrease the number and size of loans which we originate and the interest rate which we receive on these loans.

     In attracting deposits, we compete with other depository institutions, including banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. These competitors may offer higher interest rates than we do, which could decrease the deposits that we attract or require us to increase our rates to attract new deposits. Increased deposit competition could increase our cost of funds and adversely affect our ability to generate the funds necessary for lending operations.

FIRST FEDERAL WILL INCUR SUBSTANTIAL STARTUP COSTS WITH ITS NEW BRANCH IN BIG LAKE, MINNESOTA.

     First Federal Savings Bank has recently received regulatory approval to establish a new branch office in Big Lake, Minnesota (the "Big Lake Office"). First Federal Savings Bank has acquired a commercial building site and will incur substantial expenses remodeling the building that currently occupies the site and adding the equipment necessary to provide banking services, including a vault, safety deposit vault, security devices, drive up banking facilities, data processing equipment and furnishings. In addition, the Big Lake Office will require staff, training and supervision, beginning several weeks before the office can be opened for business. First Federal Savings Bank will incur substantial startup costs, and there is no assurance when or whether the Big Lake Office will attract deposits and develop a loan portfolio sufficient to become profitable.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE.

     The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of us. We have made, and may continue to make, various written or verbal forward-looking statements with respect to business and financial matters, including statements contained in this report, filings with the Securities and Exchange Commission, and reports to stockholders. All statements which address our beliefs regarding our market, strategy, events or developments that we expect or anticipate will occur in the future, including those expected as a result of our proposed merger with First Federal found under the Sections entitled "Our Company," "Anticipated Benefits of Our Merger with First Federal," "Strategy," "Northern Star Financial's Reasons for the Merger," "Management's Discussion and Analysis of Financial Condition of and Results of Operations," "Northern Star Financial,
Inc. -- Business -- Strategy and Competition," are forward-looking statements within the meaning of the Act. The forward-looking statements are and will be based on management's then current views and assumptions regarding future events and operating performance. Certain factors that could affect financial performance or cause actual results to vary significantly from estimates contained in or underlying forward looking statements include:

     - Interest rate fluctuations and other market conditions.

     - Strength of the agricultural, consumer and commercial credit sectors, as well as real estate markets.

     - Changes in laws and regulations, including changes in accounting standards and taxation requirements (including tax rate changes, new tax laws, and revised tax law interpretation).

     - Competitive pricing and other pressures on loans and deposits and our ability to maintain market shares in its trade areas.

     - The inherent uncertainties relating to Year 2000 compliance, including compliance by our vendors, suppliers, and loan customers.

     - A downturn in local economic conditions in our primary markets, including the markets served by First Federal.

     - The failure to achieve any of the economic benefits from our merger with First Federal, as a result of an increase in the costs to complete the merger and the failure of First Federal or Northern Star Financial to achieve their anticipated results of operations.

     - Those risks identified under the Section entitled "Risk Factors."

     - Other risks and uncertainties as detailed from time to time in our filings with the Securities and Exchange Commission.

                                USE OF PROCEEDS


     We will receive net proceeds of approximately $4,712,500 upon completing the sale of the minimum number of shares in this offering and $9,595,000 upon completing the sale of the maximum number of shares, after deducting expenses of the offering (estimated at $170,000) and the sales agent's commission.



     The following table sets forth the anticipated use of the net proceeds (after deducting the estimated offering expenses and sales agent's commission) by Northern Star Financial based on the sale of the minimum and maximum number of shares.



                                                        MINIMUM(1)                   MAXIMUM(2)
                                                --------------------------   ---------------------------
                                                  DOLLAR     PERCENTAGE OF     DOLLAR      PERCENTAGE OF
                                                  AMOUNT     NET PROCEEDS      AMOUNT      NET PROCEEDS
                                                ----------   -------------   -----------   -------------
Net Proceeds................................    $4,712,500        100%       $ 9,595,000        100%
Savings Bank(3).............................    $2,500,000       53.1%       $ 2,500,000       26.1%
Northern Star Bank(3).......................    $1,000,000       21.2%       $ 1,500,000       15.6%
Finance Growth Strategy(4)..................    $1,212,500       25.7%       $ 5,595,000       58.3%



(1) Assumes the sale of 500,000 shares at $10.50 per share.



(2) Assumes the sale of 1,000,000 shares of $10.50 per share.



(3) Proceeds will be used by First Federal Savings Bank and Northern Star Bank to make additional loans, increase their interest-earning assets, and enhance their capital ratios.



(4) Northern Star intends to use proceeds to support its growth strategy. See "Prospectus Summary -- Strategy." We intend to use proceeds to develop or acquire additional bank or thrift branch offices, acquire other banks or thrifts or enter into joint ventures. We have not identified any specific acquisition or expansion opportunity at this time.



     Although we intend to use the proceeds for these purposes, we may allocate proceeds that we have allocated to finance our growth strategy to Northern Star Bank and the Savings Bank, if required to preserve their capital ratio requirements. If we fail to complete our proposed merger with First Federal, we will use the $2,500,000 in proceeds to finance our growth strategy.



     Pending utilization of the net proceeds of this offering, we plan to invest net proceeds in short-term money market investments, high grade commercial paper and interest-bearing bank accounts.


                                DIVIDEND POLICY

     Substantially all of the funds available for the payment of cash dividends are derived from Northern Star Bank. Future cash dividends will depend primarily upon our Bank's earnings, financial condition, need for funds, and government policies and regulations that apply to Northern Star Bank and to us and, if we complete the merger with First Federal, to First Federal Savings Bank as well. We have not and do not currently contemplate the payment of any dividends in the near future. We intend to follow a policy of retaining any earnings to provide funds to operate and expand our business.

                                 CAPITALIZATION


     The following table summarizes our capitalization as of December 31, 1999, and our pro forma capitalization as adjusted to reflect the sale of the minimum and maximum number of shares in this offering at $10.50 per share and the application of the estimated proceeds from such offerings as described in the "Use of Proceeds" section of this prospectus. The following table does not reflect the proposed merger with First Federal. You should read this table in conjunction with our consolidated financial statements (including the notes thereto) included elsewhere in this prospectus.



                                                             DECEMBER 31, 1999
                                              -----------------------------------------------
                                                                       AS ADJUSTED
                                                            ---------------------------------
                                                ACTUAL           MINIMUM            MAXIMUM
                                              ----------    ------------------    -----------
Shareholders' equity:
  Common stock, $0.01 par value; 20,000,000
     shares authorized; 425,600 shares
     issued and outstanding (925,600 shares
     as adjusted for the Minimum and
     1,425,600 shares as adjusted for the
     Maximum)(1)............................  $    4,256        $    9,256        $    14,256
  Paid-in capital...........................   3,919,577         8,627,077         13,504,577
  Accumulated deficit and comprehensive
     loss(2)................................    (893,754)         (893,754)          (893,754)
                                              ----------        ----------        -----------
Total shareholders' equity..................  $3,030,079        $7,742,579        $12,625,079
                                              ==========        ==========        ===========


-------------------------


(1) Does not include: (i) 36,000 shares of common stock issuable upon exercise of outstanding nonqualified stock options granted to our non-employee directors pursuant to our 1998 Equity Incentive Plan; (ii) 30,800 shares of common stock issuable upon exercise of other outstanding nonqualified options; (iii) 12,800 shares of common stock issuable upon exercise of outstanding incentive stock options; and (iv) 10,000 shares of common stock reserved for issuance under outstanding warrants.



(2) The accumulated deficit and comprehensive loss as of December 31, 1999 is comprised of operating expenses incurred since inception, less operating revenues.


                          PRICE RANGE OF COMMON STOCK

     Our common stock has been quoted on the OTC Bulletin Board under the symbol "NSBK" since February 2, 1999. Quotations in the following table represent inter-dealer prices, without retail markups, markdowns or commissions, and do not necessarily represent actual transactions.


                                                                 COMMON STOCK
                                                              -------------------
FISCAL QUARTER ENDED                                          HIGH BID    LOW BID
--------------------                                          --------    -------
March 31, 1999..............................................   $10.00     $10.00
June 30, 1999...............................................    11.50       9.50
September 30, 1999..........................................    12.00      10.00
December 31, 1999...........................................    11.00      10.00
Through March 17, 2000......................................    10.50       8.75



     On March 17, 2000 the last sale price for our common stock was $8.75 per share. On December 31, 1999, there were issued and outstanding 425,600 shares of our common stock held by 49 shareholders of record. Record ownership includes ownership by nominees who may hold for multiple owners.

                                   THE MERGER

     The following summary of the merger of First Federal into Northern Star Financial and related matters is not complete and is qualified in its entirety by reference to the Agreement and Plan of Reorganization, which has been filed with Northern Star Financial's quarterly report on Form 10-QSB for the quarter ended September 30, 1999.

     On September 30, 1999, we entered into an Agreement and Plan of Reorganization with First Federal, which provides that First Federal will be merged with and into us. At the effective time of the merger, each issued and outstanding share of First Federal common stock will be converted into the right to receive approximately 856 shares of our common stock. Under the Agreement and Plan of Reorganization, a variety of conditions must be satisfied in order to complete the merger.

BACKGROUND OF THE MERGER

     The terms of the merger agreement are the result of arm's length negotiations between our representatives and representatives of First Federal. The following briefly discusses the background of these negotiations and related matters.

     Over the last several years the financial services industry has become increasingly competitive, with many financial institutions expanding their size and market area through consolidation. This trend has accelerated with a number of mergers announced whose effects would continue to increase the competition in the banking and the financial services industry in First Federal's marketplace. As part of its effort to remain competitive within this environment, First Federal's management and Board of Directors have continually analyzed various strategic options available to First Federal, including the following:

          1. remaining as an independent financial institution via operational improvements, internal growth, continued investment in technology, and shareholder capital infusions.

          2. pursuing growth through a potential merger-of-equals transaction;
     and

          3. entering into a business combination with a larger entity.

     In spring and early summer of 1997, First Federal's Board of Directors contemplated First Federal's role in this increasingly competitive environment and the internal operating efficiencies and investments that would have to take place in order to continue to remain competitive. After discussions of various alternatives for First Federal, including a continuation of, or changes in, First Federal's own operations and programs, various types of affiliations with other companies, a stock sale program and other matters to enhance shareholder value, First Federal's Board of Directors determined it was appropriate to expand the scope of its review of the strategic options available to First Federal to maximize shareholder value and, accordingly authorized management to explore opportunities for pursuing growth through a potential merger-of-equals transaction.

     This authorization led to discussions with our Board of Directors.

     Thomas Stienessen, our President, and Allan Thoren, the President of First Federal Savings Bank became acquainted in 1996 as both participated with a consortium of bankers placing a bid for branch office locations that were being spun off by a larger regional bank. In addition, the two individuals served as industry leaders active in a banking trade association. The possibility of a strategic business relationship was first discussed in very preliminary terms in conversations between Mr. Stienessen and Mr. Thoren in the summer of 1997 at a trade association meeting in St. Cloud, Minnesota while Mr. Stienessen served as the Chief Executive Officer and President of SGL, Inc., a holding company for the Family Bank.

     Mr. Stienessen resigned his positions with the SGL organization in December 1997 and organized Northern Star Financial. During the period between December 1997 and the summer of 1998, Mr. Stienessen and Mr. Thoren engaged in various telephone conversations regarding the feasibility of a business combination with Northern Star Financial and First Federal.

     Messrs. Stienessen, Frank Gazzola and Thomas Reynolds as organizers of Northern Star Bank, met with the members of First Federal's Board of Directors in New Ulm, Minnesota in late summer of 1998 to discuss a potential strategic alliance.

     Subsequently, after review and discussion, Mr. Stienessen advised Mr. Thoren that Northern Star Financial was not interested in pursuing an alliance at that date, but might be willing to entertain proposals in the future. No agreement was reached and no other proposal was submitted.

     In the Fall of 1998, Mr. Thoren met with Mr. Stienessen to review the construction of Northern Star Bank in Mankato, Minnesota. Discussions between the individuals regarding a possible business combination resurfaced. From January 1999 through April 1999, Mr. Stienessen conducted a due diligence investigation and explored the possibility of a business combination with Mr. Thoren. The Board of Directors of both organizations concluded that a joint venture in First Federal's affiliated mortgage banking company would be in their mutual interest and would serve as a suitable format to conduct further discussions regarding a potential combination of banking organizations. Northern Star Financial filed with the Federal Reserve Bank of Minneapolis, Minnesota a Notice for Prior Approval to invest in a joint venture with First Federal. The Notice for Prior Approval was approved on July 2, 1999 and Northern Star Financial's investment in Homeland Mortgage, LLC was made on July 15, 1999.

     Detailed discussions and negotiations regarding a possible merger between the two banking organizations and due diligence investigations continued following the commencement of the joint venture and resulted in the execution of an Agreement and Plan of Reorganization on September 30, 1999. Such discussions and negotiations included an analysis of an appropriate rate of exchange of the stock of the respective organizations.

     Representatives from Northern Star Financial met several times with the representatives of the Board of Directors of First Federal to discuss a combination of First Federal and Northern Star Financial prior to signing the merger agreement.

     In negotiating the final exchange ratio, First Federal and Northern Star Financial considered the relative book value and earnings of each entity, as well as certain special factors relating to historical performance, market growth potential, ancillary businesses and future growth plans. First Federal and Northern Star Financial did not follow a precise formula in the negotiation of the final exchange ratio, which was based on a determination by management of each institution that the exchange ratio fairly represented equivalent value for the stockholders of each institution participating in the merger.

     To assist the Board of Directors of First Federal with its deliberations on whether to approve and recommend the merger, the Board of Directors retained counsel to help in negotiating the terms of the merger agreement. Likewise, the Board of Directors of Northern Star Financial retained the services of counsel to review the proposed agreement.

     The Board of Directors of First Federal and its counsel met on September 28, 1999, to discuss the merger agreement and the merger. Prior to that meeting, the Board received a special board package that contained a draft of the negotiated merger agreement. After review of the matters considered by the Board of Directors, the Board of Directors of First Federal unanimously approved the merger agreement and authorized the President and Chief Executive Officer of First Federal Savings Bank and the Chairman of First Federal to take the appropriate actions necessary to execute the merger agreement.

     The Board of Directors of Northern Star Financial met on September 15, 1999, to discuss the merger agreement and related agreements. After review of the matters relating to the merger, the Board of Directors of Northern Star Financial unanimously approved the merger agreement and authorized the President and Chief Executive Officer of Northern Star Financial to take the appropriate actions necessary to execute the merger agreement in substantially the form approved by the Board.

     The merger agreement was executed as of September 30, 1999.

NORTHERN STAR FINANCIAL'S REASONS FOR THE MERGER

     We believe our proposed merger with First Federal will further our strategic goal to grow and diversify our community banking business. We believe the proposed merger with First Federal will provide us the following benefits:

     - The merger builds upon our efforts to expand and diversify our community banking organization within and outside of Minnesota.

     - The merger diversifies our market and balance sheet, reducing our reliance on a single bank and a single market.

     - The merger provides opportunities to branch into new geographic markets. Because savings associations like First Federal may establish branches without many of the regulatory restrictions imposed on banks, the merger will facilitate expansion within and outside of Minnesota. The merger will also enhance our ability to establish branches within Minnesota, since savings associations are not subject to state laws that restrict branching.

     - The merger increases our size and strength to allow us to serve a broader segment of the community banking market, in particular larger and more complex business organizations.

     - We anticipate that the merger will contribute to our profitability.

     - The merger will provide additional flexibility to expand our loan portfolio within regulatory lending limitations.

     - The merger enhances our access to capital markets.

     - The merger enhances our ability to attract and retain skilled employees.

In reaching our determination that the proposed merger is in the best interest of our shareholders, we consulted with our senior management with respect to strategic and operational matters, legal counsel with respect to the legal duties of our board of directors and regulatory and tax matters and our independent accountants with respect to the accounting treatment of the merger. Our board of directors carefully considered the following material factors before unanimously approving the merger:

     - The historical financial information of First Federal, including First Federal's business, asset quality, market share and growth prospects and the composition of the earning assets portfolio of First Federal;

     - The financial terms of the merger, including the relationship of the value of the consideration we will give First Federal shareholders in relation to First Federal's historical book value and earnings;

     - The non-financial terms of the merger, including the treatment of the merger as a tax-free exchange of First Federal common stock for our common stock for federal income tax purposes;

     - The likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay;

     - The opportunity for reducing the non-interest expense of the operations of First Federal and Northern Star Financial and the ability of the operations of First Federal after the effective date of the merger to contribute to our consolidated earnings;

     - The attractiveness of the First Federal franchise, the market position of First Federal in West Central Minnesota and the northwestern suburbs of Minneapolis, Minnesota, the compatibility of the franchise with our operations and the ability of First Federal to contribute to our business strategy;

     - The opportunity to leverage our infrastructure to grow our earnings.

     While each member of our board of directors individually considered the foregoing factors, the board of directors did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. Our board of directors collectively made its determination with respect to the merger based on the unanimous conclusion reached by its members, in light of the factors that each of them consider as appropriate, that the merger is in our best interests and the best interests of our shareholders.

     The financial terms of the merger, including the exchange ratio, were the result of arm's-length negotiations between us and representatives of First Federal.

     In arriving at a fair value of First Federal Savings Bank and determining the exchange ratio, we reviewed publicly available information regarding recent acquisitions of banks, information provided by First Federal and performed studies and analysis as we deemed appropriate to determine the appropriate exchange ratio. In arriving at the exchange ratio, we:

     - Discussed the past and current operations and financial conditions and the prospects of Northern Star Financial;

     - Reviewed certain unaudited interim and audited financial statements, call reports, budget reports, operating and performance data and other information of First Federal;

     - Discussed the past and current operations and financial condition and the future prospects of First Federal with senior executives of First Federal;

     - Reviewed the financial terms of reported bank acquisitions, including banks similar in size to First Federal;

     - Reviewed and compared the performance of our common stock and its trading activity with that of certain other comparable public traded companies;

     - Prepared and reviewed pro forma financial information and performed other analysis and considered such other factors as we deemed appropriate in connection with the merger.

     We analyzed and compared the financial performance of First Federal based on various measures of earnings performance, operating efficiency, capital adequacy and asset quality and various measures of market performance. For purposes of this analysis, we reviewed the historical performance of First Federal Savings Bank as reflected in First Federal Savings Bank's financial statements as of and for the year ended September 30, 1998 and subsequent interim financial data. We compared some of this information to publicly available information regarding prices paid, during the first six months of 1999, for banks similar in size to First Federal.

     We also considered the market price and trading volume of our common stock as traded and quoted on the OTC Bulletin Board for the ten day period prior to the execution of the Merger Agreement. Based upon the limited number of shares traded, the average bid and ask prices quoted and our limited operating history, we assigned a value to our common stock, for purposes of computing the consideration to be issued in the merger, equal to $10.50 per share.

     Our analysis of First Federal Savings Bank's financial performance for the year ended September 30, 1998, showed the following concerning First Federal Savings Bank's financial performance:

     - return on equity was 12.44%, compared with a published average of 12.80% for its peer group of banks of similar size;

     - return on assets was 1.0% compared with a published average of 1.06% for the peer group; and

     - the equity to asset ratio was 8.70% compared to a published average of 8.93%.

     We reviewed published financial data relating to comparable acquisitions of banks similar in size to First Federal Savings Bank that were completed during the first six months of 1999. Our analysis of the merger consideration to be paid in relation to First Federal Savings Bank's financial performance and position shows that we will pay:

     - approximately 2.24 times First Federal Savings Bank's book value, compared to a published average consideration paid for banks of similar size of 2.22 times book value;

     - approximately 16.23 times First Federal Savings Bank's 1998 earnings, after tax, compared to published average consideration paid for banks of similar size of 17.55 times earnings;

     - approximately 11.5% of First Federal Savings Bank's core deposits as of September 30, 1998 compared to published median premium/core deposits paid for thrifts in the first quarter of 1999 of 11.9%, and second quarter of 1999 of 10.7%.

     We also performed a pro forma merger analysis that combined our and First Federal's financial information to assess the feasibility of a merger and its potential impact on Northern Star Financial following the merger. We made assumptions regarding accounting treatment, acquisition adjustments, cost savings, the number of shares to be issued in the merger and we assumed that we would also purchase the minority interest in First Federal Savings Bank. This analysis showed that based upon the merger being completed as of June 30, 1999, the merger is expected to: (i) be accretive to earnings (excluding the effect of a nonrecurring merger charge incurred in connection with the merger), (ii) increase estimated return on equity and (iii) decrease the fully diluted tangible book value. The pro forma information was prepared solely for our management. The actual results achieved by us following the merger will likely vary from our pro forma results and these variations may prove to be material.

     We believe that after careful consideration of all the tangible and intangible benefits that are expected to materialize as a result of our merger with First Federal and the financial and non-financial terms of the merger, that the terms of the merger are fair and the merger is in our and our shareholders' best interest.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following financial information is presented to assist you in your understanding of the financial impact of our proposed merger with First Federal. This information is unaudited and has been derived from the audited and unaudited financial statements of Northern Star Financial and First Federal.


     The following combined historical condensed balance sheet, as of December 31, 1999, reflects the merger of Northern Star Financial and First Federal. This pro forma balance sheet merely reflects the companies on a combined historical basis and does not take into account this offering. See "The Offering".



     The following combined historical condensed statements of operations for the six-month period ended December 31, 1999 and for the year ended June 30, 1999 give pro forma effect to the merger as if it had been in effect throughout the periods presented. The merger of Northern Star Financial and First Federal will be accounted for as a business combination by the pooling-of-interests method. The combined historical statements do not take into account the receipt of the net proceeds from the proposed offering, and may not be indicative of the results that actually would have occurred if the combination had been effective during the periods shown.


     The pro forma balance sheet and pro forma operating statements should be read in connection with the Financial Statements of Northern Star Financial and First Federal and the Notes thereto contained elsewhere herein.

NORTHERN STAR FINANCIAL, INC. AND FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               DECEMBER 31, 1999



                                               NORTHERN STAR      FIRST          PRO FORMA         NORTHERN STAR
                                                 FINANCIAL       FEDERAL      ADJUSTMENTS AND        FINANCIAL
                                               (HISTORICAL)    (HISTORICAL)     ELIMINATIONS         PRO FORMA
                                               -------------   ------------   ----------------     -------------
ASSETS
Cash and due from banks......................   $   249,088    $ 4,296,544              --          $ 4,545,632
Federal funds sold...........................     2,159,781             --              --            2,159,781
Securities available for sale................     4,465,492      4,156,324              --            8,621,816
Securities held to maturity..................            --        722,341              --              722,341
FHLB stock at cost...........................        21,300        211,200              --              232,500
Loans held for sale..........................        66,440      1,568,300              --            1,634,740
Loans receivable.............................     8,950,055     45,943,346         (95,700)(2)       54,797,701
Accrued interest receivable..................       128,981        730,834              --              859,815
Premises and equipment, net..................       465,957      1,106,907              --            1,572,864
Cash surrender value of life insurance.......            --      1,660,914              --            1,660,914
Other assets.................................       161,399        663,109        (115,822)(1)          708,686
                                                -----------    -----------       ---------          -----------
  Total assets...............................   $16,668,493    $61,059,819       $(211,522)         $77,516,790
                                                ===========    ===========       =========          ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits.....................................   $13,138,387    $52,528,200       $      --          $65,666,587
Advances from FHLB...........................       425,000      2,293,421              --            2,718,421
Notes Payable................................            --      1,097,038         (95,700)(2)        1,001,338
Advances from borrowers for tax and
  insurance..................................         5,436        140,637              --              146,073
Other liabilities............................        69,591        725,695              --              795,286
                                                -----------    -----------       ---------          -----------
  Total liabilities..........................    13,638,414     56,784,991         (95,700)          70,327,705
Minority interest............................            --        600,596        (115,822)(1)          484,774
SHAREHOLDERS' EQUITY
Common stock.................................         4,256        104,200              --              108,456
Additional paid in capital...................     3,919,577        288,337              --            4,207,914
(Accumulated deficit) retained earnings......      (865,774)     3,441,469              --            2,575,695
Accumulated other comprehensive income
  (loss).....................................       (27,980)       (27,774)             --              (55,754)
Treasury stock...............................            --       (132,000)             --             (132,000)
                                                -----------    -----------       ---------          -----------
  Total shareholders' equity.................     3,030,079      3,674,232              --            6,704,311
                                                -----------    -----------       ---------          -----------
     Total liabilities and shareholders'
       equity................................   $16,668,493    $61,059,819       $(211,522)         $77,516,790
                                                ===========    ===========       =========          ===========


-------------------------


(1) Eliminate Northern Star Financial's 49% ownership in Homeland Mortgage, LLC, which was recorded on the equity method, with the minority interest recorded by First Federal Holding Company. First Federal owns the controlling 51% of Homeland Mortgage which is recorded by First Federal on the consolidated method.


(2) Eliminated First Federal Holding Company's line of credit payable to Northern Star Financial.

NORTHERN STAR FINANCIAL, INC. AND FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1999

                                                NORTHERN STAR      FIRST          PRO FORMA        NORTHERN STAR
                                                  FINANCIAL       FEDERAL      ADJUSTMENTS AND       FINANCIAL
                                                (HISTORICAL)    (HISTORICAL)    ELIMINATIONS         PRO FORMA
                                                -------------   ------------   ---------------     -------------
Interest income
  Loans.......................................    $ 120,005      $3,928,809       $      --         $4,048,814
  Other interest earning assets...............       34,870         486,602              --            521,472
                                                  ---------      ----------       ---------         ----------
     Total interest income....................      154,875       4,415,411              --          4,570,286
Interest expense
  Deposits....................................       40,012       2,000,394              --          2,040,406
  Borrowings..................................           --         235,660              --            235,660
                                                  ---------      ----------       ---------         ----------
                                                     40,012       2,236,054              --          2,276,066
Net interest income...........................      114,863       2,179,357              --          2,294,220
Provision for loan losses.....................       56,250           5,000              --             61,250
                                                  ---------      ----------       ---------         ----------
Net interest income after provision for loan
  losses......................................       58,613       2,174,357              --          2,232,970
Non-interest income
  Fees and service charges....................       45,499         318,875              --            364,374
  Gain(loss) on sale of loan..................       (3,050)        110,854              --            107,804
  Other.......................................           --          77,589              --             77,589
                                                  ---------      ----------       ---------         ----------
     Total non-interest income................       42,449         507,318              --            549,767
Non-interest expense
  Compensation and employee benefits..........      247,497       1,148,937         (40,364)(1)      1,396,434
  Occupancy...................................       39,556         208,967              --            248,523
  Advertising.................................        6,937          29,079              --             36,016
  FDIC and OTS assessments....................           --          54,590              --             54,590
  Other.......................................      300,744         510,183        (263,636)(1)        547,291
                                                  ---------      ----------       ---------         ----------
     Total non-interest expense...............      594,734       1,951,756        (304,000)         2,242,490
Net income (loss) before income taxes.........     (493,672)        729,919         304,000            540,247
Income taxes..................................           --         249,385         (54,900)(2)        194,485
                                                  ---------      ----------       ---------         ----------
Net income (loss) before minority interest....     (493,672)        480,534         358,900            345,762
Minority interest.............................           --          45,115              --             45,115
                                                  ---------      ----------       ---------         ----------
Net income....................................    $(493,672)     $  435,419       $ 358,900         $  300,647
                                                  =========      ==========       =========         ==========
Basic (loss) earnings per share...............    $   (1.60)     $     0.50                         $     0.26
                                                  =========      ==========                         ==========
Weighted average shares(3)....................      307,831         870,559                          1,178,390

-------------------------

(1) Eliminate nonrecurring organization and pre-opening expenses for Northern Star Financial as explained in Northern Star's Management Discussion and Analysis of the results of operations.

(2) Tax effect of pro-forma combined income adjustments.

(3) Pro-forma weighted average shares are computed by adding Northern Star's historical 307,831 amount with the 870,559 shares expected to be issued to First Federal's shareholders.

NORTHERN STAR FINANCIAL, INC. AND FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1999



                                          NORTHERN STAR      FIRST          PRO FORMA      NORTHERN STAR
                                            FINANCIAL       FEDERAL      ADJUSTMENTS AND     FINANCIAL
                                          (HISTORICAL)    (HISTORICAL)    ELIMINATIONS       PRO FORMA
                                          -------------   ------------   ---------------   -------------
Interest income
  Loans.................................    $ 323,040      $1,968,196       $     --        $2,291,236
  Other interest earnings assets........       97,470         119,062             --           216,532
                                            ---------      ----------       --------        ----------
    Total interest income...............      420,510       2,087,258             --         2,507,768
Interest expense
  Deposits..............................      152,758         970,000             --         1,122,758
  Borrowings............................        2,970         123,060             --           126,030
                                            ---------      ----------       --------        ----------
                                              156,728       1,093,060             --         1,248,788
Net interest income.....................      264,782         994,198             --         1,258,980
Provision for loan losses...............       67,500              --             --            67,500
                                            ---------      ----------       --------        ----------
Net interest income after provision for
  loan losses...........................      197,282         994,198             --         1,191,480
Non-interest income
  Fees and service charges..............       14,036         188,291             --           202,327
  Gain (loss) on sale of loan...........       25,824          37,245             --            63,069
  Other.................................           --         136,201             --           136,201
                                            ---------      ----------       --------        ----------
    Total non-interest income...........       39,860         361,737             --           401,597
Non-interest expense
  Compensation and employee benefits....      201,985         483,990             --           685,975
  Occupancy.............................       48,257         118,242             --           166,499
  Other.................................      355,043         678,534        (80,178)(1)       920,169
                                                                             (33,230)(2)
                                            ---------      ----------       --------        ----------
    Total non-interest expense..........      605,285       1,280,766       (113,408)        1,772,643
Net income (loss) before income taxes
  and minority shares...................     (368,143)         75,169        113,408          (179,566)
Income taxes............................           --          31,790        (31,790)(3)            --
                                            ---------      ----------       --------        ----------
Net income (loss) before minority
  interest..............................     (368,143)         43,379        145,198          (179,566)
Minority interest.......................           --         (64,265)       (80,178)(1)        15,913
                                            ---------      ----------       --------        ----------
Net (loss) income.......................    $(368,143)     $  107,644       $ 65,020        $ (195,479)
                                            =========      ==========       ========        ==========
Basic (loss) earnings per share.........    $   (0.86)     $     0.12                       $    (0.15)
                                            =========      ==========                       ==========
Weighted average shares(4)..............      425,600         870,559                        1,298,159


-------------------------

(1) Eliminate Northern Star Financial's 49% ownership in Homeland Mortgage, LLC, recorded as a minority interest by First Federal.

(2) Eliminate nonrecurring expenses related to the proposed merger transaction.

(3) Tax effect of pro-forma combined income eliminates income tax expense.

(4) Pro forma weighted average shares are computed by adding Northern Star's historical 425,600 amount with the 870,559 shares expected to be issued to First Federal's shareholders.

             SHAREHOLDINGS OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
      OF NORTHERN STAR FINANCIAL FOLLOWING THE PROPOSED MERGER (PRO FORMA)


     The following table provides information concerning the anticipated beneficial ownership, immediately following completion of Northern Star Financial's proposed merger with First Federal, of outstanding Northern Star Financial common stock by (i) each person anticipated to be the beneficial owner of more than 5% of Northern Star Financial's outstanding common stock, (ii) by each anticipated director and executive officer of Northern Star Financial, and
(iii) by all anticipated directors and executive officers as a group. The information assumes that: (i) Northern Star Financial issues 870,559 shares of its common stock to consummate the merger, and (ii) no directors or executive officers purchase or sell any Northern Star Financial common stock from December 31, 1999 through the date when the merger is completed. The table gives effect to the sale of the minimum and maximum number of shares that may be issued in this offering. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the shares indicated.



                                               NUMBER OF          NUMBER OF       PERCENTAGE OF OUTSTANDING
                                                 SHARES            SHARES         SHARES BENEFICIALLY OWNED
                                              BENEFICIALLY      BENEFICIALLY       ASSUMING THE SALE OF THE
                                             OWNED PRIOR TO    OWNED AFTER THE    --------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER         THE MERGER(1)        MERGER(1)         MINIMUM        MAXIMUM
------------------------------------         --------------    ---------------    -----------    -----------
Frank L. Gazzola(2)(3).....................      43,400             43,400            2.40%          1.88%
Thomas P. Stienessen(2)(4).................      41,400             41,400            2.29%          1.80%
Thomas J. Reynolds(2)(5)...................      43,400             43,400            2.40%          1.88%
Dean M. Doyscher(2)(6).....................      35,000             35,000            1.94%          1.52%
Neil Schmidgall(8).........................       3,000            148,606            8.27%          6.47%
Edward Morrison(8).........................       2,500            148,106            8.25%          6.45%
Lloyd Fehr(8)..............................       1,000            146,606            8.16%          6.38%
Wayne Riser(8).............................           0            145,606            8.11%          6.34%
Leonard Wulf...............................           0            145,606            8.11%          6.34%
Kenneth Johnson(8).........................           0            106,572            5.93%          4.64%
Allan Thoren(8)............................       1,000             36,952            2.06%          1.61%
All directors and executive officers as a
  group (8 persons)(7).....................     168,200            601,936           32.74%         25.74%


-------------------------


(1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them as of December 31, 1999, or within sixty days of such date are treated as outstanding only when determining the percent owned by such individual and when determining the percent owned by a group.


(2) The owner's address is 1650 Madison Avenue, Mankato, Minnesota 55401.


(3) Includes 11,400 shares purchasable upon exercise of options presently exercisable or exercisable within 60 days of December 31, 1999.



(4) Includes 9,400 shares purchasable upon exercise of options presently exercisable or exercisable within 60 days of December 31, 1999. Mr. Stienessen shares voting and investment power over such shares with his wife.



(5) Includes 11,400 shares purchasable upon exercise of options presently exercisable or exercisable within 60 days of December 31, 1999. Mr. Reynolds shares voting and investment power over such shares with his wife.



(6) Includes 10,000 shares purchasable upon exercise of options presently exercisable or exercisable within 60 days of December 31, 1999. Mr. Doyscher shares voting and investment power over such shares with his wife.



(7) Includes 38,200 shares purchasable upon exercise of options presently exercisable or exercisable within 60 days of December 31, 1999.


(8) The owner's address is 532 Atlantic Avenue, P.O. Box 656, Morris, Minnesota 56267.

                         NORTHERN STAR FINANCIAL, INC.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS


     You should read the following discussion in conjunction with our consolidated financial statements and the related notes for the years ended June 30, 1998 and 1999 and for the six months ended December 31, 1999 included elsewhere this prospectus. Our consolidated financial statements include Northern Star Financial, Inc. and Northern Star Bank, our wholly-owned subsidiary.


OVERVIEW

     Northern Star Financial, Inc. was incorporated in Minnesota on January 22, 1998. We are a bank holding company and own all of the outstanding capital stock of Northern Star Bank. Our operations during the period from its inception through January 25, 1999, when our Bank commenced operations, consisted solely of organizing activities. Our organizing activities consisted primarily of: (i) preparing and coordinating its application for deposit insurance with the Federal Deposit Insurance Corporation; (ii) preparing and coordinating our Bank's application with the Minnesota Department of Commerce; (iii) conducting the private placement of shares of our common stock to our officers and directors; and (iv) preparing and filing with the Securities and Exchange Commission a registration statement relating to our initial public offering of common stock. The SEC declared our registration statement effective on October 9, 1998. On October 16, 1998, the Department of Commerce approved the application of our Bank to become a state-chartered community bank, and on December 24, 1998, the FDIC approved our application for deposit insurance for our Bank. On December 31, 1998, we completed the private placement of 154,000 shares of common stock to our officers and directors and the public offering of 146,000 shares of common stock. Our Bank began operations on January 25, 1999 at its only banking location in Mankato, Minnesota. On April 1, 1999, we completed the sale of an additional 125,600 shares of common stock to complete our initial public offering. We raised a total of $3,923,733 in net proceeds from our private placement and initial public offering.

     During the development stage, from January 1998 to January 25, 1999, we accumulated a net loss of $226,103. The net loss from the date our Bank opened on January 25, 1999 to June 30, 1999 amounted to $271,529. During fiscal 1999 our total assets grew from $14,806 to $9,635,608, and our net loss amounted to $493,672, or $1.60 per share, including $55,691 in organizational expenditures. During the first quarter of fiscal 2000 our total assets grew from $9,635,608 to $11,003,196, and our net loss amounted to $173,149 or $0.41 per share.

RESULTS OF OPERATIONS

     Our operating results depend primarily on net interest income. Our net interest income is determined by interest rate spread, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch in the maturing and repricing characteristics of interest earning assets and interest-bearing liabilities. Interest rate spread is the difference between the yield earned on interest-bearing assets and the rates paid on interest-bearing liabilities. Our operations are also affected by the establishment of provisions for loan losses and the level of other income, including service charges on deposit accounts and sold real estate loan fees, as well as other expenses and income tax provisions.


     Our results of operations as of and for the fiscal year ended June 30, 1999 reflect organizational activities and the results of five months of operations following the opening of our Bank on January 25, 1999. We do not have any results of operations to report for the fiscal year ended June 30, 1998 or for the six months ended December 31, 1998 since we did not engage in any operating activity for these periods, other than those organizing activities described above.

FISCAL YEAR ENDED JUNE 30, 1999

     We reported interest income of $154,875 for the fiscal year ended June 30, 1999. Net interest income before the provision for loan losses of $114,863 was earned for the period after incurring an interest expense of $40,012. Loan interest income of $120,005 represented the largest portion of our interest income, since we had the largest portion of earning assets in our loan portfolio. The weighted average yield earned on our interest-bearing assets of $1,866,661 was 8.30% for the period and the average rate paid on our interest bearing liabilities of $901,088 was 4.44% for the period. The net interest spread, the difference between the average yield earned on interest earning assets and the average rate paid on interest-bearing liabilities was 3.86%.

     The provision for loan losses was established at $56,250 at June 30, 1999, reflecting our estimate of the amount necessary to adequately reflect possible loan losses. Our allowance for loan losses as a percentage of our year-end loans was 1.14%. Our judgment as to the adequacy of the allowance is based upon an evaluation of the inherent risks in the loan portfolios, which we believe to be reasonable, which may or may not prove to be accurate. Thus, we cannot assure you that charge-offs in future periods will not exceed the allowance for loan losses or that an additional increase in the loan loss allowance will not be required. We had no charge-offs in 1999.

     We earned non-interest income of $45,499 for the fiscal year ending June 30, 1999, representing service charges on deposit accounts and gains on the sale of residential mortgage loans, partially offset by a loss on the sale of loans of $3,050. As a percentage of average assets, non-interest income was 1.77% for our truncated year of operations ended June 30, 1999.

     We incurred other non-interest expenses of $594,734 for fiscal year ended June 30, 1999, inclusive of costs associated with setting up our Bank's operations. We incurred nonrecurring pre-opening expenses of approximately $304,000 in organizing our Bank's operations. The pre-opening expenses also include $248,000 in organizational costs expensed due to a change in accounting. Staffing at our Bank was at a full-service level beginning the first part of December 1998 for training in preparation for our Bank's opening on January 25, 1999, and other non-interest expenses were incurred in operating our Bank. Non-interest expense included $40,364 in salaries and employee benefits incurred during our initial start-up phase and approximately $15,636 in opening expenses. As a percentage of average assets, non-interest expenses were 24.8%.

     Our net loss for the year ended June 30, 1999 was $493,672.

     At June 30, 1999, we had total assets of $9,635,608, which consisted of cash and due from the Northern Star Bank of $210,662, federal funds sold of $2,533,236, securities and short-term investments of $745,119, FHLB stock of $16,400, net loans of $5,563,095, accrued interest receivable of $59,527, property and equipment of $486,685 and other assets of $20,884. At June 30, 1999, we had liabilities of $6,164,569 in deposits and $47,337 in other liabilities. Stockholders' equity at June 30, 1999 was $3,423,702.


FISCAL QUARTER ENDED DECEMBER 31, 1999



     From our Bank's opening date on January 25, 1999 through December 31, 1999, our Bank attracted $13,138,387 in deposits, and made net loans of $9,016,495. Our net loss for the six months ending December 31, 1999 equaled $364,143 compared to a net loss of $115,321 for the six months ending December 31, 1998. A direct comparison of the results of operations during these time periods would not be meaningful. Although staffing at our Bank had been initiated in preparation of the Bank's January 25, 1999 opening and other noninterest expenses were incurred in opening the Bank, we did not engage in any operating activity during 1998 other than in the organization of the Company and our Bank.

     Net interest income earned during the six-month period ending December 31, 1999 totaled $197,282. Net interest income for the quarter ending December 31, 1999 was $105,872. The increase in net interest income in the three month period ending December 31, 1999 over the prior quarter is the result of the higher level of earning assets held during the second quarter. Total interest income for the six-month period ending December 31, 1999 was $420,510 as compared to total interest income of $239,274 for the three-month period ending December 31, 1999. The increase of $58,000 in total interest income represents a 32% increase in interest income in the second quarter over the first quarter. Interest income from loans receivable of $180,408 represented the largest portion of interest income because our loan portfolio represented the largest portion of our earning assets.



     During the six-month period ending December 31, 1999, our Bank sold residential mortgage loans totaling $2.87 million and recognized gains on those sales of $25,824. This compares to residential mortgage loan sales of $1.61 million for the three-month period ending December 31, 1999, during which recognized gains amounted to $20,722. Our noninterest expenses during the quarter and six months ended December 31, 1999 were $326,624 and $605,285, respectively. The second quarter increase of nearly $50,000 in noninterest expenses over first quarter levels resulted from our expanded activities in mortgage banking and the pending merger with First Federal. Noninterest expenses for the period included $40,130 of equity loan associated with our joint venture in Homeland Mortgage LLC and $36,918 of expenses related to the pending merger with First Federal. Employee compensation and benefits represented our largest noninterest expense during the period, totaling $101,205. This expense category is expected to remain relatively flat for the duration of fiscal year ending June 30, 2000.



     Since our Bank had no historical loan loss experience, we established an additional provision for loan losses of $33,750 for the three-month period ended December 31, 1999 based upon our periodic evaluation of the inherent risk in the loan portfolios, which we believe to be reasonable, which may or may not prove to be accurate. Thus, there can be no assurance that our charge-offs in future periods will not exceed the allowance for loan losses or that an additional increase in the loan loss allowance will not be required. We had no charge-offs during the quarter ended December 31, 1999.



     Total consolidated assets equaled $16.67 million as of December 31, 1999 compared to $9.64 million as of June 30, 1999. Cash and cash equivalents decreased $0.34 million from June 30 to December 31, 1999. Net loans receivable increased $4.07 million during the six months ending December 31, 1999 and loans held for sale decreased $0.62 million. Deposits increased $6.97 million during the period.

AVERAGE BALANCES, YIELDS AND RATES

     The following tables summarize our weighted average yields earned, weighted average rates paid, interest rate spread and net yield on earning assets and interest-bearing liabilities.


                                                         FOR THE YEAR ENDED JUNE 30, 1999
                                                        -----------------------------------
                                                                                   AVERAGE
                                                          AVERAGE                  YIELD OR
                                                          BALANCE      INTEREST     RATES
                                                        -----------    --------    --------
ASSETS
Federal Funds Sold....................................  $   544,083    $ 26,089      4.79%
Investment Securities.................................       60,531       3,590      5.93%
Loans.................................................    1,098,420     120,005     10.93%
Other Interest-Earning Assets.........................      163,637       5,191      3.17%
                                                        -----------    --------     -----
Total Earning Assets..................................    1,866,661     154,875      8.30%
Non Interest-Earning Assets...........................      526,684
                                                        -----------
Total Assets..........................................  $ 2,393,345
                                                        ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest Bearing Deposits.............................  $   901,088    $ 40,012      4.44%
Non Interest Bearing Deposits.........................      255,238
Other Liabilities.....................................       71,765
Stockholders' Equity..................................    1,165,254
                                                        -----------
Total Liability and Stockholders' Equity..............  $ 2,393,345
                                                        ===========
Net Interest Spread...................................                               3.86%
Net Interest Income/Margin............................                 $114,863      6.15%
                                                                       ========     =====
Ratio of Average Interest
Earning Assets to Average Interest-Bearing
  Liabilities.........................................                               2.07x
                                                             FOR THE SIX MONTHS ENDED
                                                                 DECEMBER 31, 1999
                                                        -----------------------------------
                                                                                   AVERAGE
                                                          AVERAGE                  YIELD OR
                                                          BALANCE      INTEREST     RATES
                                                        -----------    --------    --------
ASSETS
Loans Receivable......................................  $ 7,344,675    $323,041      8.80%
Investment Securities.................................    1,946,247      64,285      6.61%
Federal Funds Sold....................................    1,271,661      33,185      5.22%
                                                        -----------    --------     -----
Total Earning Assets..................................   10,562,583     420,511      7.96%
Non Interest-Earning Assets...........................    1,021,390
                                                        -----------
Total Assets..........................................  $11,583,973
                                                        ===========

                                                             FOR THE SIX MONTHS ENDED
                                                                 DECEMBER 31, 1999
                                                        -----------------------------------
                                                                                   AVERAGE
                                                          AVERAGE                  YIELD OR
                                                          BALANCE      INTEREST     RATES
                                                        -----------    --------    --------
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest Bearing Deposits.............................  $ 7,072,125     152,758      4.32%
Non Interest Bearing Deposits.........................    1,192,111
Other Liabilities.....................................       99,321       2,970      5.98%
Stockholders' Equity..................................    3,220,416
                                                        -----------    --------     -----
Total Liability and Stockholders' Equity..............   11,583,973     155,728
                                                        -----------    --------
Net Interest Spread...................................                 $264,783      3.62%
                                                                       ========     =====
Net Interest Income/Margin............................                               5.01%
Ratio of Average Interest Earning Assets to Average
  Interest-Bearing Liabilities........................                               1.47x


     The average balances for the year ended June 30, 1999 were calculated on an annualized basis, even though we did not have operations for the entire fiscal year.

RATE/VOLUME ANALYSIS

     Net interest income can be analyzed in terms of the impact of changing rates and changing volume. As described above, we commenced operations in January 1999. Because we have no prior period results for comparison purposes, we have omitted information analyzing period to period changes in net interest income.

LIQUIDITY AND RATE SENSITIVITY

     Asset/liability management is the process by which we monitor and control the mix and maturities of our assets and liabilities. The essential purposes of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and liabilities to minimize potentially adverse impacts on earnings from changes in market interest rates.

     Our primary sources of liquidity are a stable base of deposits, scheduled repayments on our loans, and interest and maturities of our investments. We hold these funds in various forms of investments with various degrees of liquidity. All our securities holdings have been classified as available-for-sale. If necessary, we have the ability to sell a portion of our investment securities to manage interest sensitivity gap or liquidity. We also may utilize our cash and due from banks and federal funds sold to meet liquidity needs. Additionally, we have an unsecured line of credit with a correspondent bank in the amount of $250,000. No borrowings have been drawn on this line of credit.

     As a monitoring technique, we measure our interest sensitivity "gap", which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to minimize interest rate risk and manage net interest income in changing interest rate environments. Our net interest income generally would benefit from rising interest rates when we are in an asset-sensitive gap position. Conversely, our net interest income generally would benefit from decreasing rates of interest when we are in a liability-sensitive gap position.

     Because our Bank has been open only since January 25, 1999, and has not yet generated a substantial amount of loans, we were asset sensitive for the year and quarter. However, our gap analysis is not a precise indicator of our interest sensitivity position, because the analysis presents only a static view of the timing of maturities and repricing opportunities without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but we view those rates as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

INTEREST RATE SENSITIVITY ANALYSIS


     We continually evaluate the asset mix of our balance sheet in terms of several variables: yields, credit quality, appropriate funding sources and liquidity. To effectively manage the liability mix of the balance sheet, we focus on expanding various funding sources. The interest rate sensitivity position at June 30 and December 31, 1999 is summarized in the following tables. The difference between rate sensitive assets and rate sensitive liabilities, or the interest rate sensitivity gap, for each period is shown at the bottom of each table. Since all interest rates and yields do not adjust at the same velocity, the gap is only a general indicator of rate sensitivity. The tables may not be indicative of our rate sensitivity position at other points in time.


                                                        AS OF JUNE 30, 1999
                                     ---------------------------------------------------------
                                     WITHIN    AFTER THREE    AFTER ONE
                                     THREE     BUT WITHIN     BUT WITHIN     AFTER
                                     MONTHS   TWELVE MONTHS   FIVE YEARS   FIVE YEARS   TOTAL
                                     ------   -------------   ----------   ----------   ------
                                                      (DOLLARS IN THOUSANDS)
Interest Earning Assets
  Federal Funds Sold...............  $2,533      $    --       $    --       $   --     $2,533
  Investment Securities............     --            --            --          745        745
  Loans............................  2,877           241         1,488        1,014      5,620
                                     ------      -------       -------       ------     ------
Total Earning Assets...............  $5,410      $   241       $ 1,488       $1,759     $8,898
                                     ======      =======       =======       ======     ======
Interest Bearing Liabilities
  Money Market & Now...............  $ 127       $    --       $    --       $   --     $  127
  Regular Savings..................  3,244            --            --           --      3,244
  Time Deposits....................     30         1,420           329           --      1,779
                                     ------      -------       -------       ------     ------
Total Interest Bearing
  Liabilities......................  $3,401      $ 1,420       $   329       $    0     $5,150
                                     ======      =======       =======       ======     ======
Interest Sensitivity Gap...........  $2,009      $(1,179)      $ 1,159       $1,759     $3,748
Cumulative Interest Sensitivity
  Gap..............................  $2,009      $   830       $ 1,989       $3,748     $3,748
Ratio of Interest Sensitivity Gap
  to total earning assets..........  22.58%       (13.25)%       13.03%       19.77%     42.13%
Ratio of Cumulative Interest
  Sensitivity Gap to total earning
  assets...........................  22.58%         9.33%        22.36%       42.13%     42.13%

                                                     AS OF DECEMBER 31, 1999
                                    ----------------------------------------------------------
                                    WITHIN    AFTER THREE    AFTER ONE
                                    THREE     BUT WITHIN     BUT WITHIN     AFTER
                                    MONTHS   TWELVE MONTHS   FIVE YEARS   FIVE YEARS    TOTAL
                                    ------   -------------   ----------   ----------   -------
                                                      (DOLLARS IN THOUSANDS)
Interest Earning Assets
  Federal Funds Sold..............  $2,160      $    --       $    --      $    --     $ 2,160
  Investment Securities...........    497            --         3,276          692       4,465
  Loans...........................  3,547           646         3,241        1,700       9,134
                                    ------      -------       -------      -------     -------
Total Earning Assets..............  $6,204      $   646       $ 6,517      $ 2,392     $15,759
                                    ======      =======       =======      =======     =======
Interest Bearing Liabilities
  Money Market & Now..............  $ 685       $    --       $    --      $    --     $   685
  Regular Savings.................  4,373            --            --           --       4,373
  Time Deposits...................    505         4,505           957           --       5,967
                                    ------      -------       -------      -------     -------
Total Interest Bearing
  Liabilities.....................  $5,563      $ 4,505       $   957      $    --     $11,025
                                    ======      =======       =======      =======     =======
Interest Sensitivity Gap..........  $ 641       $(3,859)      $ 5,560      $ 2,392     $ 4,734
Cumulative Interest Sensitivity
  Gap.............................    641        (3,218)        2,342        4,734       4,734
Ratio of Interest Sensitivity Gap
  to total earning assets.........   4.07%       -24.49%        35.28%       15.18%      30.04%
Ratio of Cumulative Interest
  Sensitivity Gap to total earning
  assets..........................   4.07%       -20.42%        14.86%       30.04%      30.04%


     As evidenced by the tables above, we are cumulatively asset-sensitive at one year. In a rising interest rate environment, an asset-sensitive position (a positive gap ratio) is generally more advantageous since assets re-price sooner than liabilities. Conversely, in a declining interest rate environment, a liability-sensitive position (a negative gap ratio) is generally more advantageous as interest-bearing liabilities re-price sooner than earning assets. In our case, an increase in interest rates would result in increased earnings, while a decline in interest rates would decrease income. This, however, assumes that all other factors affecting income remain constant.

LOAN PORTFOLIO


     Since loans typically provide higher interest yields than do other types of earning assets, our intent is to channel a substantial percentage of our earning assets into the loan category. However since our Bank commenced operations only recently, that category has not yet grown to a percentage of total earning assets comparable to other banks that are well established. Average loans on an annualized basis were $1,098,222 for the year ended June 30, 1999. Total gross loans outstanding, including loans held for sale, were $5,619,345 as of June 30, 1999 and $9,134,233 as of December 31, 1999.

The following table summarizes the composition of our loan portfolio:


                                            AS OF JUNE 30, 1999       AS OF DECEMBER 31, 1999
                                          ------------------------    ------------------------
                                            AMOUNT      % OF TOTAL      AMOUNT      % OF TOTAL
                                          ----------    ----------    ----------    ----------
Commercial, Lease & Agricultural........  $1,843,707       32.81%     $2,668,664       29.22%
Real Estate -- individual...............   1,496,460       26.63       1,600,518       17.52
Real Estate -- other....................     843,394       15.01       2,106,990       23.07
Consumer Loans..........................   1,435,784       25.55       2,758,061       30.19
                                          ----------      ------      ----------      ------
Total Loans.............................  $5,619,345      100.00%     $9,134,233      100.00%
                                          ----------      ======      ----------      ======
Less: Allowance for Loan Loss...........     (56,250)                   (123,750)
                                          ----------                  ----------
Total Net Loans.........................  $5,563,095                  $9,010,483
                                          ==========                  ==========



     The principal components of our loan portfolio were mortgage loans and commercial loans which represented 74% of the portfolio at June 30, 1999 and 70% at December 31, 1999. Due to the short time the portfolio has existed, the current mix of loans may not be indicative of the ongoing portfolio mix. We will attempt to maintain a relatively diversified loan portfolio to help reduce the risk inherent in concentration of collateral.


MATURITIES AND SENSITIVITY OF LOANS TO CHANGES IN INTEREST RATES

     The information in the following tables is based on the contractual maturities of individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of these loans is subject to review and credit approval, as well as modification of terms upon their maturity. Actual repayments of loans may differ from maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties. The following tables summarize loan maturities, by type, and related interest rate characteristics:

                                                         AS OF JUNE 30, 1999
                                     -----------------------------------------------------------
                                      ONE YEAR       AFTER ONE BUT        AFTER
                                      OR LESS      WITHIN FIVE YEARS    FIVE YEARS      TOTAL
                                     ----------    -----------------    ----------    ----------
Commercial, Lease & Agricultural...  $  916,272       $  927,435         $     --     $1,843,707
Real Estate -- individual..........     812,173          334,318          349,969      1,496,460
Real Estate -- other...............     448,020          297,574           97,800        843,394
Consumer Loans.....................   1,144,982          290,802               --      1,435,784
                                     ----------       ----------         --------     ----------
  Total............................  $3,321,447       $1,850,129         $447,769     $5,619,345
                                     ==========       ==========         ========     ==========
Loans maturing after one year with:
  Fixed Interest Rates.............                   $  903,715
  Floating Interest Rates..........                   $1,394,183

                                                      AS OF DECEMBER 31, 1999
                                    -----------------------------------------------------------
                                     ONE YEAR       AFTER ONE BUT        AFTER
                                     OR LESS      WITHIN FIVE YEARS    FIVE YEARS      TOTAL
                                    ----------    -----------------    ----------    ----------
Commercial, Lease &
  Agricultural....................  $  684,209       $1,436,855        $  548,601    $2,669,664
Real Estate -- individual.........      49,000          717,682           833,836     1,600,518
Real Estate -- other..............     542,554        1,188,982           375,454     2,106,990
Consumer Loans....................   2,044,071          527,779           184,789     2,756,639
                                    ----------       ----------        ----------    ----------
  Total...........................  $3,319,834       $3,871,297        $1,942,679    $9,133,811
                                    ==========       ==========        ==========    ==========
Loans maturing after one year
  with:
  Fixed Interest Rates............                   $4,939,768
  Floating Interest Rates.........                   $  873,208


PROVISION AND ALLOWANCE FOR LOAN LOSSES

     We have developed policies and procedures for evaluating the overall quality of our credit portfolio and the timely identification of potential credit problems. Additions to the allowance for loan losses will be made periodically to maintain the allowance at an appropriate level based on our analysis of the potential risk in the loan portfolio.


     On June 30, 1999, our allowance for loan losses was $56,250 or 1.14% of $4,937,752 in loans receivable (net of loans held for sale). On December 31, 1999, our allowance for loan losses was $123,750 or 1.36% of $9,067,793 in loans receivable (net of loans held for sale). Our Bank has not charged off any loans since commencing operations. The provision for loan losses was established primarily as a result of our assessment of general loan loss risk as our Bank recorded its first loans.


     The following tables summarize our Bank's loan loss experience and the allowance for possible loan losses:


                                                       FOR THE YEAR ENDED    SIX MONTHS ENDED
                                                         JUNE 30, 1999       DECEMBER 31, 1999
                                                       ------------------    -----------------
Balance at Beginning of Period.......................       $    --              $ 56,250
Charge-offs..........................................            --                    --
Recoveries...........................................            --                    --
Net Charge Offs......................................            --                    --
Additions charged to operations......................        56,250                67,500
                                                            -------              --------
Balance at End of Period.............................       $56,250              $123,750
                                                            =======              ========

     The allowance for loan losses was allocated as follows:


                                        FOR THE YEAR ENDED           FOR THE SIX MONTHS ENDED
                                           JUNE 30, 1999                DECEMBER 31, 1999
                                    ---------------------------    ----------------------------
                                               PERCENT OF LOANS                PERCENT OF LOANS
                                               IN EACH CATEGORY                IN EACH CATEGORY
                                    AMOUNT      TO TOTAL LOANS      AMOUNT      TO TOTAL LOANS
                                    -------    ----------------    --------    ----------------
Commercial Lease & Agricultural...  $13,310          32.81%        $ 19,105          29.22%
Real Estate -- individual.........   10,974          26.63%          11,669          17.52%
Real Estate -- other..............    5,288          15.01%          13,041          23.07%
Consumer Loans....................    5,808          25.55%          11,164          30.19%
Unallocated.......................   20,870             --           68,771             --
                                    -------         ------         --------         ------
Total.............................  $56,250         100.00%        $123,750         100.00%
                                    =======         ======         ========         ======


INVESTMENT PORTFOLIO

     At June 30, 1999, our investment securities portfolio represented approximately 8.42% of our earning assets of $8,897,899. We held investments in U.S. Government agency securities with a fair market value of $745,119 and an amortized cost of $749,286, for an unrealized loss of $2,500, net of income taxes. We also held investments in stock of the Federal Home Loan Bank in the amount of $16,400.


     At December 31, 1999, our investment securities portfolio represented approximately 29% of our earning assets of $15,663,068. We held securities available for sale with a fair market value of $4,465,492 and an amortized cost of $4,512,125, for an unrealized loss of $46,633. We also held investments in stock of the Federal Home Loan Bank in the amount of $21,300.


     Contractual maturities and yields on our investments (all available for sale) are summarized in the following table. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                             OVER ONE
                          WITHIN            BUT WITHIN           OVER FIVE
                         ONE YEAR   YIELD   FIVE YEARS   YIELD     YEARS     YIELD     TOTAL      YIELD
                         --------   -----   ----------   -----   ---------   -----   ----------   -----
As of June 30, 1999:
  US Government
     Agencies..........        --     --    $  549,286   6.12%   $200,000    7.04%   $  749,286   6.36%
As of December 31,
  1999:
  US Government
     Agencies..........        --     --    $3,276,324   6.59%   $691,637    7.13%   $3,968,161   6.68%
  Corporate Bonds......  $497,331   5.75%           --     --          --      --    $  497,331   5.75%
                         --------   ----    ----------   ----    --------    ----    ----------   ----
  Total................  $497,331   5.75%   $3,276,324   6.59%   $691,837    7.13%   $4,465,492   6.58%



     Short-term investments in the amount of $2,533,236 at June 30, 1999 and $2,159,781 at December 31, 1999 comprised a significant portion of total earning assets. These funds were invested in Federal funds sold on an overnight basis. As our Bank continues to grow, we expect a shift from primarily overnight investments into the loan portfolio and, to a lesser extent, into the investment securities portfolio.

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES


     As of June 30 and December 31, 1999, deposits were the only component of interest-bearing liabilities. Average total deposits were $1,156,326 and average interest-bearing deposits were $901,088 for the year ended June 30, 1999, on an annualized basis. The following tables summarize deposits by category.


                                                            AS OF JUNE 30, 1999
                                       -------------------------------------------------------------
                                                                              PERCENTAGE
                                                    PERCENTAGE                 OF TOTAL
                                         ENDING      OF TOTAL     AVERAGE      AVERAGE     EFFECTIVE
                                        BALANCE      DEPOSITS     BALANCE      DEPOSITS      COST
                                       ----------   ----------   ----------   ----------   ---------
Demand Deposit.......................  $  998,017      16.20%    $  255,512      22.20%        --
Now..................................     127,387       2.10%        52,395       4.50%      2.46%
Savings..............................   3,244,444      52.60%       375,076      32.40%      3.55%
Time Accounts less than $100,000.....   1,379,249      22.50%       336,573      29.20%      5.30%
Time Accounts of $100,000 or more....     400,000       6.60%       135,342      11.70%      5.45%
                                       ----------     ------     ----------     ------       ----
Total Deposits.......................  $6,149,097     100.00%    $1,154,898     100.00%
                                       ==========     ======     ==========     ======


                                                         AS OF DECEMBER 31, 1999
                                      --------------------------------------------------------------
                                                                              PERCENTAGE
                                                   PERCENTAGE                  OF TOTAL
                                        ENDING      OF TOTAL      AVERAGE      AVERAGE     EFFECTIVE
                                       BALANCE      DEPOSITS      BALANCE      DEPOSITS      COST
                                      ----------   ----------   -----------   ----------   ---------
Demand Deposit......................  $2,205,378      16.79%    $ 1,191,094      11.77%      0.00%
Now.................................     292,342       2.23%        238,972       2.36%      2.59%
Savings.............................   4,674,284      35.58%      4,842,436      47.84%      3.72%
Time Accounts less than $100,000....  $2,970,922      22.61%      2,476,489      24.47%      5.72%
Time Accounts of $100,000 or more...   2,995,462      22.80%      1,372,655      13.56%      6.09%
                                      ----------     ------     -----------     ------       ----
Total Deposits......................  $13,138,387    100.00%    $10,121,646     100.00%
                                      ==========     ======     ===========     ======



     Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for our loan portfolio and other earning assets. Our core deposits were $5,749,097 at June 30, 1999 and $10,142,925 at December 31, 1999. Our loan to deposit ratio was 90% at June 30, 1999 and 69% at December 31, 1999. The maturity distribution of our time deposits is as follows:


                                                   OVER 3       OVER 6
                                       3 MONTHS   MONTHS TO   MONTHS TO    OVER 12
                                       OR LESS    6 MONTHS    12 MONTHS     MONTHS      TOTAL
                                       --------   ---------   ----------   --------   ----------
As of June 30, 1999:
  Time Accounts less than $100,000...  $ 30,000   $133,787    $  866,625   $348,837   $1,379,249
  Time Accounts of $100,000 or
     more............................        --         --       400,000         --      400,000
                                       --------   --------    ----------   --------   ----------
     Total...........................  $ 30,000   $133,787    $1,266,625   $348,837   $1,779,249
                                       ========   ========    ==========   ========   ==========

                                                  OVER 3       OVER 6
                                     3 MONTHS   MONTHS TO    MONTHS TO    OVER 12
                                     OR LESS     6 MONTHS    12 MONTHS     MONTHS      TOTAL
                                     --------   ----------   ----------   --------   ----------
As of December 31, 1999:
  Time Accounts less than
     $100,000......................  $109,974   $1,118,337   $  886,663   $857,034   $2,972,008
  Time Accounts of $100,000 or
     more..........................   395,462      500,000    2,000,000    100,000    2,995,462
                                     --------   ----------   ----------   --------   ----------
     Total.........................  $505,436   $1,618,337   $2,886,663   $957,034   $5,967,470
                                     ========   ==========   ==========   ========   ==========


RETURN ON EQUITY AND ASSETS

     The following table summarizes our return (loss) on average assets (net loss divided by average total assets), return on average equity (net loss divided by average equity), and equity to assets ratio (average equity divided by average total assets). Since inception, we have not paid any cash dividends. The payment of dividends by our Bank is subject to limitations imposed by law and governmental regulations.


                                                         FOR THE               FOR THE
                                                       YEAR ENDED            SIX MONTHS
                                                      JUNE 30, 1999    ENDED DECEMBER 31, 1999
                                                      -------------    -----------------------
Return (loss) on average assets.....................     (22.61)%               (6.36)%
Return (loss) on average equity.....................     (69.87)%              (22.82)%
                                                         ------                ------
Equity to assets ratio..............................      35.53%                27.80%


SHORT TERM BORROWINGS


     We had no short-term borrowings during fiscal year 1999. During the quarter ended December 31, 1999, we borrowed $425,000 from the Federal Home Loan Bank due October 18, 2000 bearing interest at an annual rate of 5.85%.


CAPITAL ADEQUACY

     There are now two primary measures of capital adequacy for banks and banking holding companies: (i) risk-based capital guidelines and (ii) leverage ratio.

     The risk based capital guidelines measure the amount of a bank's required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. Under the risk-based capital guidelines, capital is divided into two "tiers." "Tier 1 capital" consists of common stockholders' equity, qualifying preferred stock, and minority interests in the equity accounts of consolidated subsidiaries, less certain items such as goodwill and certain other intangible assets. Tier 2 capital consists of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, preferred stock that does not qualify as Tier 1 capital, and a limited amount of the allowance for credit losses. Banks are required to maintain a minimum risk-based capital ratio of 8.0% with at least 4.0% consisting of Tier 1 capital.

     The second measure of capital adequacy relates to the leverage ratio. The Federal Deposit Insurance Corporation has established a 3.0% minimum leverage ratio requirement. Note that the leverage ratio is computed by dividing Tier 1 capital into average assets. For all except the highest rated banks, the minimum leverage ratio should be 3.0% plus an additional cushion of at least 1 to 2 percent, depending upon risk profiles and other factors.

     The Federal Reserve Board and the FDIC rules add a measure of interest rate risk to the determination of supervisory capital adequacy. In connection with this rule, the agencies have adopted a measurement process to measure interest rate risk. Under this rule, all items reported on the balance sheet, as well as off-balance sheet items, are reported according to maturity, re-pricing dates and cash flow characteristics. A bank's weighted position is used in assessing capital adequacy. The objective of this complex rule is to determine the sensitivity of banks to various rising and declining interest rate scenarios.

     The Federal Deposit Insurance Corporation Improvement Act ("FDICIA"), as well as other requirements, established five capital tiers: well-capitalized, adequately capitalized, under capitalized, significantly under capitalized, and critically under capitalized. A depository institution's capital tier depends on its capital levels in relation to various relevant capital measures and certain other factors. Depository institutions that are not classified as well capitalized are subject to various restrictions regarding capital distributions, payment of management fees, acceptance of brokered deposits and other operating activities.


     The tables below illustrate our regulatory capital (in thousands) and ratios:



                                                                                   TO BE WELL
                                                                                  CAPITALIZED
                                                                FOR CAPITAL       UNDER PROMPT
                                                                 ADEQUACY          CORRECTIVE
                                                ACTUAL           PURPOSES       ACTION PROVISION
                                           ----------------   ---------------   ----------------
                                           AMOUNT   PERCENT   AMOUNT  PERCENT   AMOUNT   PERCENT
                                           ------   -------   ------  -------   ------   -------
As of June 30, 1999:
  Tier II Capital (to Risk Weighted
     Assets).............................  $2,785    44.20%     $504   8.00%    $ 630     10.00%
  Tier I Capital (to Risk Weighted
     Assets).............................  $2,729    43.30%     $252   4.00%    $ 378      6.00%
  Leverage Ratio Tier I Capital (to
     Average Assets).....................  $2,729    36.50%     $299   4.00%    $ 374      5.00%
As of December 31, 1999:
  Total Capital (to Risk Weighted
     Assets).............................  $2,665     24.0%     $888    8.0%    $1,109     10.0%
  Tier I Capital (to Risk Weighted
     Assets).............................  $2,541     22.9%     $444    4.0%    $ 666       6.0%
  Tier I Capital (to Average Assets).....  $2,541     19.6%     $519    4.0%    $ 648       5.0%



     At December 31, 1999, our Bank is classified as well-capitalized and is in compliance with all regulatory capital requirements. Management anticipates our Bank will continue to be classified as well-capitalized.



     As of December 31, 1999, there were no significant commitments outstanding for capital expenditures.


IMPACT OF INFLATION AND CHANGING PRICES

     The effect of relative purchasing power over time due to inflation has not been taken into effect in our financial statements. Rather, the statements have been prepared on an historical cost basis in accordance with generally accepted accounting principles.

     Since most of the assets and liabilities of a financial institution are monetary in nature, the effect of changes in interest rates will have a more significant impact on our performance than will the effect of changing prices and inflation in general. Interest rates may generally increase as the rate of inflation increases, although not necessarily in the same magnitude.

ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). This statement establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. Retroactive application to financial statements of prior periods is not required. We do not currently have any derivative instruments nor are we involved in hedging activities.

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5, "Reporting on the Cost of Start-up Activities" ("SOP 98-5"), which requires costs of start-up activities and organization costs to be expenses as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998, with earlier application encouraged. We elected to adopt SOP 98-5 early for the year ended June 30, 1999 and as a result, recognized approximately $248,000 in our 1999 consolidated statement of loss which under previous accounting policies would have been amortized over 60 months.

INDUSTRY DEVELOPMENTS

     The recent adoption of the Gramm-Leach-Bliley Act, commonly referred to as the "New Financial Modernization Legislation" may present new opportunities to us by allowing us to provide non-traditional banking services such as insurance and securities brokerage services. See "Supervision and Regulation."

     From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. We cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect us.

YEAR 2000

     Like many financial institutions, we rely on computers to conduct our business and information systems processing. Industry experts were concerned that on January 1, 2000, some computers might not be able to interpret the new year properly, causing computer malfunctions. Some banking industry experts remain concerned that some computers may not be able to interpret additional dates in the year 2000 properly. We have operated and evaluated our computer operating systems following January 1, 2000 and have not identified any errors or experienced any computer system malfunctions. We will continue to monitor our information systems to assess whether our systems are at risk of misinterpreting any future dates and will develop appropriate contingency plans to prevent any potential system malfunction or correct any system failures. We have surveyed our key customers to determine their exposure to the year 2000 issue and, based upon our key customers' reports, we believe we will not have any material exposure to our loan portfolio as a result of the year 2000 issue.

                         NORTHERN STAR FINANCIAL, INC.

                                    BUSINESS

     Our operating subsidiary is a community bank providing a broad range of commercial and retail banking services designed to meet the borrowing and depository needs of small and medium sized businesses and consumers in the communities we serve. We offer a full range of deposit accounts that are typically available from most banks and savings associations, including checking accounts, commercial accounts, savings accounts and other time deposit accounts. We provide a range of lending services including commercial, real estate and consumer loans to individuals, small or medium-sized businesses and professional associations.

     We believe that these businesses and individuals in our market area are under-served by the larger regional and national lending institutions that have acquired local banking and savings institutions. As a community bank, we seek to provide our banking customers with the technological and staff support that today's market requires, and make available a broad range of products while providing personalized service. We are managed by individuals who have lived and worked in our market for many years and believe that we can leverage the experience of our management to grow our business. By combining support with the products and services our customers require and our local management and personalized service, we seek to foster a business that enables us to effectively compete in our market with other financial institutions of all sizes.

STRATEGY

     We believe that rewarding business opportunities exist in the community banking business. The acquisition and consolidation of many community banks by large national and regional banks has diminished or eliminated the presence of community banks from many rural and suburban communities. We believe that there is a need and support for locally operated and managed community banks in many of these communities.

     Our plan is to grow our community banking business through acquisition and branching, and diversify our revenue sources by providing other traditional and non-traditional financial services. We intend to diversify and grow our community banking business by expanding our geographic presence in and outside the State of Minnesota. In connection with our geographic expansion, we intend to expand and diversify our balance sheet to be able to provide a greater level of commercial and agricultural lending and other financial services.

     We intend to grow our community banking business while maintaining the critical components we believe support successful community banking. We intend to operate each of our affiliated community banks using local management and board of directors. We intend to rely on each local community bank's management and board of directors to determine the best interests of the community bank within their particular community and each bank will have authority to make all decisions affecting credit, pricing and the market of bank service. We believe the strength and success of a community bank rests, in large part, in the customer's ability to put a human face and touch to their bank service provider. As we increase our number of affiliated community banks, we intend to develop and implement a technology integration strategy to integrate and improve our and our affiliate banks' information management systems and enhance customer service.

     We intend to diversify and expand our business to provide traditional and non-traditional banking services. The recent adoption of the Gramm-Leach-Bliley Act, commonly referred to as the "New Financial Modernization Legislation" may present new opportunities to us by allowing us to provide non-traditional banking services such as insurance and securities brokerage services. See "Supervision and Regulation." We intend to explore our expansion, through acquisition, internal development and the use of strategic alliances with third parties, into non-community banking services.

PRODUCTS AND SERVICES

     We provide a wide variety of commercial and consumer lending and deposit services. We offer these traditional banking products and services to our customers through our loan representatives at our banking office.

     DEPOSITS. Deposits are our principal source of funds. We offer a full range of deposit products that are typically available in most banks and savings associations, including checking accounts, commercial accounts, tiered money market and savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit and sweep accounts. We attempt to offer transaction accounts and time certificates at rates competitive to those offered in the Mankato area. In addition, we offer certain retirement account services and Individual Retirement Accounts (IRAs).

     LENDING ACTIVITIES. We emphasize a range of lending services, including commercial, real estate, and consumer loans, to individuals and small to medium-sized businesses and professional concerns that are located in or conduct a substantial portion of their business in our market area.

     We offer a variety of commercial, lease and agricultural loans. Equipment loans are typically for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment and with a loan-to-value ratio of 80% or less. Working capital loans typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory, or personal guarantees of the principal owners of the business. For loans secured by accounts receivable or inventory, the principal amount of a loan will typically be repaid as the assets securing the loan are converted into cash, and in other cases, the principal amount of a loan will typically be due at maturity.

     Our Bank also grants a variety of real estate loans secured by first or second mortgages. These loans generally consist of commercial real estate loans, construction and development loans, and residential real estate loans (home equity loans are included as they are classified as consumer loans). The underwriting criteria for home equity loans and lines of credit will generally be the same as the criteria used when making a first mortgage loan. Home equity lines of credit typically expire ten years or sooner after origination. Loan terms generally are limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, and will more likely be fixed in the case of short-term loans. We attempt to reduce our credit risk in our commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. In addition, we often review the personal financial statements of the principal owners and require personal guarantees of the principal owners of the collateral property.

     In addition we provide a variety of consumer loans to individuals for personal and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit, and revolving lines of credit such as credit cards. These consumer loans typically carry balances of less than $25,000 and, in the case of non-revolving loans, are amortized over a period not to exceed 60 months. Ninety-day term loans typically bear interest at a fixed rate. The revolving loans typically bear interest at a fixed rate and require monthly payments of interest and a portion of the principal balance.

     Our loan approval policies provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer's lending authority, the loan request is considered and approved, if appropriate, by one of our designated senior loan officers. We have established a directors' loan committee that has lending limits, and any loan in excess of this lending limit must be approved by the directors' loan committee. We do not make any loans to any of our directors, officers, or employees, unless the loan is approved by our Bank's board of directors and is made on terms not more favorable to such person than would be available to a person not affiliated with us.

     Our lending activities are subject to a variety of lending limits imposed by federal law. While differing lending limits apply in certain circumstances based on the type of loan or the nature of the borrower (including the borrower's relationship to our Bank), in general, our Bank is subject to a loan-to-one-borrower limit. Since the enactment of the FIRREA in 1989, we generally may not make loans to one borrower and related entities in an amount which exceeds 15% of our unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities. Unless we are able to sell participations in our loans to other financial institutions, we will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits.

     OTHER BANKING SERVICES. We provide a variety of other services, including cash management services, safe deposit boxes, traveler's checks, and direct deposit of payroll and social security checks. We offer telephone banking and we intend to provide in the future automatic drafts for various accounts. We are associated with a shared network of automated teller machines that may be used by our customers throughout Minnesota and other regions and permit customers to access their funds 24 hours a day from locations outside our primary market area. We also offer MasterCard and VISA credit card services through a correspondent bank as an agent for our Bank.

     We entered into a joint venture in July 1999 with First Federal to form Homeland Mortgage Company, LLC. Homeland was established to serve as a mortgage servicer and originator. Under the terms of the joint venture agreement, we acquired a 49% equity interest in Homeland.

LOCATIONS AND SERVICE AREA

     Our principal market area is the Minnesota counties of Blue Earth and Nicollet, which includes the communities of Mankato, North Mankato, LeHiller, Eagle Lake and Skyline, Minnesota, from which we expect to draw a significant portion of our business. Approximately 85,000 people reside in our principal market area. The 1997 median household income of residents living in our principal market area was approximately $43,000.

MARKETING FOCUS

     Local bank branches of large regional banks and a limited number of small community banks provide the majority of the banking services within our principal market area. We believe there is a need for a locally operated and managed community bank and that we can successfully fill this need. We focus our marketing efforts on attracting and servicing small to medium-sized businesses and individuals. We have utilized, or plan to utilize in the future, newspaper, radio and billboard advertising in our principal market area to promote our products and services and intend to continue to emphasize the customer benefits of our local management and ownership, our community focus, our commitment to providing personalized customer service and our competitive products and services.

COMPETITION

     Our business is highly competitive. We compete with community and national banks, credit unions, thrifts, and non-financial institutions such as insurance companies and investment banks. Currently, our principal market area, the two Minnesota counties of Blue Earth and Nicollet, are served by approximately 40 offices of 21 different banks, two federal savings banks and five credit unions. The Mankato and North Mankato communities are served by four locally chartered commercial banks. During 1999 two of the four bank charters were acquired and a savings bank charter was converted to a commercial bank charter and relocated. Banks and credit unions located outside of the counties of Blue Earth and Nicollet also compete with us. Most, if not all, of our competitors have substantially greater financial resources than us. We believe our competitive strength will lie in providing long-term, relationship-oriented banking services by management and employees with strong ties to the Mankato area. We attempt to target all residents of our principal market area, especially local businesses and homeowners.

EMPLOYEES


     As of December 31, 1999, our Bank had 8 full-time employees and one part-time employee. Northern Star Financial has only one employee, Thomas Stienessen, who is also the President and Chief Executive Officer of our Bank. Our Bank's employees are not represented by a collective bargaining agreement.


PROPERTIES

     Our headquarters and our Bank's office is located at 1650 Madison Avenue, Mankato, Minnesota. We have entered into a 10 year lease agreement to rent approximately 5,000 square feet. Pursuant to the lease agreement, we pay monthly rent of approximately $6,042 during the first three years of the lease, $6,250 a month for the next three years, and $6,458 per month for the last four years of the lease term. We have the option to extend the lease term for two consecutive five year periods with a right of first refusal on any additional space that becomes available. Our Bank's office includes a teller line with three tellers, two platform positions, a drive-through window and executive and administrative offices.

LEGAL PROCEEDINGS

     There are no material litigation or other legal proceedings pending against us or any of our property.

                         NORTHERN STAR FINANCIAL, INC.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table lists our directors and executive officers and the senior officers of our Bank. Our directors also serve as directors of our Bank.


NAME                                      AGE                    POSITION
----                                      ---    ----------------------------------------
Thomas P. Stienessen....................  54     Chief Executive Officer, President and
                                                 Class II Director
Robert H. Dittrich......................  62     Class II Director
Dean M. Doyscher(1).....................  55     Class III Director
Frank L. Gazzola(1).....................  71     Chief Financial Officer, Treasurer,
                                                 Secretary and a Class II Director
Steven A. Loehr.........................  50     Class I Director
Michael P. Reynolds(1)..................  57     Class I Director
Thomas J. Reynolds(1)...................  62     Class III Director


-------------------------

(1) Member of the Compensation and Audit Committees of the Board of Directors.

     THOMAS P. STIENESSEN, has been Chief Executive Officer, President and a Class II director since our formation. He also serves as Chief Executive Officer of our Bank. Prior to forming Northern Star Financial, Mr. Stienessen served as Chief Executive Officer and President of SGL, Inc., a holding company for the Family Bank, where Mr. Stienessen served as Chairman, Chief Executive Officer, President and a Director as well as a member of the Executive and Operating Committees since January 1991. Mr. Stienessen has more than 25 years of experience in banking and in mortgage banking, including consumer, residential, construction, commercial and commercial real estate lending. Mr. Stienessen's experience includes bank marketing, branch management, branch operations, accounting, planning and budgeting, underwriting and correspondent banking and lending. Previous banking experiences include positions as Senior Vice President of TCF Mortgage Corporation and Vice President and Regional Manager of TCF Bank.

     ROBERT H. DITTRICH has been a Class II director of Northern Star Financial since March 1999. Mr. Dittrich has been involved in banking as an owner and director since 1972. Mr. Dittrich is currently the owner and Chairman of American Community Banks and Insurance Agencies in Sleepy Eye, Medford and Chanhassen, Minnesota. Mr. Dittrich is also the owner of Dittrich Specialties of New Ulm and Inver Grove Heights, Minnesota, and Midwest Commodities Brokers and Traders, Inc. in New Ulm, Minnesota.

     DEAN M. DOYSCHER has been a Class III director of Northern Star Financial since its formation. Mr. Doyscher has served as President of Security Management and Realty, Inc. since 1978. Security Management and Realty, Inc. owns and manages commercial property throughout all of rural Minnesota including rural housing projects in over 55 Minnesota cities. Mr. Doyscher attended Mankato State University where he earned both undergraduate and graduate degrees in Urban and Regional Planning. Mr. Doyscher was employed as the Deputy Director of the Model Cities Program for Lewiston, Maine before becoming the Director of Planning for the City of Mankato and Blue Earth County in 1972. During 1973-1976 Mr. Doyscher served as the first Executive Director of the Region Nine Development Commission serving nine counties in South Central Minnesota. Prior to forming his own management and realty company in 1988, Mr. Doyscher served from 1976-1988 as a consultant with Professional Planning and Development, providing rural Minnesota cities with tax increment financing, economic development, zoning and housing plans. Professional Planning and Development was named Minnesota's Economic Developer of the Year in 1988. Mr. Doyscher's other relevant experience includes service as President, Minnesota Planning Association; Director, Minnesota Council for Affordable and Rural Housing; and past member of the Board of Directors, Mid-America, Bank South.

     FRANK L. GAZZOLA has been Chief Financial Officer, Treasurer, Secretary and a Class II director of Northern Star Financial since its formation. Mr. Gazzola has served as President of Frank L. Gazzola, Chartered, Certified Public Accountants since 1987. Mr. Gazzola has been engaged in public accounting for over 25 years, for most of that time as the founder and managing partner of one of Southern Minnesota's largest CPA firms. Mr. Gazzola was a founder of SGL, Inc., a holding company for the Family Bank and served as an officer and director until April 1998. He has served on the boards of numerous civic, commercial and financial enterprises including Mankato District 77 School Board and as a Director and Treasurer of American Western Corporation, a manufacturer of extruded plastic products. Mr. Gazzola attended Columbia University, the University of Minnesota, and Mankato State University from which he received a B.S. in Business Administration.

     STEVEN A. LOEHR has been a Class I director of Northern Star Financial since March 1999. Mr. Loehr had served as President of Homeland Mortgage, LLC, a mortgage banker, from July 1999 through December 31, 1999. From February 1992 to September 1998 he served as Senior Vice President of Voyager Bank.

     MICHAEL P. REYNOLDS has been a Class I director of Northern Star Financial since its formation. Mr. Reynolds has served as Vice-President of Reynolds Welding Supply Company in Mankato, Minnesota and Welders Supply Company in Wilmar, Minnesota since 1963. Reynolds Welding Supply Company is engaged in the sale of industrial gases and welding supplies and operates in three states. Mr. Reynolds has been involved in many fund raising efforts for the Mankato State University Athletic Department. He previously served as volunteer for the Mankato United Way and is a past president of the Mankato Golf Club. Mr. Reynolds is the brother of Thomas Reynolds.

     THOMAS J. REYNOLDS has been a Class III director of Northern Star Financial since its formation. Mr. Reynolds is a Mankato native and has served as President of Welders Supply Company and Reynolds Welding Supply since 1952. Mr. Reynolds served on the Board of Directors for the National Bank of Commerce, presently called Mid-America Bank, for six years from 1984 to 1990. Mr. Reynolds is the brother of Michael Reynolds.

     The number of directors is determined by the shareholders at their annual meeting, subject to the right of the shareholders to change such number between annual meetings and the right of the Board to increase such number between annual meetings. The Board of Directors consists of three classes of directors:
Class I who hold office until the 2002 Annual Shareholders Meeting, Class II who hold office until the 2000 Annual Shareholders Meeting and Class III who hold office until the 2001 Annual Shareholders Meeting, or in all cases until their successors are elected. Executive officers are appointed by and serve at the discretion of the Board of Directors. The Board of Directors has a Compensation Committee which provides recommendations concerning salaries and other compensation to be paid to executive officers and administers our employee stock plans and an Audit Committee which is responsible for reviewing our audit process.

                         NORTHERN STAR FINANCIAL, INC.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

DIRECTOR COMPENSATION

     Directors currently receive directors' fees in the amount of $1,000 per year plus $500 for each Board or Committee meeting attended. In addition, under our 1998 Equity Incentive Plan, persons who were nonemployee directors at the time of adoption of the Plan or who are subsequently elected to the Board of Directors are automatically granted a nonqualified option to purchase 3,000 shares of common stock at fair market value. Each nonemployee director who is re-elected as a director or whose term of office continues after a meeting at which directors are elected is automatically granted an option to purchase 3,000 shares of common stock at fair market value. During fiscal 1999, each current director except Mr. Stienessen received an option to purchase 3,000 shares at $10 per share pursuant to the Plan.

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid to the Chief Executive Officer since our formation. No other executive officer received total salary and bonus compensation in excess of $100,000 for fiscal 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                     ANNUAL COMPENSATION        COMPENSATION
                                                   -----------------------   ------------------
                                                                                 SECURITIES
                                                           SALARY    BONUS   UNDERLYING OPTIONS
NAME AND PRINCIPAL POSITION                        YEAR    ($)(1)     ($)      (# OF SHARES)
---------------------------                        ----   --------   -----   ------------------
Thomas P. Stienessen.............................  1999   $100,000    --           9,400
  Chief Executive Officer and                      1998         --    --              --
  President of Northern Star
  Financial & Northern Star Bank

-------------------------

(1) Compensation to Mr. Stienessen is paid by Northern Star Bank, our wholly-owned subsidiary.

EMPLOYMENT AGREEMENT

     We have entered into a three-year employment agreement with Thomas P. Stienessen pursuant to which Mr. Stienessen will serve as the President and Chief Executive Officer of our Bank. During the term of the agreement, Mr. Stienessen will be paid an annual salary determined by the Board (currently $100,000) and is eligible to participate in discretionary bonuses that may be authorized by the Board of Directors to senior management of our Bank. Mr. Stienessen will be eligible to participate in any management incentive program of our Bank or any long-term equity incentive program and will be eligible for grants of stock options and other awards thereunder. Additionally, Mr. Stienessen will participate in any retirement, welfare and other benefit programs established by our Bank and is entitled to a life insurance policy and an accident liability policy and reimbursement for automobile expenses, club dues, and travel and business expenses. Furthermore, if in connection with a change of control of our Bank, Mr. Stienessen is terminated without cause or voluntarily quits because of certain specified reasons, he is entitled to a lump sum payment of 2.99 times his annual base salary.

OPTION/SAR GRANTS DURING 1999 FISCAL YEAR

     The following table sets forth options we have granted to the Chief Executive Officer during our last fiscal year ended June 30, 1999. We have not granted any stock appreciation rights.

                                 NUMBER OF      PERCENT OF TOTAL
                                 SECURITIES       OPTIONS/SARS
                                 UNDERLYING        GRANTED TO       EXERCISE OR
                                OPTIONS/SARS      EMPLOYEES IN      BASE PRICE       EXPIRATION
NAME                              GRANTED         FISCAL YEAR        ($/SHARE)          DATE
----                            ------------    ----------------    -----------    ---------------
Thomas P. Stienessen..........     6,400(1)           51.6%           $10.00           8/10/08
                                   3,000(2)           24.2%           $10.00          12/31/08

-------------------------

(1) Such option was exercisable immediately on the date of grant.

(2) Such option is exercisable in three equal annual installments of 1,000 shares each commencing December 31, 1999.

AGGREGATED OPTION/SAR EXERCISES DURING 1999 FISCAL YEAR
AND FISCAL YEAR END OPTION/SAR VALUES

     No options were exercised by the Chief Executive Officer during fiscal 1999. The following table provides information related to the number and value of options held at fiscal year end by the Chief Executive Officer:

                                          NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                         UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                       OPTIONS AT FISCAL YEAR END        AT FISCAL YEAR END(1)
                                       --------------------------        ---------------------
NAME                                  EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                  -----------    -------------    -----------    -------------
Thomas P. Stienessen................     6,400           3,000            --              --

-------------------------

(1) Value of exercisable/unexercisable in-the-money options is equal to the difference between the fair market value of the common stock at fiscal year end and the option exercise price per share multiplied by the number of shares subject to options. The closing bid price as of June 30, 1999, as quoted on the OTC Bulletin Board, was $10.00.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     Our wholly-owned subsidiary, Northern Star Bank, has entered into a 10-year lease agreement with Colonial Square Partners, Inc. to lease approximately 5,000 square feet of a 18,000 square foot single level, multi-tenant colonial style office building. Dean Doyscher, one of our directors and principal shareholders, is a partner of Colonial Square Partners, Inc. Our Bank invested approximately $204,000 for leasehold improvements, including the construction of walls, windows, and doors, paint, floor tile and carpet, electrical and a drive-through canopy. We obtained an independent appraisal of market rents in our Bank's proposed market. We believe that this transaction is on terms no less favorable to our Bank than could be obtained from an unaffiliated third party.

     Mr. Thomas Stienessen, our President and Chief Executive Officer, paid the organizational expenses of Northern Star Financial and Northern Star Bank until December 31, 1998, when the closing occurred on the minimum amount of our initial public offering. At that time we reimbursed Mr. Stienessen for such expenses in the amount of $72,981 from the proceeds of the offering.

     We believe that all prior transactions between us and our officers, directors or other affiliates were on terms no less favorable than could have been obtained from unaffiliated third parties on an arm's-length basis. All future transactions, loans and any forgiveness of loans, with directors, officers or stockholders holding more than 5% of our outstanding common stock, or affiliates of any such persons, will be made for bona fide business purposes, will be on terms no less favorable than could be obtained from an unaffiliated third party and will be approved by a majority of the independent outside directors who do not have an interest in the transactions and who have access, at our expense, to our independent legal counsel.

                         NORTHERN STAR FINANCIAL, INC.

             SHAREHOLDINGS OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT


     The following table provides information as of December 31, 1999, and as adjusted to reflect the sale of the minimum and maximum number of shares in this offering, concerning the beneficial ownership of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, by each executive officer named in the Summary Compensation Table, by each director, and by all of our directors and executive officers as a group. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the shares indicated.



                                                                                    PERCENTAGE OF
                                                              PERCENTAGE OF       OUTSTANDING SHARES
                                       NUMBER OF SHARES     OUTSTANDING SHARES    BENEFICIALLY OWNED
                                      BENEFICIALLY OWNED    BENEFICIALLY OWNED      AFTER OFFERING
                                         PRIOR TO THE          PRIOR TO THE       ------------------
NAME AND ADDRESS OF BENEFICIAL OWNED     OFFERING(1)             OFFERING         MINIMUM    MAXIMUM
------------------------------------  ------------------    ------------------    -------    -------
Frank L. Gazzola(2)(3)...........           43,400                  9.9%            4.6%       3.0%
Steven A. Loehr(2)(4)............           42,400                  9.7%            4.5%       3.0%
Thomas P. Stienessen(2)(5).......           41,400                  9.5%            4.4%       2.9%
Thomas J. Reynolds(2)(6).........           43,400                  9.9%            4.6%       3.0%
Robert H. Dittrich(2)(7).........           36,000                  8.4%            3.9%       2.5%
Dean M. Doyscher(2)(8)...........           35,000                  8.0%            3.7%       2.4%
Michael P. Reynolds(2)(9)........            6,200                  1.4%            0.7%       0.4%
Joyce Larson(10).................           50,000                 11.7%            5.4%       3.5%
Melvin Larson(10)................           50,000                 11.7%            5.4%       3.5%
Mesirow Financial Inc.(11).......           33,950                  8.0%            3.7%       2.4%
Catalytic Combustion Corp. 401(k)
  Plan(12).......................           30,000                  7.0%            3.2%       2.1%
Susan L. Baker(13)...............           30,000                  7.0%            3.2%       2.1%
All directors and executive officers
  as a group (7 persons)(14).....          247,800                 50.8%           25.1%      16.7%


-------------------------

 (1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them as of December 31, 1999, or within sixty days of such date are treated as outstanding only when determining the percent owned by such individual and when determining the percent owned by a group.


 (2) The address of each person is 1650 Madison Avenue, Mankato, Minnesota
     55401.


 (3) Includes 11,400 shares purchasable upon exercise of options presently exercisable or exercisable within 60 days of December 31, 1999.



 (4) Includes 10,400 shares purchasable upon exercise of options presently exercisable or exercisable within 60 days of December 31, 1999.



 (5) Includes 7,400 shares purchasable upon exercise of options presently exercisable or exercisable within 60 days of December 31, 1999. Mr. Stienessen shares voting and investment power over such shares with his wife.



 (6) Includes 11,400 shares purchasable upon exercise of options presently exercisable or exercisable within 60 days of December 31, 1999. Mr. Reynolds shares voting and investment power over such shares with his wife.



 (7) Includes 4,000 shares purchasable upon exercise of options presently exercisable or exercisable within 60 days of December 31, 1999.



 (8) Includes 10,000 shares purchasable upon exercise of options presently exercisable or exercisable within 60 days of December 31, 1999. Mr. Doyscher shares voting and investment power over such shares with his wife.

 (9) Includes 5,200 shares purchasable upon exercise of options presently exercisable or exercisable within 60 days of December 31, 1999.



(10) Includes 25,000 shares held by Melvin Larson and 25,000 shares held by Joyce Larson. The address of both Melvin and Joyce Larson is 5231 Agate Road, Upsala, Minnesota 56384.



(11) The owner's address is 350 North Clark, Chicago, Illinois 60610.



(12) The owner's address is 909 21st Avenue, Bloomer, Wisconsin 54724.



(13) The owner's address is 455 Grove Street, Upper Montclair, New Jersey,
     07043.



(14) Includes 58,800 shares purchasable upon exercise of options presently exercisable or exercisable within 60 days of December 31, 1999.

                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with First Federal's consolidated financial statements and the related notes for the fiscal years ended September 30, 1998 and 1999, included elsewhere in this prospectus. First Federal's consolidated financial statements include First Federal Holding Company of Morris, Inc. and First Federal Savings Bank ("Savings Bank"), its wholly-owned subsidiary bank, as well as West Central Investments, Inc., which is a wholly-owned subsidiary of the Savings Bank and Homeland Mortgage, LLC ("Homeland").

OVERVIEW

     First Federal Holding Company of Morris, Inc. ("First Federal") is a savings and loan holding company that was incorporated in Minnesota on December 16, 1991. First Federal owns 90.29% of the common stock of the Savings Bank.

     The Savings Bank provides various financial services to communities of Morris, Benson and Breckenridge, Minnesota and the surrounding areas. These financial services include mortgage, commercial and consumer lending, and various deposit and savings plans. The Savings Bank is the sole shareholder of West Central Investments, Inc. ("Investments"), which provides investment and brokerage services through the three savings bank locations. The Savings Bank also holds 51% ownership interest in Homeland, which originates and services one to four family real estate mortgage loans through offices in Morris, Minnesota.


     During the period from September 30, 1997 to September 30, 1999, total assets grew approximate $2.3 million to $57,566,000, while total loans, net of reserves, similarly increased from $41,598,000 to $45,163,000. Total assets increased further during the first quarter of fiscal 2000, to $61,060,000, along with total loans, net of reserves, which grew 1.7%, to $45,943,000. During fiscal 1999, First Federal had net income of $369,000, compared with net income of $537,000 during fiscal 1998. Net income for the fiscal quarter ending December 31, 1999 was $21,000, compared with net income of $124,000 for the same period in the prior fiscal year. The decline in net income during fiscal 1999 and the first quarter of fiscal 2000 is the result of several factors: expenses associated with the conversion of the Savings Bank's data processing system, a nonqualified retirement plan for directors and officers, and operating losses at Homeland, particularly operating losses associated with Homeland's previous Edina, Minnesota office, which was closed on December 31, 1999.


RESULTS OF OPERATIONS

     First Federal's operating results depend primarily on its net interest income. Net interest income is determined by interest rate spread, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch in the maturing and repricing characteristics of interest-earning assets and interest-bearing liabilities. The interest rate spread is the difference between the yield earned on interest-bearing assets and the rates paid on interest-bearing liabilities. Operations are also affected by the establishment of provisions for loan losses and the level of other income, including service charges on deposit accounts and sold real estate loan fees, as well as other expenses and income tax provisions.

FISCAL YEAR ENDED SEPTEMBER 30, 1999


     First Federal reported net interest income of $2,134,000 for the fiscal year ended September 30, 1999. Net interest income before the provision for credit losses of $2,000 was earned for the period after incurring an interest expense of $2,203,000. Loan interest income of $3,936,000 represented the largest portion of our interest income, since First Federal had the largest portion of earning assets in its loan portfolio. The weighted average yields earned on interest-bearing assets of $53,279,000 were 8.14% for the period and the average rate paid on interest-bearing liabilities of $52,054,000 were 4.23% for the period. The interest rates spread (the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities) was 3.91%. This compares with 1998 weighted average yields of 8.15%, average rates paid of 4.42%, and an interest rate spread of 3.73%.

     The provision for loan losses was $527,000 at September 30, 1999, reflecting management's estimate of the amount necessary to adequately reflect possible loan losses. The allowance for credit losses as a percentage of year-end loans was 1.12%, which is approximately the same allowance percentage at September 30, 1998. Management's judgment as to the adequacy of the allowance is based upon an evaluation of the inherent risks in the loan portfolio, which management believes to be reasonable, but this may or may not prove to be accurate. Thus, there is no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that an additional increase in the loan loss allowance will not be required. First Federal had a total of $51,000 net bad debt recoveries in fiscal 1999, compared with net chargeoffs of $42,000 in fiscal year 1998.


     First Federal earned non-interest income of $536,000 for the period, representing loan origination fees and service charges on deposit accounts, a gain on sale of investments and gains on the sale of residential mortgage loans. As a percentage of average assets, non-interest income was 0.93% for the fiscal year ended September 30, 1999 and 0.91% for the fiscal year ended September 30, 1998.


     First Federal incurred non-interest expenses of $2,078,000 for fiscal year ended September 30, 1999, consisting of compensation and employee benefits of $1,203,000, occupancy expense and equipment costs of $218,000, federal deposit insurance premiums of $55,000 and other general and administrative costs of $602,000. As a percentage of average assets, non-interest expenses were 3.62% for the fiscal year ended September 30, 1999, compared with 3.16% for the fiscal year ended September 30, 1998.

     Net income for First Federal for the year ended September 30, 1999 was $369,000, compared with net income of $537,000 during fiscal year 1998, a reduction of 31%. The decline in net income during fiscal 1999 is the result of several factors: expenses associated with the conversion of the Savings Bank's data processing system, expenses associated with the implementation of a nonqualified retirement plan for directors and officers, and operating losses at Homeland, particularly operating losses associated with Homeland's recently closed Edina, Minnesota office.


     At September 30, 1999, First Federal had total assets of $57,566,000, which consisted of net loans of $45,163,000, loans held for sale of $1,516,000, mortgage-backed securities of $2,478,000, investment securities of $2,258,000 and cash and cash equivalents of $2,180,000. Non-interest earning assets of $3,971,000 consisted of total investment in premises and equipment of $752,000, cash surrender value of life insurance of $1,703,000 and other assets of $1,516,000. At September 30, 1999, First Federal had deposit liabilities of $48,484,000, FHLB advances at $2,598,000 and other borrowings of $1,002,000. Stockholder's equity at September 30, 1999 was $3,666,000, compared with stockholders' equity of $3,320,000 at September 30, 1998.



FIRST QUARTER ENDED DECEMBER 31, 1999



     First Federal reported net interest income of $521,000 for the fiscal quarter ended December 31, 1999, after incurring an interest expense of $559,000. Loan interest income of $996,000 again represented the largest portion of interest income. The weighted average yields earned on interest-bearing assets of $54,368,000 were 7.95% for the period and the average rates paid on interest-bearing liabilities of $53,883,000 were 4.15% for the period. The interest rates spread (the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities) was 3.80%. This compares with weighted average yields of 8.23% average rates paid of 4.38%, and an interest rate spread of 3.85% during the same period a year earlier.



     The provision for loan losses was $525,000 at December 31, 1999, reflecting management's estimate of the amount necessary to adequately reflect possible loan losses. The allowance for credit losses as a percentage of quarter end loans was 1.10%, which is approximately the same allowance percentage at December 31, 1998 and at September 30, 1999. Management's judgment as to the adequacy of the allowance is based upon an evaluation of the inherent risks in the loan portfolio, which management believes to be reasonable, but this may or may not prove to be accurate. Thus, there is no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that an additional increase in the loan loss allowance will not be required. First Federal had a total of $2,000 net bad debt charge-offs in the first quarter of fiscal 2000, compared with net recoveries of $47,000 in the first quarter of fiscal year 1999.



     First Federal earned non-interest income of $181,000 for the period, representing loan origination fees and service charges on deposit accounts, a gain in cash surrender value of life insurance and gains on the sale of residential mortgage loans. As a percentage of average assets, non-interest income was 0.3% for the fiscal quarter ended December 31, 1999 and 0.2% for the fiscal quarter ended December 31, 1998.



     First Federal incurred non-interest expenses of $708,000 for fiscal quarter ended December 31, 1999, including compensation and employee benefits of $367,000 occupancy expense and equipment costs of $64,000 and other general and administrative costs of $277,000. As a percentage of average assets, non-interest expenses were 1.2% for the fiscal quarter ended December 31, 1999, compared with 0.8% for the fiscal quarter ended December 31, 1998.



     Net income for First Federal for the fiscal quarter ended December 31, 1999 was $21,000, compared with net income of $125,000 during the fiscal quarter ended December 31, 1998, a reduction of 83%. The decline in net income during the fiscal quarter ended December 31, 1999 continued the decline in net income during the 1999 fiscal year and was the result of the same factors: expenses associated with the conversion of the Saving Bank's data processing system, expenses associated with the implementation of a nonqualified retirement plan for directors and officers, and operating losses at Homeland, particularly operating losses associated with Homeland's recently closed Edina, Minnesota office.



     At December 31, 1999, First Federal had total assets of $61,060,000, which consisted of net loans of $45,943,000, loans held for sale of $1,568,000, mortgage-backed securities of $2,267,000 investment securities of $2,823,000 and cash and cash equivalents of $4,297,000. Non-interest earning assets of $4,162,000 consisted of total investment in premises and equipment of $1,107,000, cash surrender value of life insurance of $1,724,000 and other assets of $1,331,000. At December 31, 1999, First Federal had deposit liabilities of $52,528,000. FHLB advances at $2,293,000 and other borrowings of $1,097,000. Stockholders' equity at December 31, 1999 was $3,674,000 compared with stockholders' equity of $3,439,000 at December 31, 1998.

AVERAGE BALANCE SHEET


     The following tables set forth certain information relating to First Federal's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented.



                                                                       FOR THE YEAR ENDED SEPTEMBER 30,
                                                          -----------------------------------------------------------
                                                                      1999                           1998
                                                          ----------------------------   ----------------------------
                                                                               AVERAGE                        AVERAGE
                                                          AVERAGE              YIELD/    AVERAGE              YIELD/
                                                          BALANCE   INTEREST    COST     BALANCE   INTEREST    COST
                                                          -------   --------   -------   -------   --------   -------
                                                                            (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans receivable......................................  $45,588    $3,936     8.63%    $42,869    $3,843     8.96%
  Mortgage-backed securities............................    3,369       219     6.50%      4,725       314     6.65%
  Investment securities.................................    4,322       182     4.21%      6,687       265     3.96%
                                                          -------    ------              -------    ------
    Total interest-earning assets.......................   53,279     4,337     8.14%     54,281     4,422     8.15%
                                                                     ------                         ------
  Non-interest-earning assets...........................    4,186                          1,797
                                                          -------                        -------
    Total assets........................................  $57,465                        $56,078
                                                          =======                        =======
Interest-bearing liabilities:
  Savings accounts......................................  $48,512     1,947     4.01%    $48,821     2,067     4.23%
  Other liabilities.....................................    3,542       256     7.23%      2,376       193     8.12%
                                                          -------    ------              -------    ------
    Total interest-bearing liabilities..................   52,054     2,203     4.23%     51,197     2,260     4.42%
                                                                     ------                         ------
Non-interest bearing liabilities........................    1,918                          1,748
                                                          -------                        -------
  Total liabilities.....................................   53,972                         52,945
Stockholders' Equity....................................    3,493                          3,133
                                                          -------                        -------
  Total liabilities and stockholders' equity............  $57,465                        $56,078
                                                          =======                        =======
Net interest income.....................................             $2,134                         $2,162
                                                                     ======                         ======
Interest rate spread....................................                        3.91%                          3.73%
Net yield on interest-earning assets....................                        4.01%                          3.98%
Ratio of average interest-earning assets to
  average interest-bearing liabilities..................     1.02x                          1.06x
                                                          =======                        =======

                                                                  FOR THE THREE MONTHS ENDED
                                                                       DECEMBER 31, 1999
                                                               ---------------------------------
                                                               AVERAGE                 AVERAGE
                                                               BALANCE    INTEREST    YIELD/COST
                                                               -------    --------    ----------
Interest-earning assets:
  Loans receivable.........................................     47,402     $  996        8.40%
  Mortgage-backed securities...............................      2,358         39        6.62%
  Investment securities....................................      4,608         45        3.91%
                                                               -------     ------
     Total interest-earning assets.........................    $54,368     $1,080        7.95%
  Non-interest earning assets..............................      4,568
                                                               -------
     Total assets..........................................    $58,936
                                                               =======
Interest-bearing liabilities:
  Savings accounts.........................................    $50,352     $  499        3.96%
  Other liabilities........................................      3,531         60        6.80%
                                                               -------     ------
     Total interest-bearing liabilities....................    $53,883     $  559        4.15%
                                                                           ------
Non-interest bearing liabilities...........................      1,089
                                                               -------
  Total liabilities........................................    $54,972
Stockholders' equity.......................................      3,964
                                                               -------
  Total liabilities and stockholders' equity...............    $58,936
                                                               =======
Net interest income........................................                $  521
                                                                           ======
Interest rate spread.......................................                              3.80%
Net yield on interest-earning assets.......................                              3.83%
Ratio of average interest-earning assets
  to average interest-bearing liabilities..................       1.01x

RATE/VOLUME ANALYSIS


     The tables below set forth certain information regarding changes in interest income and interest expenses of First Federal for periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume).


                                                           YEAR ENDED SEPTEMBER 30,
                                                                 1999 VS. 1998
                                                      -----------------------------------
                                                          INCREASE (DECREASE) DUE TO
                                                      -----------------------------------
                                                                          RATE/
                                                      VOLUME     RATE     VOLUME     NET
                                                      ------    ------    ------    -----
                                                            (DOLLARS IN THOUSANDS)
Interest income:
  Loans receivable..................................   $242     $(141)     $ (9)    $  92
  Mortgage-backed securities........................    (90)       (7)        2       (95)
  Investment securities.............................    (94)       18        (6)      (82)
  Other interest earning assets.....................     --        --        --        --
                                                       ----     -----      ----     -----
     Total interest-earning assets..................     58      (130)      (13)      (85)
                                                       ----     -----      ----     -----
Interest expense:
  Savings accounts..................................    (13)     (107)        1      (119)
  Other liabilities.................................     93       (21)      (10)       62
                                                       ----     -----      ----     -----
     Total interest-bearing liabilities.............     80      (128)       (9)      (57)
                                                       ----     -----      ----     -----
Net change in net interest income...................   $(22)    $  (2)     $ (4)    $ (28)
                                                       ====     =====      ====     =====


                                                           QUARTER ENDED DECEMBER 31,
                                                                 1999 VS. 1998
                                                       ----------------------------------
                                                           INCREASE (DECREASE) DUE TO
                                                       ----------------------------------
                                                                           RATE/
                                                       VOLUME    RATE      VOLUME    NET
                                                       ------    ------    ------    ----
                                                                 (IN THOUSANDS)
Interest income:
  Loans receivable...................................   $ 80      $(76)     $(6)     $ (2)
  Mortgage-backed securities.........................    (29)       (2)       1       (30)
  Investment securities..............................    (27)       --       --       (27)
  Other interest earning assets......................     --        --       --        --
                                                        ----      ----      ---      ----
     Total interest-earning assets...................     24       (78)      (5)     $(59)
                                                        ----      ----      ---      ----
Interest expense:
  Savings accounts...................................      7       (29)      --       (22)
  Other liabilities..................................     26       (10)      (5)       11
                                                        ----      ----      ---      ----
     Total interest-bearing liabilities..............     33       (39)      (5)      (11)
                                                        ----      ----      ---      ----
Net change in net interest income....................   $ (9)     $(39)     $--      $(48)
                                                        ====      ====      ===      ====

     Net interest income decreased slightly during the fiscal year ended September 30, 1999 and for the fiscal quarter ended December 31, 1999, due to the shift of approximately $1.7 million of earning assets to the nonqualified retirement plan for directors and officers. The income from these assets is not included in the calculation of net interest income (but is included in non-interest income).


INTEREST RATE SENSITIVITY ANALYSIS

     The following table sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at September 30, 1999, which are expected to reprice or mature in each of the future time periods shown. The amount of assets or liabilities shown which reprice or mature during a particular period were determined by the contractual terms of the asset or liability. The table assumes prepayments and scheduled principal amortization of fixed-rate loans and mortgage-backed securities, and assumes the adjustable rate mortgage loans will reprice at contractual repricing intervals. No consideration has been provided for the impact of future commitments and loans in process.

                                                            AS OF SEPTEMBER 30, 1999
                             --------------------------------------------------------------------------------------
                                           FOUR     OVER ONE      OVER                  OVER TEN
                             LESS THAN    MONTHS    THROUGH      THREE      OVER FIVE   THROUGH     OVER
                               THREE     THROUGH     THREE      THROUGH      THROUGH     TWENTY    TWENTY
                              MONTHS     ONE YEAR    YEARS     FIVE YEARS   TEN YEARS    YEARS     YEARS     TOTAL
                             ---------   --------   --------   ----------   ---------   --------   ------   -------
                                                             (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Mortgage loans and MBS...  $    788    $  2,048   $  3,991    $  2,348    $  7,957    $ 7,618    $1,697   $26,447
  Other loans..............     1,917       2,961      4,393      10,918       2,589        424        --    23,202
  Investment securities....       150         317      1,576          --          --         --         3     2,046
                             --------    --------   --------    --------    --------    -------    ------   -------
    Total interest-earning
      assets...............     2,855       5,326      9,960      13,266      10,546      8,042     1,700    51,695
                             --------    --------   --------    --------    --------    -------    ------   -------
Interest-bearing
  liabilities:
  Non-interest bearing
    deposits...............     3,770                                                                         3,770
  NOW and Super NOW
    accounts...............     5,106                                                                         5,106
  Savings accounts.........     5,339                                                                         5,339
  Money market deposit
    accounts...............     2,727                                                                         2,727
  Certificates of
    deposit................     6,124      16,947      7,578         893          --         --        --    31,542
  FHLB Advances............       304         776      1,518          --          --         --        --     2,598
  Notes Payable............         0         417        112         122         351         --        --     1,002
                             --------    --------   --------    --------    --------    -------    ------   -------
    Total interest-bearing
      liabilities..........    23,370      18,140      9,208       1,015         351         --        --    52,084
                             --------    --------   --------    --------    --------    -------    ------   -------
Interest sensitivity gap...  $(20,515)   $(12,814)  $    752    $ 12,251    $ 10,195    $ 8,042    $1,700   $  (389)
                             ========    ========   ========    ========    ========    =======    ======   =======
Cumulative interest
  sensitivity gap..........  $(20,515)   $(33,329)  $(32,577)   $(20,326)   $(10,131)   $(2,089)   $ (389)  $  (389)
                             ========    ========   ========    ========    ========    =======    ======   =======
Cumulative ratio of
  interest-earning assets
  to interest-bearing
  liabilities..............     12.22%      19.71%     35.77%      60.71%      80.55%     95.99%    99.26%    99.25%
                             ========    ========   ========    ========    ========    =======    ======   =======
Cumulative ratio of
  cumulative gap to total
  assets...................    (35.64)%    (57.90)%   (56.59)%    (35.31)%    (17.60)%    (3.63)%   (0.68)%   (0.68)%
                             ========    ========   ========    ========    ========    =======    ======   =======


     The following table sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1999 which are expected to reprice or mature in each of the future time periods shown. The amount of assets or liabilities shown which reprice or mature during the particular period were determined by the contractual terms of the asset or liability.

                                                            AS OF DECEMBER 31, 1999
                            ---------------------------------------------------------------------------------------
                                          FOUR     OVER ONE      OVER                  OVER TEN
                            LESS THAN    MONTHS    THROUGH      THREE      OVER FIVE   THROUGH     OVER
                              THREE     THROUGH     THREE      THROUGH      THROUGH     TWENTY    TWENTY
                             MONTHS     ONE YEAR    YEARS     FIVE YEARS   TEN YEARS    YEARS      YEARS     TOTAL
                            ---------   --------   --------   ----------   ---------   --------   -------   -------
                                                            (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Mortgage loans and MBS..  $    826    $  2,081   $  3,772    $  2,154    $  7,612    $ 7,561    $ 2,111   $26,117
  Other loans.............     3,995       1,566      4,491      11,175       2,598        340               24,165
  Investment securities...       154       1,015      1,395                      30                     3     2,597
                            --------    --------   --------    --------    --------    -------    -------   -------
    Total interest-earning
      assets..............     4,975       4,662      9,658      13,329      10,240      7,901      2,114    52,879
                            --------    --------   --------    --------    --------    -------    -------   -------
Interest-bearing
  liabilities:
  Non-interest bearing
    deposits..............     4,892                                                                          4,892
  NOW and Super NOW
    accounts..............     5,851                                                                          5,851
  Savings accounts........     5,646                                                                          5,646
  Money market deposit
    accounts..............     1,580                                                                          1,580
  Certificates of
    deposit...............     6,221      14,768     12,733         837                                      34,559
  FHLB Advances...........       758          18      1,517                                                   2,293
  Notes Payable...........        96         417        112         122         350                           1,097
                            --------    --------   --------    --------    --------    -------    -------   -------
    Total interest-bearing
      liabilities.........    25,044      15,203     14,362         959         350        -0-        -0-    55,918
                            --------    --------   --------    --------    --------    -------    -------   -------
Interest sensitivity
  gap.....................  $(20,069)   $(10,541)  $ (4,704)   $ 12,370    $  9,890    $ 7,901    $ 2,114   $(3,039)
                            ========    ========   ========    ========    ========    =======    =======   =======
Cumulative interest
  sensitivity gap.........  $(20,069)   $(30,610)  $(35,314)   $(22,944)   $(13,054)   $(5,153)   $(3,039)  $(3,039)
                            ========    ========   ========    ========    ========    =======    =======   =======
Cumulative ratio of
  interest-earning assets
  to interest-bearing
  liabilities.............     19.87%      23.94%     35.33%      58.71%      76.66%     90.78%     94.57%    94.57%
                            ========    ========   ========    ========    ========    =======    =======   =======
Cumulative ratio of
  cumulative gap to total
  assets..................    (32.87)%    (50.13)%   (57.83)%    (37.58)%    (21.38)%    (8.44)%    (4.98)%   (4.98)%
                            ========    ========   ========    ========    ========    =======    =======   =======



     Interest rate sensitivity is the result of differences in the amounts and repricing dates of rate-sensitive assets and rate-sensitive liabilities. These differences, or interest rate repricing "gap", provide an indication of the extent to which First Federal's net interest income is affected by future changes in interest rates. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Conversely, during a period of rising interest rates, a negative gap would tend to result in a decrease in net interest income, while a positive gap would tend to result in an increase in net interest income. At September 30, 1999 and again at December 31, 1999, First Federal was asset-sensitive over short- and mid-terms and liability-sensitive over the longer terms. However, this analysis is not a precise indicator of First Federal's interest-sensitivity position, because the analysis presents only a static view of the timing of maturities and repricing opportunities.



     Certain shortcomings are inherent in the method of analysis presented in the previous tables. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features which restrict changes in interest rates on a short-term basis over the life of the assets. Further, in the event of a change in interest rates, prepayment levels and decay rates on core deposits may deviate significantly from those assumed in calculating the table.

ANALYSIS OF LOAN PORTFOLIO

     Set forth below is selected data relating to the composition of First Federal's loan portfolio by type of loan at the date indicated. Totals include loans held for sale.


                                                              AS OF SEPTEMBER 30,
                                                   -----------------------------------------
                                                          1999                   1998
                                                   ------------------     ------------------
                                                             PERCENT                PERCENT
                                                   AMOUNT    OF TOTAL     AMOUNT    OF TOTAL
                                                   -------   --------     -------   --------
                                                            (DOLLARS IN THOUSANDS)
Type of Loans:
  Construction loans.............................  $   288       0.62%    $   177       0.41%
  Residential....................................    9,800      20.99%     12,222      28.59%
  Commercial.....................................   13,881      29.74%     12,901      30.17%
Commercial business loans........................    6,906      14.79%      5,876      13.74%
Consumer loans...................................   16,296      34.91%     12,036      28.15%
  Other
Less:
  Deferred loan origination fees and costs.......       36       0.08%         20       0.05%
  Allowance for loan losses......................     (527)     (1.13)%      (474)     (1.11)%
                                                   -------    -------     -------    -------
Total loans, Net.................................  $46,680     100.00%    $42,758     100.00%
                                                   =======    =======     =======    =======
Type of Security:
  Residential real estate 1-4 family.............  $10,088      21.61%    $12,400      29.00%
  Other dwelling units...........................      978       2.10%      1,010       2.36%
  Commercial real estate.........................   12,902      27.64%     11,891      27.81%
  Commercial business loans......................    6,906      14.79%      5,876      13.74%
  Savings accounts...............................      321       0.69%        274       0.64%
  Home improvement...............................       32       0.07%         43       0.10%
  Automobiles....................................    7,988      17.11%      6,041      14.13%
  Other..........................................    7,956      17.04%      5,677      13.28%
Less:
  Deferred loan origination fees and costs.......       36       0.08%         20       0.05%
  Allowance for loan losses......................     (527)     (1.13)%      (474)     (1.11)%
                                                   -------    -------     -------    -------
     Total loans.................................  $46,680     100.00%    $42,758     100.00%
                                                   =======    =======     =======    =======

                                                              AS OF DECEMBER 31,
                                                                     1999
                                                              ------------------
                                                                        PERCENT
                                                              AMOUNT    OF TOTAL
                                                              -------   --------
Type of Loans:
  Construction loans........................................  $   275       0.56%
  Residential...............................................    9,833      19.88%
  Commercial................................................   13,728      28.03%
Commercial business loans...................................    7,322      14.95%
Consumer loans..............................................   16,843      37.58%
  Other.....................................................       --
Less:
  Deferred loan origination fees and costs..................       36       0.07%
  Allowance for loan losses.................................     (525)     (1.07)%
                                                              -------    -------
Total loans, Net............................................  $47,512     100.00%
                                                              =======    =======
Type of Security:
  Residential real estate 1-4 family........................  $ 9,177      18.54%
  Other dwelling units......................................      930       1.90%
  Commercial real estate....................................   13,728      28.03%
  Commercial business loans.................................    7,322      14.95%
  Savings accounts..........................................      241       0.49%
  Home improvement..........................................       31       0.06%
  Automobiles...............................................    8,346      17.04%
  Other.....................................................    8,226      19.99%
Less:
  Deferred loan origination fees & costs....................       36       0.07%
  Allowance for loan losses.................................     (525)     (1.07)%
                                                              -------    -------
     Total loans............................................  $47,512     100.00%
                                                              =======    =======



     At September 30, 1999, gross loans outstanding, including loans held for sale, were $47,171,000, compared with total gross loans outstanding as of September 30, 1998 of $43,212,000, an increase of 9.16%. Approximately half of this increase was attributable to a special loan program to fund purchases of interests in a local ethanol cooperative processing plant by producer/members. Gross loans outstanding increased slightly to $48,001,000 as of December 31, 1999. The principal components of First Federal's loan portfolio as of September 30, 1999 and December 31, 1999 were commercial and residential real estate loans and commercial business loans (including agricultural loans), all of which represented, in aggregate, over 65% of the loan portfolio. The balance of the portfolio consisted primarily of consumer loans.


LOAN MATURITY TABLES


     The following tables set forth the maturity of First Federal's loan portfolio at September 30, 1999 and at December 31, 1999. The table does not include prepayments or scheduled principal repayments. Adjustable rate mortgage loans are shown as maturing based on contractual maturities.

Totals include loans held for sale. Actual repayments of the loans may differ from maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties.


                                                     AS OF SEPTEMBER 30, 1999
                                   -------------------------------------------------------------
                                   1-4 FAMILY       OTHER
                                   REAL ESTATE   RESIDENTIAL
                                    MORTGAGE     COMMERCIAL    CONSTRUCTION   CONSUMER    TOTAL
                                   -----------   -----------   ------------   --------   -------
                                                          (IN THOUSANDS)
Non-performing...................    $   35        $   113         $ --       $    19    $   167
Amounts Due:
  Within 3 months................       164          2,085          144           312      2,705
  3 Months to 1 Year.............       230          3,075          144           927      4,376
After 1 Year:
  1 to 3 years...................       569          2,268           --         3,835      6,672
  3 to 5 years...................       945          3,330           --         8,818     13,093
  5 to 10 years..................     1,850          6,316           --         2,254     10,420
  10 to 20 years.................     4,306          3,630           --           105      8,041
  Over 20 years..................     1,552            145           --            --      1,697
                                     ------        -------         ----       -------    -------
Total due after one year.........     9,222         15,689           --        15,012     39,923
                                     ------        -------         ----       -------    -------
Total amount due.................    $9,651        $20,962         $288       $16,270     47,171
                                     ------        -------         ----       -------    -------
Less:
Allowance for loan losses........                                                           (527)
Loans in process.................                                                             --
Deferred loan fees...............                                                             36
                                                                                         -------
  Loans receivable, net plus
     Loans held for sale.........                                                        $46,680
                                                                                         =======

                                                      AS OF DECEMBER 31, 1999
                                   -------------------------------------------------------------
                                   1-4 FAMILY       OTHER
                                   REAL ESTATE   RESIDENTIAL
                                    MORTGAGE     COMMERCIAL    CONSTRUCTION   CONSUMER    TOTAL
                                   -----------   -----------   ------------   --------   -------
                                                          (IN THOUSANDS)
Non-performing...................    $   16        $    --         $ --       $    14    $    30
Amounts Due:
  Within 3 months................        60          4,361           --           399      4,820
  3 Months to 1 Year.............       765          1,579          275         1,028      3,647
After 1 Year:
  1 to 3 years...................       390          2,247           --         3,885      6,522
  3 to 5 years...................       903          3,237           --         9,036     13,176
  5 to 10 years..................     1,794          6,154           --         2,224     10,172
  10 to 20 years.................     4,167          3,709           --            25      7,901
  Over 20 years..................     1,291            442           --            --      1,733
                                     ------        -------         ----       -------    -------
Total due after one year.........    $8,545        $15,789           --       $15,170    $39,504
                                     ------        -------         ----       -------    -------
Total amount due.................    $9,386        $21,729         $275       $16,611    $48,001
                                     ------        -------         ----       -------    -------
Less:
Allowance for loan losses........                                                           (525)
Loans in process.................                                                             --
Deferred loan fees...............                                                             36
                                                                                         -------
  Loans receivable, net plus
     Loans held for sale.........                                                        $47,512
                                                                                         =======



     The following tables set forth as of September 30, 1999 and as of December 31, 1999 the dollar amount of all loans due after the indicated dates which have pre-determined interest rates and which have floating or adjustable interest rates.



                                                             AS OF SEPTEMBER 30, 1999
                                                    ------------------------------------------
                                                                     FLOATING OR
                                                    FIXED RATES    ADJUSTABLE RATES     TOTAL
                                                    -----------    ----------------    -------
                  (IN THOUSANDS)
One-to-four-family................................    $ 8,868           $  783         $ 9,651
Commercial........................................     16,203            4,759          20,962
Construction......................................        288               --             288
Consumer..........................................     16,189               81          16,270
                                                      -------           ------         -------
  Total...........................................    $41,548           $5,623         $47,171
                                                      =======           ======         =======

                                                             AS OF DECEMBER 31, 1999
                                                    ------------------------------------------
                                                                     FLOATING OR
                                                    FIXED RATES    ADJUSTABLE RATES     TOTAL
                                                    -----------    ----------------    -------
                                                                  (IN THOUSANDS)
One-to-four-family................................    $ 8,642           $  744         $ 9,386
Commercial........................................     16,147            5,582          21,729
Construction......................................        275               --             275
Consumer..........................................     16,541               70          16,611
                                                      -------           ------         -------
  Total...........................................    $41,605           $6,396         $48,001
                                                      =======           ======         =======


ORIGINATION, PURCHASE AND SALE OF LOANS

     The following table sets forth total loans originated, purchased, sold and repaid during the periods indicated.


                                                                                    FOR THE YEAR
                                                         FOR THE THREE MONTHS          ENDED
                                                          ENDED DECEMBER 31,       SEPTEMBER 30,
                                                         --------------------    ------------------
                                                                 1999             1999       1998
                                                         --------------------    -------    -------
                                                                       (IN THOUSANDS)
Total gross loans receivable at beginning of period....        $47,171           $43,212    $42,876
                                                               -------           -------    -------
Loans originated:
  1 to 4 family residential............................          2,454             8,045     11,135
  Commercial real estate...............................            452             5,377      2,315
  Construction loans...................................             59               567        133
  Consumer loans.......................................          2,593            12,917      9,886
  Commercial business loans............................             --             3,302      3,160
                                                               -------           -------    -------
Total loans originated.................................        $ 5,558            30,208     26,629
Loans purchased:
  Commercial real estate, other residential............             --                --        150
  Mortgage-backed securities...........................             --                --      1,032
                                                               -------           -------    -------
Total loans purchased..................................             --                --      1,182
                                                               -------           -------    -------
Loans sold:
  Whole loans..........................................            733             3,606      8,567
  Mortgage-backed securities...........................             --                --         --
                                                               -------           -------    -------
Total loans sold.......................................            733             3,606      8,567
                                                               -------           -------    -------
Loan principal repayments..............................          3,994            22,643     18,908
Net loan activity......................................            831             3,959        336
                                                               -------           -------    -------
          Total gross loans receivable at end of
            period.....................................        $48,002           $47,171    $43,212
                                                               =======           =======    =======


     The foregoing information includes loans originated by Homeland Mortgage, LLC, a mortgage originator and servicer established in July 1999.

NON-PERFORMING ASSETS


                                                     AS OF DECEMBER 31,    AS OF SEPTEMBER 30,
                                                     ------------------    --------------------
                                                            1999            1999          1998
                                                            ----           ------        ------
                                                                   (IN THOUSANDS)
Loans accounted for on a non-accrual basis:
Mortgage loans:
  Permanent loans secured by 1-4 dwelling units....        $  16            $ 35          $ 27
  All other mortgage loans.........................           --              --           283
Non-mortgage loans:
  Commercial.......................................           --             113            37
  Consumer.........................................           14              19            18
                                                           -----            ----          ----
Total..............................................           30             167           365
                                                           =====            ====          ====
Accruing loans which are contractually past due 90
  days of more:
Mortgage loans:
  Mortgage loans other than 1-4 family.............           --              --            --
                                                           -----            ----          ----
Total..............................................           --              --            --
                                                           =====            ====          ====
Total non-accrual and accrual loans................           30             167           365
Real estate owned..................................           --              --            32
                                                           -----            ----          ----
Total non-performing assets........................        $  30            $167          $397
                                                           =====            ====          ====
Total non-accrual and accrual loans to net
  loans(1).........................................         0.06%           0.36%         0.85%
                                                           =====            ====          ====
Total non-accrual and accrual loans to total
  assets...........................................         0.05%           0.29%         0.64%
                                                           =====            ====          ====
Total non-performing assets to total assets........         0.05%           0.29%         0.69%
                                                           =====            ====          ====


-------------------------

(1) Net loans include loans held for sale.

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

     The following table summarizes First Federal's loan loss experience:


                                                      AS OF DECEMBER 31,   AS OF SEPTEMBER 30,
                                                      ------------------   --------------------
                                                             1999            1999        1998
                                                      ------------------   --------    --------
                                                               (DOLLARS IN THOUSANDS)
Total loans outstanding(1)..........................       $47,512         $47,171     $43,212
                                                           =======         =======     =======
Average loans outstanding...........................       $47,402         $45,588     $42,848
                                                           =======         =======     =======
Allowance balances (at beginning of period).........       $   527         $   474     $   504
                                                           -------         -------     -------
Provision (credit)
  Residential.......................................            --              --          --
  Commercial real estate............................            --               2          12
  Consumer..........................................            --              --          --
Net (charge-offs) recoveries
  Residential.......................................            (2)              6         (28)
  Commercial real estate............................            --              --          --
  Consumer..........................................            --              45         (14)
                                                           -------         -------     -------
Allowance balance (at end of period)................       $   525         $   527     $   474
                                                           =======         =======     =======
Allowance for loan losses as a percent of total
  loans outstanding.................................          1.10 %          1.12%       1.10%
Net loans charged off as a percent of average loans
  outstanding.......................................          0.00 %          0.11%      (0.10)%
                                                           =======         =======     =======


-------------------------

(1) Includes loans held for sale.


     First Federal had net recoveries of $51,000 during the fiscal year ended September 30, 1999, compared with net charge-offs of $42,000 during the fiscal year ended September 30, 1998. First Federal had net charge-offs of $2,000 during the fiscal quarter ended December 31, 1999, compared with net recoveries of $47,000 during the same period in the prior fiscal year.


ALLOCATION OF ALLOWANCE FOR LOAN LOSSES


                                             AS OF DECEMBER 31            AS OF SEPTEMBER 30,
                                             -----------------   -------------------------------------
                                                   1999                1999                1998
                                             -----------------   -----------------   -----------------
                                                      PERCENT             PERCENT             PERCENT
                                                      OF LOANS            OF LOANS            OF LOANS
                                                      TO TOTAL            TO TOTAL            TO TOTAL
                                             AMOUNT    LOANS     AMOUNT    LOANS     AMOUNT    LOANS
                                             ------   --------   ------   --------   ------   --------
                                                              (DOLLARS IN THOUSANDS)
At end of period allocated to:
One-to-four-family.........................   $ 67      18.94%    $ 69      20.78%    $ 88      28.28%
Commercial real estate and multi-family....    114      30.58%     114      29.43%     139      29.86%
Construction...............................      2      15.72%       2       0.61%       1       0.41%
Consumer and other loans...................    342      34.76%     342      49.18%     246      41.45%
                                              ----     ------     ----     ------     ----     ------
         Total allowance...................   $525     100.00%    $527     100.00%    $474     100.00%
                                              ====     ======     ====     ======     ====     ======

     First Federal has developed policies and procedures for evaluating the overall quality of its credit portfolio and identifying potential collection problems. Additions to the allowance for credit losses are made periodically, based on management's analysis of potential credit risks. On September 30, 1999, First Federal's allowance for credit losses was $527,000, or 1.18% of $45,655,000 in loans receivable (net of loans held for sale). On December 31, 1999, First Federal's allowance for credit losses was $525,000, or 1.13% of $46,433,000 in loans receivable (net of loans held for sale).


INVESTMENT PORTFOLIO


     The following table, set forth the carrying value of First Federal's investment securities portfolio, short-term investments, FHLB stock, and mortgage-backed securities at the dates indicated. At September 30, 1999, the fair value of First Federal's investment securities portfolio and mortgage-backed securities portfolio were $2.023 million and $2.478 million, respectively, compared with amortized costs of $2.048 million and $2.482 million, respectively, for an unrealized loss of $14,970, net of income taxes. At December 31, 1999, the fair value of First Federal's investment securities portfolio and mortgage-backed securities portfolio were $1.899 million and $2.281 million, respectively, compared with amortized costs of $1.860 million and $2.267 million, respectively, for an unrealized loss of $27,774, net of income taxes.



                                                      AS OF DECEMBER 31,    AS OF SEPTEMBER 30,
                                                      ------------------    --------------------
                                                             1999             1999        1998
                                                             ----           --------    --------
                                                                    (IN THOUSANDS)
Investment Securities:
  U.S. Government Securities........................        $   --           $   --      $   --
  U.S. Agency Securities............................         1,465            1,476          --
  Corporate Notes and Bonds.........................           395              547       1,318
  State and Political Subdivisions..................            33                3          74
  Other securities..................................           719               20          30
                                                            ------           ------      ------
     Total investment securities....................         2,612            2,046       1,422
Federal funds sold..................................            --               --          --
FHLB stock..........................................           211              211         183
Mortgage-backed securities held for sale............         2,267            2,479       4,729
                                                            ------           ------      ------
     Total Investments..............................        $5,090           $4,736      $6,334
                                                            ======           ======      ======

INVESTMENT PORTFOLIO MATURITIES


     The following tables set forth certain information regarding the carrying values, weighted average yields and maturities of First Federal's investment securities portfolio at September 30, 1999 and at December 31, 1999. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                        AS OF SEPTEMBER 30, 1999
                            ---------------------------------------------------------------------------------
                                                    ONE TO FIVE          FIVE TO TEN          MORE THAN 10
                             ONE YEAR OR LESS          YEARS                YEARS                YEARS
                            ------------------   ------------------   ------------------   ------------------
                            CARRYING   AVERAGE   CARRYING   AVERAGE   CARRYING   AVERAGE   CARRYING   AVERAGE
                             VALUE      YIELD     VALUE      YIELD     VALUE      YIELD     VALUE      YIELD
                            --------   -------   --------   -------   --------   -------   --------   -------
                                                         (DOLLARS IN THOUSANDS)
U.S. Government
  Obligations.............    $ --        --%     $   --       --%     $  --        --%     $  --        --%
U.S. Agency Obligations...      --        --       1,476     5.26%        --        --         --        --
Municipal Obligations.....      --        --          --       --         --        --         --        --
Corporate Notes and
  Bonds...................     150      6.40%        397     6.00%        --        --         --        --
Other Securities..........      23      6.07%         --       --         --        --         --        --
                              ----      ----      ------     ----      -----      ----      -----      ----
  Total...................    $173      6.36%     $1,873     5.42%     $  --        --%     $  --        --%
                              ====      ====      ======     ====      =====      ====      =====      ====

                              AS OF SEPTEMBER 30, 1999
                            -----------------------------

                             TOTAL INVESTMENT SECURITIES
                            -----------------------------
                            CARRYING   AVERAGE    MARKET
                             VALUE      YIELD     VALUE
                            --------   -------   --------
                               (DOLLARS IN THOUSANDS)
U.S. Government
  Obligations.............   $   --       --%     $   --
U.S. Agency Obligations...    1,476     5.26%      1,476
Municipal Obligations.....       --       --          --
Corporate Notes and
  Bonds...................      547     6.11%        547
Other Securities..........       23     6.07%         23
                             ------     ----      ------
  Total...................   $2,046     5.50%     $2,046
                             ======     ====      ======


                                                         AS OF DECEMBER 31, 1999
                            ---------------------------------------------------------------------------------
                                                    ONE TO FIVE          FIVE TO TEN          MORE THAN 10
                             ONE YEAR OR LESS          YEARS                YEARS                YEARS
                            ------------------   ------------------   ------------------   ------------------
                            CARRYING   AVERAGE   CARRYING   AVERAGE   CARRYING   AVERAGE   CARRYING   AVERAGE
                             VALUE      YIELD     VALUE      YIELD     VALUE      YIELD     VALUE      YIELD
                            --------   -------   --------   -------   --------   -------   --------   -------
                                                         (DOLLARS IN THOUSANDS)
U.S. Government
  Obligations.............   $   --     0.00%     $   --     0.00%     $  --      0.00%     $  --      0.00%
U.S. Agency Obligations...      296     4.98%      1,169     5.30%        --      0.00%        --      0.00%
Municipal Obligations.....        3     0.00%         --     0.00%        30      4.72%        --      0.00
Corporate Notes and
  Bonds...................       --     0.00%        395     6.00%        --      0.00%        --      0.00%
Other Securities..........      719     6.09%         --     0.00%        --      0.00%        --      0.00%
                             ------     ----      ------     ----      -----      ----      -----      ----
  Total...................   $1,018     5.75%     $1,564     5.48%     $  30      4.72%     $  --      0.00%
                             ======     ====      ======     ====      =====      ====      =====      ====

                               AS OF DECEMBER 31, 1999
                            -----------------------------

                             TOTAL INVESTMENT SECURITIES
                            -----------------------------
                            CARRYING   AVERAGE    MARKET
                             VALUE      YIELD     VALUE
                            --------   -------   --------
                               (DOLLARS IN THOUSANDS)
U.S. Government
  Obligations.............   $   --     0.00%     $   --
U.S. Agency Obligations...    1,465     5.26%      1,465
Municipal Obligations.....       33     4.72%         33
Corporate Notes and
  Bonds...................      395     6.00%        395
Other Securities..........      719     6.09%        719
                             ------     ----      ------
  Total...................   $2,612     5.59%     $2,612
                             ======     ====      ======

DEPOSIT PORTFOLIO


     Deposits in First Federal Savings Bank as of September 30,1999 and December 31, 1999, were represented by various types of savings programs as described below.


                                                                 MINIMUM   BALANCE AS OF    PERCENTAGE
                                                                 BALANCE   SEPTEMBER 30,     OF TOTAL
          CATEGORY                TERM        INTEREST RATE(1)   AMOUNT         1999         DEPOSITS
          --------            -------------   ----------------   -------   --------------   ----------
                                                                           (IN THOUSANDS)
Now Accounts................           None        0 to 2.50%        100      $ 8,876          18.31%
Regular Savings.............           None             1.50%        100        5,339          11.01%
Money Market Accounts.......           None        1 to 2.50%       1000        2,727           5.62%
Certificates of Deposit:
Fixed Term, Fixed Rate......     1-3 Months             3.00%        500          195           0.40%
Fixed Term, Fixed Rate......     4-6 Months             4.25%        500        1,008           2.08%
Fixed Term, Fixed Rate......    7-12 Months             4.75%        500        9,427          19.44%
Fixed Term, Fixed Rate......   13-24 Months             6.18%        500       14,856          30.65%
Fixed Term, Fixed Rate......   25-36 Months             6.30%        500        2,093           4.32%
Fixed Term, Fixed Rate......   36-48 Months             5.25%        500          681           1.40%
Fixed Term, Fixed Rate......  49-120 Months             5.25%        500        1,478           3.05%
Jumbo Certificates..........                                     100,000        1,216           2.51%
                                                                              -------         ------
Accrued interest on
  deposits..................                                                      588           1.21%
                                                                              -------         ------
Total.......................                                                  $48,484         100.00%
                                                                              =======         ======

-------------------------

(1)Current interest rate offerings as of September 30, 1999


                                                                 MINIMUM   BALANCE AS OF    PERCENTAGE
                                                                 BALANCE    DECEMBER 31,     OF TOTAL
          CATEGORY                TERM        INTEREST RATE(1)   AMOUNT         1999         DEPOSITS
          --------            -------------   ----------------   -------   --------------   ----------
                                                                           (IN THOUSANDS)
Now/Checking Accounts.......           None        0 to 2.50%        100      $10,743          20.45%
Regular Savings.............           None             1.50%        100        5,646          10.75%
Money Market Accounts.......           None        1 to 5.00%      1,000        1,580           3.01%
Certificates of Deposit:
Fixed Term, Fixed Rate......     1-3 Months             3.00%        500           66           0.13%
Fixed Term, Fixed Rate......     4-6 Months             4.25%        500          977           1.86%
Fixed Term, Fixed Rate......    7-12 Months             4.75%        500        9,013          17.16%
Fixed Term, Fixed Rate......   13-24 Months     4.75 to 5.25%        500       14,889          28.34%
Fixed Term, Fixed Rate......   25-36 Months             5.25%        500        4,308           8.20%
Fixed Term, Fixed Rate......   36-48 Months             5.25%        500          634           1.21%
Fixed Term, Fixed Rate......  49-120 Months             5.25%        500        1,289           2.45%
Jumbo Certificates..........                                     100,000        2,880           5.48%
                                                                              -------         ------
Accrued interest on
  deposits..................                                                      503           0.96%
                                                                              -------         ------
Total.......................                                                  $52,528         100.00%
                                                                              =======         ======


-------------------------


(1)Current interest rate offerings as of December 31, 1999.



     Core deposits, which exclude time deposits of $100,000 or more, provide the primary funding source for First Federal's loan portfolio and other earning assets. Core deposits were $47,268,000 at

September 30, 1999 and $49,648,000 at December 31, 1999. First Federal's loan-to-deposit ratio was 94.16% at September 30, 1999, and 88.21% at December 31, 1999.


TIME DEPOSITS BY RATE

     The following table sets forth the time deposits in First Federal Savings Bank classified by interest rate as of the dates indicated.


                                                        AT DECEMBER 31,    AT SEPTEMBER 30,
                                                        ---------------   ------------------
                                                             1999          1999       1998
                                                        ---------------   -------    -------
                                                                   (IN THOUSANDS)
Interest Rate 2.01 - 4.00%............................      $ 2,160       $ 1,370    $    72
4.01 - 6.00%..........................................       24,086        28,056     13,821
6.01 - 8.00%..........................................        7,826         1,528     17,507
Accrued interest on certificate accounts..............          487           588        624
                                                            -------       -------    -------
  Total...............................................      $34,559       $31,542    $32,024
                                                            =======       =======    =======


TIME DEPOSITS MATURITY SCHEDULE

     The following table sets forth the amount and maturities of time deposits at September 30, 1999.

                                                             AMOUNT DUE
                               -----------------------------------------------------------------------
                                                                                   AFTER
                               SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                   2000            2001            2002            2002         TOTAL
                               -------------   -------------   -------------   -------------   -------
                                                           (IN THOUSANDS)
Interest Rate
2.01 - 4.00%.................     $ 2,893         $   --          $   --           $ --        $ 2,893
4.01 - 6.00%.................      15,357          6,319           1,004            688         23,368
6.01 - 8.00%.................       4,233             43             212            205          4,693
Accrued interest on
  Certificate Accounts.......         588             --              --             --            588
                                  -------         ------          ------           ----        -------
  Total......................     $23,071         $6,362          $1,216           $893        $31,542
                                  =======         ======          ======           ====        =======


     The following table sets for the amount and maturities of time deposits at December 31, 1999.





                                                                                 AFTER
                                 DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                     2000           2001           2002           2002        TOTAL
                                 ------------   ------------   ------------   ------------   -------
Interest Rate
2.01 - 4.00%...................    $ 2,154         $    3         $    3          $ --       $ 2,160
4.01 - 6.00%...................     16,837          6,390            530           329        24,086
6.01 - 8.00%...................      1,511          3,250          2,711           354         7,826
Accrued interest on Certificate
  Accounts.....................        487             --             --            --           487
                                   -------         ------         ------          ----       -------
  Total........................    $20,989         $9,643         $3,244          $683       $34,559
                                   =======         ======         ======          ====       =======

JUMBO CERTIFICATES OF DEPOSIT


     The following table indicates the amount of First Federal Savings Bank's certificates of deposit of $100,000 or more by time remaining until maturity as of September 30 and December 31, 1999.



                                                               AS OF               AS OF
MATURITY PERIOD                                          DECEMBER 31, 1999   SEPTEMBER 30, 1999
---------------                                          -----------------   ------------------
                                                                     (IN THOUSANDS)
Within three months....................................       $  100               $  100
Three through six months...............................          110                  100
Six through twelve months..............................        1,370                  916
Over twelve months.....................................        1,300                  100
                                                              ------               ------
                                                              $2,880               $1,216
                                                              ======               ======


SAVINGS DEPOSIT ACTIVITY

     The following table sets forth the savings activities of First Federal Savings Bank for the periods indicated:


                                                  FOR THE THREE MONTHS        FOR THE YEAR
                                                   ENDED DECEMBER 31,     ENDED SEPTEMBER 30,
                                                  --------------------    --------------------
                                                          1999              1999        1998
                                                  --------------------    --------    --------
                                                                 (IN THOUSANDS)
Opening balance.................................        $48,484           $49,928     $47,906
Net deposits (withdrawals)......................          3,468            (2,954)        529
Interest credit on deposits.....................            576             1,510       1,493
                                                        -------           -------     -------
Ending balance..................................         52,528            48,484      49,928
                                                        =======           =======     =======
  Total increase (decrease) deposits............        $ 4,044           $(1,444)    $ 2,022
                                                        =======           =======     =======
Percentage increase (decrease)..................           8.34%            (2.89)%      4.22%



     Savings deposit activity is primarily the result of area economic activity and the relative competitive position of First Federal to secure savings deposits. Savings deposits declined by $1,444,000 for the fiscal year ended September 30, 1999, after increasing by $2,022,000 during the fiscal year ended September 30, 1998. Savings deposits increased by $4,044,000 during the fiscal quarter ended December 31, 1999.


BORROWINGS


     Savings deposits are the primary source of funds for First Federal Savings Bank's lending and investment activities for its general business purposes. The Savings Bank, if the need arises, may rely upon advances from the Federal Home Loan Bank of Des Moines to supplement its supply of lendable funds and to meet deposit withdrawal requirements. Advances from the FHLB are typically secured by the Savings Bank's stock in the FHLB and a portion of its residential mortgage loans and other assets (principally securities which are obligations of or guaranteed by the U.S. Government).

     The following table sets forth certain information as to the Savings Bank's FHLB advances at the date indicated.


                                           AS OF AND FOR THE
                                           THREE MONTHS ENDED    AS OF AND FOR THE YEARS ENDED
                                              DECEMBER 31,               SEPTEMBER 30,
                                           ------------------    -----------------------------
                                                  1999            1999       1998       1997
                                           ------------------    -------    -------    -------
                                                         (DOLLARS IN THOUSANDS)
Maximum balance..........................        $2,598          $3,722     $1,317     $4,788
Average balance..........................         2,353           2,510      1,293      2,058
Balance at end of period.................         2,293           2,598      1,247      1,321
Weighted average rate:
  at end of period.......................          5.42%           5.29%      7.24%      7.24%
  during the period......................          5.42%           5.89%      7.24%      6.83%


INTEREST RATE RISK EXPOSURE

     Market risk is the risk of loss arising from adverse changes in market prices and rates. First Federal's market risk is comprised primarily of interest rate risk resulting from its core banking activities of lending and deposit taking. Interest rate risk is the risk that changes in market interest rates might adversely affect First Federal's net interest income or the fair value of its portfolio of assets and liabilities.

     First Federal primarily relies on the OTS Net Portfolio Value Model (the "Model") to measure its susceptibility to interest rate changes. Net Portfolio Value ("NPV") is defined as the present value of expected cash flows from existing assets minus the present value of expected net cash flows from existing liabilities plus or minus the present value of net expected cash flows from existing off-balance sheet contracts. First Federal does not currently own any derivative financial instruments whose values are determined from underlying instruments or market indices and whose notional or contractual amounts would not be recognized in the financial statements. The Model estimates the current economic value of each type of asset, liability and off-balance sheet contract after various assumed instantaneous, parallel shifts in the Treasury yield curve, both upward and downward.

     The NPV model uses an option-based pricing approach to value one-to-four family mortgages, mortgages serviced by others, and firm commitments to buy, sell or originate mortgages. This approach makes use of an interest rate simulation program to generate numerous random interest rate paths that, in conjunction with a prepayment model, are used to estimate mortgage cash flows. Prepayment options and interest rate caps and floors contained in mortgages and mortgage-related securities introduce significant uncertainty in estimating the timing of cash flows for these instruments that warrants the use of this sophisticated methodology. All other financial instruments are valued using a static discounted cash flow method. Under this approach, the present value is determined by discounting the cash flows that the instrument is expected to generate by the yields currently available to investors from an instrument of comparable risk and duration.


     The following tables set forth First Federal's present value estimates as of September 30 and December 31, 1999, as calculated by its NPV Model. The table shows the NPV of First Federal under rate shock scenarios of -300 basis points to +300 basis points in increments of 100 basis points. As market rates increase, the market value of First Federal's portfolio of mortgage loans and securities declines and prepayments slow down. As rates decrease, the market value of mortgage loans and securities increases due to prepayment risk, periodic rate caps and other embedded options.

Actual changes in market value will differ from estimated changes set forth in this table due to various risks and uncertainties.


                                         AS OF SEPTEMBER 30, 1999
                 ------------------------------------------------------------------------
    CHANGE                                    PERCENT OF                   CHANGE IN NPV
INTEREST RATES                   AMOUNT OF    ESTIMATED                       RATIO(4)
(BASIS POINTS)   ESTIMATED NPV   CHANGE(1)      NPV(2)     NPV RATIO(3)    (BASIS POINTS)
--------------   -------------   ----------   ----------   -------------   --------------
     +300            4,286         (1,535)       -26%           7.72%          -233bp
     +200            4,811         (1,010)       -17%           8.54%          -151bp
     +100            5,331           (490)        -8%           9.33%           -72bp
       --            5,821             --         --           10.05%              --
     -100            6,276            456         +8%          10.70%           +65bp
     -200            6,835          1,014        +17%          11.49%          +144bp
     -300            7,477          1,656        +28%          12.37%          +232bp



                                         AS OF DECEMBER 31, 1999
                 ------------------------------------------------------------------------
    CHANGE                                    PERCENT OF                   CHANGE IN NPV
INTEREST RATES                   AMOUNT OF    ESTIMATED                       RATIO(4)
(BASIS POINTS)   ESTIMATED NPV   CHANGE(1)      NPV(2)     NPV RATIO(3)    (BASIS POINTS)
--------------   -------------   ----------   ----------   -------------   --------------
     +300            4,346         (1,102)       -20%           7.41%          -153bp
     +200            4,728           (720)       -13%           7.96%           -99bp
     +100            5,102           (346)        -6%             --            -46bp
       --            5,448             --         --            8.95%              --
     -100            5,744            296         +5%           9.33%           +38bp
     -200            6,128            679        +12%           9.83%           +88bp
     -300            6,554          1,106        +20%          10.37%          +143bp


-------------------------
(1) Represents the excess (deficiency) assuming the indicated change in interest rates minus the estimated NPV assuming no change in interest rates.

(2) Calculated as the amount of change in the estimated NPV divided by the estimated NPV assuming no change in interest rates.

(3) Calculated as the estimated NPV divided by average total assets.

(4) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

     Savings associations are subject to an interest rate risk ("IRR") component in calculating their required regulatory capital. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis points change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. The following table as computed by the OTS determined that First Federal had no IRR modification required to its regulatory capital requirement.

                                          AS OF          AS OF           AS OF            AS OF
                                       DECEMBER 31    DECEMBER 31,   SEPTEMBER 30,    SEPTEMBER 30,
                                           1999           1998           1999             1998
                                       ------------   ------------   -------------    -------------
Risk Measures: 200 bp rate shock
  Pre-Shock NPV Ratio: NPV as % of PV
     of Assets.......................       8.95%          8.39%         10.05%            8.88%
  Exposure Measure:
  Post-Shock NPV Ratio...............       7.96%          7.68%          8.54%            8.33%
  Sensitivity Measure: Change in NPV
     Ratio...........................         99bp           71bp          151bp             54bp
Calculation of Capital Component
  Change in NPV as % of PV of
     Assets..........................      -1.18%         -1.43%         -1.74%           -0.72%
  Interest Rate Risk Capital
     Component (9000)................         --             --             --               --


     Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit runoffs, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions First Federal may undertake in response to changes in the interest rates.

     Although First Federal is not subject to the IRR component reduction discussed above, First Federal is still subject to interest rate risk and, as can be seen above, rising interest rates will reduce First Federal's net asset value. The OTS has the authority to require otherwise exempt institutions to comply with the rule concerning interest rate risk.

                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.

                                    BUSINESS

GENERAL


     First Federal Holding Company of Morris, Inc. ("First Federal") is a savings and loan holding company and parent of First Federal Savings Bank (the "Savings Bank"), a federally-chartered savings bank with its principal office in Morris, Minnesota and branch offices in Benson and Breckenridge, Minnesota. The Savings Bank has obtained regulatory approval for an additional branch in Big Lake, Minnesota, and anticipates opening the branch in May 2000. The Savings Bank currently serves customers and the borrowers located in west central Minnesota, particularly in the communities of Morris, Benson and Breckenridge and the counties of Stevens, Swift and Wilkin. At December 31, 1999, First Federal had consolidated assets of $61.1 million, deposits of $52.5 million and shareholders' equity of $3.7 million.


     The Savings Bank was organized in 1922 as Morris Building and Loan Association. In 1958, the name was changed to First Federal Savings and Loan Association of Morris, which merged with Breckenridge Federal Savings and Loan Association in 1973. The name was changed to First Federal Savings Bank in 1983. The Savings Bank was converted from mutual to stock form in 1992, when First Federal was organized as a savings and loan holding company and acquired majority control of the Savings Bank.

     The Savings Bank provides a broad range of commercial and retail banking services designed to meet the borrowing and depository needs of consumers and small and medium-sized businesses in the communities it serves. The Savings Bank offers a full range of deposit accounts that are typically made available by most banks and savings associations, including checking accounts, commercial accounts, savings accounts and time deposit accounts. The Savings Bank provides a range of lending services including real estate mortgages, consumer loans and loans to businesses and farms.

     First Federal believes that such businesses and individuals are under-served in its market by the larger regional and national financial institutions that have acquired other local banking and savings institutions. As a community-based savings bank, the Savings Bank seeks to provide its customers with personal service and support, and to make available to them a broad range of products and services. The Savings Bank is managed by individuals who have lived and worked in the markets for many years and believes that it can leverage the experience of local management to attract business and make knowledgeable credit decisions. First Federal believes that the Savings Bank competes effectively with financial institutions of all sizes in these markets by delivering products and services its customers require, through local management and personalized service.

SAVINGS BANK PRODUCTS AND SERVICES

     The Savings Bank offers a wide variety of consumer and commercial lending and deposit services through representatives at its offices and its mortgage subsidiary.

     Deposits. Deposits are the Savings Bank's principal source of funds. The Savings Bank offers a full range of deposit products that are typically available in most banks and savings associations, including checking accounts, commercial accounts, savings accounts, time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The Savings Bank offers direct deposit of payroll and social security checks. Transaction accounts and time certificates are offered at rates competitive to those offered in the Savings Bank's market areas. In addition, the Savings Bank offers individual retirement accounts and other retirement account services.

     Lending Activities. As a federally-chartered savings bank, the Savings Bank has historically emphasized home mortgages and second mortgages, although in recent years, the Savings Bank has offered a range of other lending services, including consumer loans and loans to small to medium-sized farms and businesses that are located in the Savings Bank's market areas.


     The Savings Bank offers a variety of real estate loans secured by first or second mortgages on real estate. These loans generally consist of one to four-family residential real estate loans, multi-family real estate loans, construction and development loans and farm land and commercial real estate loans. Additionally, the Savings Bank is the majority shareholder of Homeland Mortgage, LLC, which originates real estate loans through its office located in Morris, Minnesota. Approximately 80% of first mortgage loans originated by the savings bank or by Homeland are sold on the secondary market through such programs as Freddie Mac and Fannie Mae. The Savings Bank is also certified as an approved lender in the Minnesota Housing and Rural Development Authority. The Savings Bank has a loan servicing portfolio of approximately $18.2 million one-to-four-family residential real estate loans, which provide servicing fee income to the Savings Bank.


     The Savings Bank offers a variety of consumer loans to individuals for personal and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit, and checking account overdraft protection. These consumer loans typically carry balances of less than $30,000 and, in the case of non-revolving loans, are amortized over a period not to exceed sixty months. Ninety-day term loans typically bear interest at a fixed rate. Revolving loans typically bear interest at a fixed rate and require monthly payments of interest and a portion of the principal balance.

     The Savings Bank also offers a variety of commercial and agricultural loans, although by law and regulation, no more than 20% of total assets may be represented by these types of loans. Equipment loans are typically for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment and with a loan-to-value ratio of 80% or less. Working capital loans typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory or personal guarantees of the principal owners of the business. For loans secured by accounts receivable inventory, the principal amount of the loan will typically be repaid as the assets securing the loan are converted into cash, and in other cases, the principal amount of a loan would typically be due at maturity.

     Loan approval policies provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer's lending authority, the loan request is considered and approved, if appropriate, by other officers. The Savings Bank has established a loan committee that has lending limits, and any loan in excess of this lending limit must be approved by the Board of Directors. In compliance with law and regulation, the Savings Bank does not make any loans to any of its directors, officers or employees, unless the loan is approved by the Savings Bank's Board of Directors and is made on terms not more favorable to such person than would be available to a person not affiliated with the Savings Bank.


     The Savings Bank's lending activities are subject to a variety of lending limits imposed by federal law. While different lending limits apply in certain circumstances based on the type of loan or the nature of the borrower (including the borrower's relationship to the Savings Bank), in general, the Savings Bank may not currently make loans to one borrower and related entities in an amount which exceeds $850,000. Unless the Savings Bank is able to sell participations in loans to other financial institutions, the Savings Bank is not able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above this limit.


     Other Financial Services. The Savings Bank provides a variety of other services, including cash management services, safe deposit boxes, travelers' checks and direct deposit of payroll and social security checks. The Savings Bank is associated with a shared network of automated teller machines that may be used by customers throughout Minnesota and other regions and permits customers to

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

access their funds twenty-four hours a day. The Savings Bank also offers MasterCard and Visa credit card services through a correspondent bank as an agent for the Savings Bank.

     In addition to products and services provided by through the Savings Bank, First Federal also provides financial services through certain non-bank affiliates. First Federal organized a mortgage subsidiary in 1998, West Central Service Corporation ("Service"). The Savings Bank acquired the assets of Service and contributed them in a joint venture with Northern Star Financial in July 1999 to form Homeland Mortgage Company LLC ("Homeland"). Homeland was established to serve as a mortgage servicer and originator, from its office in Morris, Minnesota. Homeland primarily originates and services one-to-four-family real estate mortgage loans, including a variety of guaranteed and conventional loan programs. Under the terms of the joint venture agreement, the Savings Bank acquired a 51% equity interest in Homeland.

     First Federal organized an investment services subsidiary in 1986, West Central Investments, Inc. ("Investments"). Investments is a wholly-owned subsidiary of First Federal offering a variety of investment products, including mutual funds, securities, insurance and annuities, all through a third-party provider arrangement with Eagle One Investments. The investment officer visits the three Savings Bank offices on a rotating basis through the week.

LOCATION AND SERVICE AREA

     The principal market areas of the Savings Bank are the Minnesota counties of Stevens, Swift and Wilkin, which includes the communities of Morris, Benson and Breckenridge, Minnesota, from which it draws a significant portion of its business. Beginning in spring 2000, with the anticipated opening of the Big Lake, Minnesota branch, the Savings Bank's market will expand to Sherburne County, including the communities of Monticello, Big Lake, Elk River and Clearwater, from which the Savings Bank hopes to draw significant additional business. Approximately 30,000 people reside in the Savings Bank's current principal market area, with an additional 50,000 people in the new Sherburne market area. The 1995 median household income of residents living in the principal market area was approximately $30,000; the 1995 median household income of residents living in the Sherburne County market area was approximately $48,000.

COMPETITION

     The banking business is highly competitive. The Savings Bank competes with community and national banks, credit unions, thrifts and non-financial institutions such as insurance companies and mutual funds. Currently, in addition to the Savings Bank, the Savings Bank's principal market areas of the three Minnesota counties of Stevens, Swift and Wilkin are served by seventeen offices of eleven different banks, plus a credit union. The Sherburne County market area is served by twelve offices of nine different banks, plus a credit union and an industrial loan and thrift. Financial institutions located outside these counties also compete with the Savings Bank. Most, if not all, of these competitors have substantially greater financial resources than the Savings Bank. The Savings Bank believes its competitive strength will lie in providing long-term relationship-oriented banking services by management and employees with strong ties to the local market areas. The Savings Bank attempts to target all residents of its principal market areas, especially the homeowners and local businesses.

EMPLOYEES


     As of December 31, 1999, the Savings Bank had 25 full-time employees and 4 part-time employees and Homeland had 9 full-time employees. The Savings Bank's employees are not represented by a collective bargaining agreement.


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

PROPERTIES

     The Savings Bank's headquarters and principal office is located at 532 Atlantic Avenue, Morris, Minnesota. The Savings Bank's branches are currently located at 1329 Pacific Avenue, Benson, Minnesota and 214 North Fifth Street, Breckenridge, Minnesota; the planned Big Lake branch is located at 240 Jefferson Boulevard, Big Lake, Minnesota. The Savings Bank owns all of the facilities. The principal office of the Savings Bank is the largest facility, with a teller line with 5 tellers, a drive-through window and executive and administrative offices.

LEGAL PROCEEDINGS

     There are no material litigation or other legal proceedings pending against the Savings Bank or any of its properties.

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

                    FIRST FEDERAL HOLDING COMPANY OF MORRIS

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table set forth the directors and executive officers of the Savings Bank:


NAME                                   AGE                         POSITION
----                                   ---                         --------
Allan R. Thoren......................  54     President, Chairman and Chief Executive Officer
Terry Singsaas.......................  50     Senior Vice President
William L. Heikkila..................  48     Vice President and Chief Financial Officer
Lloyd Fehr...........................  59     Director
Kenneth E. Johnson...................  65     Director
Edward J. Morrison...................  79     Director
Wayne Riser..........................  60     Director
Neil E. Schmidgall...................  54     Director
Leonard Wulf.........................  73     Director


     ALLAN R. THOREN has been President, Chairman and Chief Executive Officer of First Federal Savings Bank since July 1990. He has also served as President and a director of West Central Service Corporation and as President, Chairman and Chief Executive Officer of West Central Investments, Inc. since July 1990, as a director of First Federal since September 1992 and as Chairman and governor of Homeland Mortgage, LLC since July 1999.

     TERRY SINGSAAS has been Senior Vice President of First Federal Savings Bank since November 1997, and served as Branch Manager from May 1989 to November 1997.

     WILLIAM L. HEIKKILA has been Vice President and Chief Financial Officer of First Federal Savings Bank since August 1990, and has also served as Chief Financial Officer and Treasurer of Homeland Mortgage, LLC since 1999.

     LLOYD FEHR has been director of First Federal and First Federal Savings Bank since September 1992. He has been a shareholder of Riverview Farm since 1990, a shareholder of Riverview Dairy since 1995 and owner of Riverview Feedlot since 1996.

     KENNETH JOHNSON has been a director of First Federal since December 1992 and a director of First Federal Savings Bank since January 1970. Since 1962, Mr. Johnson has been the owner of Kenneth E. Johnson, CPA, an accounting firm in Morris, Minnesota.

     EDWARD J. MORRISON has been a director of First Federal since 1991 and a director of First Federal Savings Bank and its predecessor since April 1954. He has been a private investor since 1963.

     WAYNE RISER has been a director of First Federal since September 1992 and of First Federal Savings Bank since 1972. He has been employed as a pilot since 1988, and has served as corporate pilot for Superior Industries, Morris, Minnesota, since September 1996. From 1968 to 1988, he was President and owner of Concrete Minnesota, Inc. and Conrock Materials, Inc.

     NEIL E. SCHMIDGALL has been a director of First Federal and First Federal Savings Bank since September 1992. For more than five years, he has been the owner of Superior Industries of

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

Morris, Inc., a manufacturing company, and of Midwest Equipment, Inc., which is engaged in sales of used equipment.

     LEONARD WULF has been a director of First Federal and First Federal Savings Bank since September 1992. He has been President of Leonard Wulf & Sons, Inc., a livestock and grain farming company since 1978.

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

                           SUPERVISION AND REGULATION

     The following discussion of statutes and regulations affecting bank holding companies and banks is a summary thereof and is qualified in its entirety by reference to such statutes and regulations.

GENERAL

     Commercial banking is highly regulated at both the federal and state level. In addition to a variety of generally applicable state and federal laws governing businesses and employers, we are extensively regulated by special laws applicable only to financial institutions. Virtually all aspects of our operations are subject to specific requirements or restrictions and general regulatory oversight. Deposits, reserves, capital, investments, loans, issuance of securities, payment of dividends, mergers and consolidations, electronic funds transfers, management practices, the scope of activities and other aspects of our operations are subject to regulation. With few exceptions, state and federal banking laws have as their principal objective either the maintenance of the safety and soundness of the financial institution and the federal deposit insurance system or the protection of consumers or classes of consumers, rather than the specific protection of our shareholders.

     The highly regulated environment in which we operate is subject to frequent change. Significantly, on November 12, 1999, President Clinton signed the Gramm-Leach-Bliley Act. This Act repeals portions of the Glass-Steagall Act, amends The Bank Holding Company Act of 1956 ("BHC Act"), and modifies other laws thereby broadening the permissible range of affiliations among banks, securities firms, insurance companies, and other financial service providers. We cannot fully predict the nature or the extent of any effects which this new law or other possible regulatory changes may have on our business and earnings. Such changes may have the effect of increasing or decreasing the cost of doing business, modifying permissible activities, or enhancing the competitive position of other financial institutions.

BANK HOLDING COMPANY REGULATION

     As noted earlier, Northern Star Financial, Inc. is a bank holding company. A bank holding company is a form of bank ownership and provides an alternative to individuals directly owning a bank's stock. In general, a bank holding company is any company, corporation, or business entity that controls the operation of a bank, whether through stock ownership or other means. Individual investors generally hold stock in the parent holding company instead of directly owning bank stock.

     In addition to serving as a means for holding and owning a bank stock, the holding company structure can be used as a vehicle for acquiring additional banks or for expanding into a wide range of activities. Holding companies also offer a way of consolidating management and operations across these various interests.

     The BHC Act, as amended, is the primary federal law governing the ownership and control of banks by companies. Under the BHC Act, a company considered to be a bank holding company is subject to supervision by the Board of Governors of the Federal Reserve System ("Board"). Further, the Board has responsibility and authority to issue regulations governing bank holding companies. A primary regulation issued by the Board under this authority is Regulation Y.

     Supervision. As a bank holding company, we are subject to supervision by the Board. This supervision generally consists of financial reporting and inspections. With respect to financial reporting, we are required to file with the Board quarterly and annual reports and such additional information as the Board may require. Inspections can be conducted either off-site or on-site as deemed necessary and appropriate by the Board. Further, the Board has authority to take action

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

against us for failing to comply with applicable laws and regulations. Such action is commonly referred to as "enforcement action" and can take several different forms. Examples include cease and desist orders, civil money penalties, and the removal of management officials. The Board may also require that we terminate an activity or terminate control of or liquidate or divest certain nonbank subsidiaries or affiliates when the Board believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of our insured depository subsidiaries.

     Regulation. As indicated above, bank holding companies such as ours are subject to the BHC Act and Regulation Y, as well as other state and federal laws and regulations. Thus, the following types of activities are subject to regulatory requirements:

     Payment of Dividends. The Board has indicated that banking organizations should generally pay cash dividends out of current operating earnings and the current rate of earnings retention should be consistent with the organization's capital needs, asset quality and overall financial condition. Board policy states that it is inappropriate for a banking organization that is experiencing serious financial problems or that has inadequate capital to borrow to pay dividends. Similarly, the payment of dividends based solely or largely on gains resulting from unusual or nonrecurring events may not be prudent or warranted. Further, the Board believes that a bank holding company should not maintain a level of cash dividends to its shareholders that places undue pressure on the capital of depository institution subsidiaries or are funded from borrowings or other arrangements that undermine the bank holding company's ability to serve as a source of strength to the subsidiaries. The Board may, and in certain circumstances must, prohibit a bank holding company from making any capital distributions without prior approval of the Board, if the subsidiary depository institution is undercapitalized. The Board also may impose limitations on the payment of dividends as a condition to its approval of certain applications, including applications for approval of mergers or acquisitions.

     In addition to the restrictions on dividends imposed by the Board, under the Minnesota Business Corporation Act, the discretion of our board of directors is constrained by Minnesota Statutes, section 302A.551. Under that section, the board may authorize a dividend only if the directors in good faith, in a manner they reasonably believe to be in the best interests of the corporation, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances, determine that we will be able to pay our debts in the ordinary course of business after making a distribution.

     Regulatory Capital Requirements. The Board's capital guidelines establish minimum regulatory capital requirements for bank holding companies for the following categories: (i) a capital leverage measure expressed as a percentage of total assets, (ii) a risk-based measure expressed as a percentage of total risk-weighted assets, and (iii) a Tier 1 leverage measure expressed as a percentage of average total consolidated assets. Tier 1 capital consists of common stockholders' equity, qualifying preferred stock, and minority interests in the equity accounts of consolidated subsidiaries. The failure of a bank holding company to meet its capital requirements may result in supervisory action, as well as an inability to obtain approval of any regulatory applications and, potentially, increased frequency of examinations and inspections. The federal bank regulators have previously indicated a desire to raise minimum capital requirements for banking organizations and have suggested that revisions to the capital requirements should be made. The effect of any future change in our required capital ratios cannot be determined at this time.

     Activity Limitations. Under the BHC Act, we must obtain Board approval before we acquire direct or indirect ownership or control of any voting securities of a bank or bank holding company if the acquisition results in our control of more than 5% of the outstanding shares of any class of voting securities of the entity, unless we already own a majority of the voting securities of the entity. We also must obtain prior Federal Reserve approval before we acquire all or substantially all of the assets of a bank or merge or consolidate with another bank holding company. The BHC Act also, in general, limits the activities that we and our subsidiaries may engage in to those so closely related to banking or managing or controlling banks and activities that are so closely related to banking as to be a proper incident thereto. The Board, in making such determinations, considers whether performance of the activities can reasonably be expected to produce benefits to the public without any adverse effects such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. Under Regulation Y, we may engage, subject to Board guidelines and approvals, in such closely-related activities as: (1) extending credit and servicing loans; (2) activities related to extending credit including real estate and personal property appraising, arranging commercial real estate equity financing, check-guaranty services, collection agency services, credit bureau services, asset management, servicing, and collection activities, and acquiring debt in default; (3) leasing personal or real property; (4) operating nonbank depository institutions; (5) trust company functions; (6) financial and investment advisory activities; (7) agency transactional services for customer investments including securities brokerage, riskless principal transactions, private-placement services, futures commission merchant, and other transactional services; (8) investment transactions as principal including underwriting and dealing in government obligations and money market instruments, investing and trading activities, buying and selling bullion and related activities; (9) management consulting and counseling activities;
(10) support services including courier services and printing and selling MICR-encoded items; (11) insurance agency and underwriting; (12) community development activities; (13) retail sale of money orders, savings bonds, and traveler's checks; and (14) data processing.

     Under the Gramm-Leach-Bliley Act enacted on November 12, 1999, bank holding companies that decide to become "financial holding companies" and that meet the qualifying criteria will be able to engage in additional activities. Specifically, financial holding companies will be able to engage in activities that are financial in nature or incidental to such financial activities and activities that are complementary to financial activities. The Act identifies a number of activities as financial in nature, including insurance, underwriting, dealing in, or making a market in securities, and merchant banking. These identified activities are in addition to the closely related activities just enumerated. To qualify as a financial holding company, all of the company's subsidiary depository institutions must be well capitalized and well managed and have a satisfactory rating under the Community Reinvestment Act.

BANK REGULATION

     The continued earnings and growth of our Bank will be influenced by general economic conditions, the monetary and fiscal policies of the federal government, and the policies of regulatory agencies, particularly the Board. The Board implements national monetary policies by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial institutions subject to its reserve requirement and by varying the discount rate applicable to borrowings by banks from the Federal Reserve System. The actions of the Board in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

     Supervision. Our Bank, as a state chartered banking corporation, is subject to primary supervision, examination and regulation by the Minnesota Department of Commerce ("DOC") and the Federal Deposit Insurance Corporation ("FDIC"). Various requirements and restrictions under the laws of the State of Minnesota and the United States also affect the operation of our Bank. These statutes and regulations relate to many aspects of the operations of our Bank, including reserves against deposits, loans, investments, mergers and acquisitions, borrowings, dividends and locations of branch offices. Some of these statutes and regulations and their effect on our Bank are discussed below. Moreover, from time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial intermediaries. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial intermediaries are frequently made. The likelihood of any major changes and the impact of such changes are impossible to predict.

     Deposit Insurance. As an FDIC-insured institution, our Bank will be required to pay deposit insurance premium assessments to the FDIC. The amount each insured depository institution pays for FDIC deposit insurance coverage is determined in accordance with a risk-based assessment system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. BIF-member institutions classified as well capitalized (as defined by the FDIC) and considered healthy pay the lowest premium (currently 0% of deposits) while BIF-member institutions that are under capitalized (as defined by the FDIC) and considered of substantial supervisory concern pay the highest premium (currently up to 0.27% of deposits).

     The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines, after a hearing, that the institution has engaged in or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, order, or any condition imposed in writing by, or under agreement with, the FDIC. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital. We are not aware of any activity or condition that could result in termination of our Bank's deposit insurance.

     Payment of Dividends by our Bank. There are state and federal statutory and regulatory requirements limiting the amount of dividends which may be paid to us by our Bank. Generally, a bank may pay cash dividends out of current operating earnings to the extent that the current rate of earnings retention is consistent with our Bank's capital needs, asset quality and overall financial condition. The governing regulatory agency has the authority to prohibit our Bank from engaging in business practices which the governing regulatory agency considers to be unsafe or unsound. It is possible, depending upon the financial condition of our Bank, that the governing regulatory agency may determine that the payment of dividends to us by our Bank might, under some circumstances, be such an unsafe and unsound practice.

     For example, as a prerequisite to the payment of dividends, Minnesota Statutes, section 48.09, subd. 1, requires our Bank to set aside all of its net profits to a surplus fund until the surplus fund is equal to 20% of our Bank's capital stock, and 10% of its net profits while the surplus fund is equal to between 20% and 50% of our Bank's capital stock. Even when the surplus fund requirements are met, all bank decisions regarding dividends are subject to the approval of the Department of Commerce.

     Common Liability. Under federal law, a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with the default of a commonly controlled FDIC-insured depository institution or any assistance provided by the FDIC to a commonly controlled FDIC-insured institution in danger of default.

     Affiliate Transaction Limitations. Our Bank is subject to certain restrictions imposed by federal law on "covered transactions" between our Bank and its affiliates. These covered transactions are (i) loans or extensions of credit by our Bank to an affiliate, (ii) a purchase of or investment in securities issued by an affiliate, (iii) a purchase of assets from an affiliate (subject to certain exemptions the Board may allow), (iv) the acceptance by our Bank of securities issued by the

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

affiliate as security for a loan to any person or company, and (v) the issuance by our Bank of any guaranty, acceptance, or letter of credit on behalf of an affiliate. In general, (i) covered transactions with any one affiliate cannot exceed 10% of our Bank's capital and transactions with all affiliates cannot exceed 20% of our Bank's capital; (ii) extensions of credit to an affiliate must be collateralized; (iii) low quality assets cannot be purchased from an affiliate; and (iv) all transactions must be on safe and sound terms.

     All covered transactions, and certain other transactions between our bank and our affiliates, must be on terms and under circumstances, including credit standards, that are substantially the same, or at least as favorable to our Bank as those prevailing at the time for comparable transactions with nonaffiliated companies. In the absence of comparable transactions, the terms and circumstances for the affiliate transaction must be those that in good faith would be offered to nonaffiliated companies.

     Regulatory Capital Requirements. Our Bank is required to comply with capital adequacy standards set by the FDIC. The FDIC may establish higher minimum requirements if, for example, a bank has previously received special attention or has a high susceptibility to interest rate risk. Banks with capital ratios below the required minimum are subject to certain administrative actions. More than one capital adequacy standard applies, and all applicable standards must be satisfied for an institution to be considered to be in compliance. There are three basic measures of capital adequacy: a total risk-based capital measure, a Tier 1 risk-based capital ratio, and a leverage ratio.

     The risk-based capital measure was adopted to assist in the assessment of capital adequacy of financial institutions by, (i) making regulatory capital requirements more sensitive to differences in risk profiles among organizations;
(ii) introducing off-balance-sheet items into the assessment of capital adequacy; (iii) reducing the disincentive to holding liquid, low-risk assets; and (iv) achieving greater consistency in evaluation of capital adequacy of major banking organizations throughout the world. The risk-based guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning assets and off-balance-sheet items to broad risk categories. An institution's risk-based capital ratios are calculated by dividing its qualifying capital by its risk-weighted assets.

     Qualifying capital consists of two types of capital components: "core capital elements" ("Tier 1" capital) and "supplementary capital elements" ("Tier 2" capital). Tier 1 capital is generally defined as the sum of core capital elements less goodwill and other intangibles. Core capital elements consist of
(i) common shareholders' equity, (ii) noncumulative perpetual preferred stock, subject to certain limitations, and (iii) minority interest in the equity accounts of consolidated subsidiaries. Supplementary capital ("Tier 2" capital) consists of elements such as (i) allowance for loan and lease losses (subject to limitations); (ii) perpetual preferred stock which does not qualify as Tier 1 capital (subject to certain conditions); (iii) hybrid capital instruments and mandatory convertible debt securities; and (iv) term subordinated debt and intermediate-term preferred stock (subject to limitations). The maximum amount of Tier 2 capital that may be included in qualifying total capital is limited to 100% of Tier 1 capital (net of goodwill and certain other intangible assets).

     Under current capital adequacy standards, our Bank must meet a minimum ratio of qualifying total capital to risk-weighted assets of 8%. Of that ratio, at least half, or 4%, must be in the form of Tier 1 capital.

     Banks must also meet a leverage capital requirement. In general the minimum leverage capital requirement is not less than 3 percent Tier 1 capital to total assets if the bank has the highest regulatory rating and is not anticipating or experiencing any significant growth. All other banks should have a minimum of 100 to 200 basis points higher and thus a minimum leverage capital standard of

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not less than 4 percent. Thus, banks normally are out of compliance with regulatory capital requirements if they have a Tier 1 leverage capital ratio of less than 4 percent.

     As a result of the FDIC Improvement Act of 1991, the federal bank regulatory agencies adopted regulations defining banks as "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under the law, depending upon a bank's classification, a bank may be directed to prepare and implement a capital restoration plan, to be guaranteed by its parent bank holding company. Further, banks are subject to increased restrictions upon activities and heightened regulatory management as capital classifications decline.

     Generally, under regulations adopted by all of the bank federal regulatory agencies, "well capitalized" has been defined as an institution with a total capital to risk-based asset ratio of 10%, a Tier 1 capital to risk-based asset ratio of 6% and a Tier 1 leverage ratio of 5%. The regulations further provide that an "adequately capitalized" institution must have a total capital to risk-based asset ratio of at least 8%, a Tier 1 capital to risk-based asset ratio of 4% and a Tier 1 leverage ratio of 4%. An institution will be deemed "undercapitalized" if it has total risk-based capital ratio that is less than 8% or has a leverage ratio that is less than 4% (or less than 3% if rated CAMEL 1). Institutions with a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 3%, or a leverage ratio that is less than 3% will be deemed "significantly undercapitalized." Finally, the regulations provide that an institution that has a ratio of tangible equity to total assets that is equal to or less than 2% will be deemed "critically undercapitalized." Federal bank regulatory agencies, including the FDIC, are authorized to down-grade a financial institution from one capital category to the next if an examination reveals that the asset quality, management, earnings or liquidity of that institution are less than satisfactory. Under the regulations, as of September 30, 1999 our Bank is classified as "well capitalized."

     Acquisitions and Branching. Banks, including our Bank, have the authority under Minnesota law to establish branches (referred to under Minnesota law as "detached facilities") in any municipality in the state of Minnesota, subject to receipt of all required regulatory approvals, except a municipality having a population of 10,000 or less, unless all the banks having a principal office in the municipality have consented in writing to the establishment of the branch (this rule is often called the "home town protection rule.")

     Effective June 1, 1997, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "RNA") allows the responsible Federal banking agency to approve applications for mergers of depository institutions across state lines without regard to whether such activity is contrary to state law. Any state could, however, by adoption of a non-discriminatory law after September 29, 1994 and before June 1, 1997, either elect to have this provision take effect before June 1, 1997 or opt-out of the provision. The effect of opting out is to prevent banks chartered by, or having their main office located in, such state from participating in any interstate branch merger. Each state is permitted to retain a minimum age requirement of up to five years, a non-discriminatory deposit cap, and non-discriminatory notice or filing requirements. Only Texas opted-out of the interstate merger provision. The Minnesota legislature has taken action to opt in and has authorized interstate branching effective June 1, 1997. It exercised its discretion, however, to retain a minimum age requirement (or "seasoning requirement") of 5 years. Therefore, our Bank may not be acquired by an out-of-state bank nor may our Bank merge into an out-of-state bank for 5 years after its creation. Nevertheless, the RNA could present acquisition and branching opportunities to the Company, and could allow out-of-state banks easy access to markets currently served by the Company thereby increasing competition.

     Community Reinvestment Act. The Community Reinvestment Act of 1977 ("CRA") requires a financial institution to help meet the credit needs of its entire community, including low-income and moderate-income areas. Federal banking agencies may take CRA compliance into account when regulating and supervising bank and holding company activities; for example, CRA performance may be considered in approving proposed bank acquisitions. The banks are also subject to a variety of consumer protection laws and fair lending laws. Violations of these laws may cause regulators to impose substantial penalties or take other administrative action.

                        DESCRIPTION OF OUR CAPITAL STOCK

GENERAL

     Our Amended and Restated Articles of Incorporation (the "Articles") authorize the issuance of 20,000,000 shares of capital stock having a par value of $0.01 per share, of which 15,000,000 shares are common stock and 5,000,000 shares are undesignated.

COMMON STOCK


     General. As of December 31, 1999, 425,600 shares of common stock were issued and outstanding. No share of common stock is entitled to preference over any other share and each such share is equal to other shares of common stock in all respects. In any distribution of capital assets, whether voluntary or involuntary, holders of common stock are entitled to receive pro rata the assets remaining after creditors and holders, if any, of stock with a liquidation preference have been paid in full.


     Voting. Common shareholders are entitled to one vote for each share held of record on each matter submitted to a vote of the common shareholders.

     Dividends, Distributions and Redemptions. Subject to the preferential dividend rights of any subsequent classes or series of stock with such rights and preferences superior to the common stock as our board of directors may designate, the common stock shareholders are entitled to receive dividends as and when declared by our board of directors. However, dividends on our common stock are not contemplated in the foreseeable future. Under the Minnesota Business Corporation Act (the "MBCA"), we may declare and pay dividends on the common stock only if we will be able to pay its debts in the ordinary course of business after making the distribution. In addition, our primary source of cash to make dividend payments is dividends that we receive from our Bank, which may be unable to make payments to us under various applicable regulations. See
"-- Dividend Policy" and "Supervision and Regulation."

     Federal and state banking laws regulate our ability to pay dividends and redeem our equity securities. No redemptions of any equity securities are permitted without the approval of the Federal Reserve Board if the aggregate amount of such redemptions exceeds 10% of our net worth over a 12-month period. In addition, no redemption of or dividend on the common stock is permitted if it would constitute an unsafe or unsound practice according to the Federal Reserve Board.

     If we were liquidated, our common stockholders would be entitled to receive, pro rata, all assets available for distribution to them after satisfaction of our liabilities and any payment applicable to any preferred stock then outstanding.

     No Cumulative Voting. Our Articles provide that our shareholders will not have cumulative voting rights in the electing of directors. Under cumulative voting, a shareholder could cast that number of votes equal to such shareholder's shares multiplied by the number of directors to be elected in favor of one candidate or among several candidates. Cumulative voting makes it possible for less than a majority of the shareholders to elect one or more members of the board of directors. Under non-cumulative voting, a majority of the voting power of the shareholders entitled to vote can elect the entire board of directors.

     No Preemptive Rights. Our Articles provide that our shareholders will not have any preemptive rights to subscribe for or purchase additional shares of our capital stock. This means that our shareholders will not be entitled to acquire a certain fraction of the unissued securities or rights to purchase our securities before we may offer them to other persons. Preemptive rights enable a shareholder to maintain the shareholder's proportional voting power and proportional rights to receive and other distributions by the company.

UNDESIGNATED STOCK

     Under governing Minnesota law and our Articles, no action by our shareholders is necessary, and only action of the board of Directors is required, to authorize the issuance of any of the undesignated stock. The board of directors is empowered to establish and to designate each class or series of the undesignated shares and to set the terms of such shares (including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences). Accordingly, the board of directors, without shareholder approval, may issue such undesignated shares in one or more series of preferred stock having rights, preferences, privileges or restrictions, including voting rights, that may be greater than the rights of holders of common stock, provided, however, that the issuance of preferred stock is approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to our or independent legal counsel.

     It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of Northern Star Financial without further action by the shareholders. We have no present plans to issue any shares of preferred stock.

LIMITATION OF DIRECTOR LIABILITY, INDEMNIFICATION

     The Minnesota Business Corporations Act ("MBCA") permits Minnesota corporations, in their Articles of Incorporation or Bylaws, to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of a corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by the MBCA, directors are accountable to corporations and their shareholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although the MBCA provision does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our Bylaws state that our directors will not be personally liable for monetary damages for breach of their fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) corporate distributions which are in contravention of restrictions in the MBCA, our Articles of Incorporation or Bylaws, or any agreement to which we are a party, or (iv) any transaction from which the director derives an improper personal benefit. Our Bylaws also provide that if the MBCA is later amended, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the MBCA, as so amended. The inclusion of this provision in our Bylaws may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our shareholders.

     Minnesota Statutes Section 302A.521 provides that our officers and directors have the right to indemnification from us for liability arising out of certain actions. We have included in our Bylaws a provision to indemnify our directors and officers for expenses and liabilities to the fullest extent permitted by Minnesota law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

ANTI-TAKEOVER PROVISIONS

     Certain provisions of Minnesota law and our Articles described below could have an anti-takeover effect. These provisions are intended to provide management flexibility to enhance shareholder value, the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board and to discourage an unsolicited takeover, if the board determines that such a takeover is not in our best interests and the best interests of our shareholders. However, these provisions could have the effect of discouraging certain acquisition attempts, which could deprive our shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

     Section 302A.671 of the Minnesota Statutes applies, with certain exceptions, to any acquisitions of our voting stock (from a person other than us, and other than in connection with certain mergers and exchanges to which we are a party) resulting in the beneficial ownership of 20% or more of the voting stock then outstanding. Section 302A.671 requires approval of the granting of voting rights for the shares received pursuant to any such acquisition by a majority vote of our shareholders. In general, shares acquired without such approval are denied voting rights and are redeemable by us at the then fair market value within 30 days after the acquiring person has failed to deliver a timely information statement to us or the date the shareholders voted not to grant voting rights to the acquiring person's shares.

     Section 302A.673 of the Minnesota Statutes generally prohibits any business combination by us, or any of our subsidiaries, with any shareholder who purchases 10% or more of our voting shares (an "interested shareholder") within four years following such interested shareholder's share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of our board of directors before the interested shareholder's share acquisition date.

     Our board of directors may authorize the issuance of additional shares of common stock or, from the 5,000,000 shares of undesignated stock, preferred stock without further action by our shareholders, unless such action is required in a particular case by applicable laws or regulation. The authority to issue additional common stock or preferred stock provides us with the flexibility necessary to meet our future needs without the delay resulting from seeking shareholder approval. The unissued common stock or preferred stock may be issued from time to time for any corporate purposes, including without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions and public and private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of us. In addition, the sale of a substantial number of shares of common stock or preferred stock to persons who have an understanding with us concerning the voting of such shares, or the distribution or dividend of common stock or preferred stock (or right to receive such shares) to our shareholders, may have the effect of discouraging or otherwise increasing the cost of unsolicited attempts to acquire control of us. Further, because our board has the power to determine the voting, conversion or other rights of the preferred stock, the issuance of a series of preferred stock to persons friendly to management could effectively discourage or preclude consummation of a change in control transaction or have the effect of maintaining the position of our incumbent management. We do not currently have any plans or commitments to use our authority to effect any such issuance, but we reserve the right to take any action that the board of directors deems to be in the best interests of Northern Star Financial and its shareholders. Furthermore, as a Minnesota corporation, we are subject to provisions of the Minnesota Business Corporations Act ("MBCA") that could have an anti-takeover effect.

     In addition, certain provisions of our Bylaws will impede changes in majority control of our board of directors. Our Bylaws provide that the board of directors will be divided into three classes, with directors in each class elected for three-year staggered terms. Thus assuming five directors, as currently is the case, it would take two annual meetings for the election of directors to replace a majority of the board.

TRANSFER AGENT AND REGISTRAR

     Our Stock Transfer Agent and Registrar is Continental Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been only a limited public market for our common stock. Future sales of substantial amounts of common stock in the open market may adversely affect the price of the common stock offered hereby and our ability to raise equity capital in the future.

     Upon completion of this offering, we will have a minimum of 925,600 and a maximum of 1,425,600 shares of common stock outstanding, assuming no exercise of outstanding warrants and options. Of the aggregate amount outstanding, 121,000 shares of common stock are "restricted securities" as that term is defined in Rule 144 under the Securities Act, and may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or otherwise.

     The shares sold in this offering will be freely tradable, without resale restrictions or further registration under the Securities Act, unless purchased by an "Affiliate" of Northern Star Financial, whose sales would be subject to certain volume limitations and other restrictions described below. An affiliate of the issuer is defined in Rule 144 under the Securities Act as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer. Rule 405 under the Securities Act defines the term "control" to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract or otherwise. Our directors and directors of our Bank would likely be deemed to be affiliates.

     In general, under Rule 144, an affiliate or a person holding restricted shares may sell, within any three-month period, a number of shares not greater than 1% of the then outstanding shares of the common stock or the average weekly trading volume of the common stock during the four calendar weeks preceding the sale, whichever is greater. Rule 144 also requires that the securities must be sold in "brokers' transactions," as defined in the Securities Act, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. This requirement may make the sale of the common stock by our affiliates pursuant to Rule 144 difficult if no trading market develops in the common stock. Rule 144 also requires persons holding restricted securities to hold the shares for at least one year prior to sale.

                                  THE OFFERING

GENERAL


     We are offering for sale a minimum of 500,000 shares and a maximum of 1,000,000 shares of our common stock at a price of $10.50 per share to raise gross proceeds of between $5,250,000 and $10,500,000. The minimum purchase for any one investor (together with the investor's affiliates) is 100 shares and the maximum purchase is 45,000 shares, unless we, in our sole discretion, accept a subscription for a lesser or greater number of shares.



     Our officers and directors and certain shareholders may purchase shares in this offering, including purchases necessary to sell the minimum number of shares. Because purchases by these individuals may be substantial, investors should not place any reliance on the sale of a specified minimum offering amount as an indication of the merits of this offering or that such officer's, director's or shareholder's investment decision is shared by unaffiliated investors. See "Northern Star Financial Management."



     Subscriptions to purchase shares will be received until midnight, Minneapolis, Minnesota time, on June 26, 2000, unless all of the shares are earlier sold or we terminate the offering earlier. See "Conditions to the Offering and Release of Funds." We reserve the right to terminate the offering at any time or to extend the expiration date for additional periods not to extend beyond September 24, 2000. The date the offering terminates is referred to herein as the "Expiration Date." No written notice of an extension of the offering period need be given prior to any extension and any such extension will not alter the binding nature of subscriptions we have already accepted. Extension of the Expiration Date might cause an increase in the expenses incurred with this offering. We intend to use Banc Stock Financial Services, Inc. to sell the shares. See "Plan of Distribution."



     After we accept a subscription, such subscription will be binding on the subscriber and may not be revoked by the subscriber except with our consent. In addition, we reserve the right to cancel accepted subscriptions at any time and for any reason until the proceeds of this offering are released from escrow (as discussed in greater detail in "Conditions to the Offering and Release of Funds" below), and we reserve the right to reject, in whole or in part and in our sole discretion, any subscription. We may, in our sole discretion, allocate shares among subscribers in the event of an oversubscription for the shares. In determining which subscriptions to accept, in whole or in part, we may take into account any factors we consider relevant, including the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, our Bank, and our desire to have a broad distribution of stock ownership. If we reject any subscription, or accept a subscription but in our discretion subsequently elect to cancel all or part of such subscription, we will refund promptly the amount remitted that corresponds to $10.50 multiplied by the number of shares as to which the subscription is rejected or canceled. We will promptly issue certificates representing shares duly subscribed and paid for after the offering conditions are satisfied and escrowed funds are delivered to us.


CONDITIONS TO THE OFFERING AND RELEASE OF FUNDS


     Subscription proceeds for the initial 500,000 shares subscribed for in this offering will be promptly deposited in an escrow account with Firstar Bank, N.A. as escrow agent until the conditions to this offering have been satisfied or the offering has been terminated. The offering will be terminated, no shares will be issued, and no subscription proceeds will be released from escrow to us, unless on or before the Expiration Date we have accepted subscriptions and payment in full for a minimum of 500,000 shares in this offering. If this condition is satisfied, the subscription amounts for this offering held in escrow may be paid to us and shares issued to subscribers. Once we have closed the sale of the minimum number of shares in this offering, the Escrow Agreement with Firstar Bank, N.A. will be terminated, and any subscription proceeds accepted after satisfaction of the condition before termination of this offering will not be deposited in escrow but will be available for our immediate use. See "Use of Proceeds."


     If the minimum number of shares is not subscribed for by the Expiration Date or the offering is otherwise earlier terminated, (i) accepted subscription agreements will be of no further force or effect and subscribers in this offering will not receive shares of our common stock, (ii) the funds held in the escrow account shall not be subject to the claims of any of our creditors or available to defray the expenses of this offering, and (iii) the full amount of all subscription funds will be returned promptly to subscribers, with interest.

     The escrow agent has not investigated the desirability or advisability of an investment in the shares by prospective investors and has not approved, endorsed, or passed upon the merits of an investment in the shares. Subscription funds held in escrow will be invested in interest-bearing savings accounts, short-term United States Treasury securities, FDIC-insured bank deposits, or such other permissible investments as we and the escrow agent shall agree. We do not intend to invest the subscription proceeds held in escrow in instruments that would mature after the Expiration Date of the offering.

PLAN OF DISTRIBUTION


     We have entered into a sales agency agreement with Banc Stock Financial Services, Inc., a subsidiary of The Banc Stock Group, Inc. The sales agent has agreed to use its best efforts to sell between 500,000 and 1,000,000 shares of common stock to the public at the offering price. The sales agent may not sell any shares unless it can sell at least 500,000 shares. The sales agent will receive a 2.5% commission on shares sold in the offering to our officers, directors and employees, a 5.5% commission on shares sold in the offering to certain investors through the IPOdepot.com website, and a 7.0% commission on other shares sold in the offering. We will also pay the sales agent's expenses in the offering, up to a maximum of $35,000, and its legal fees up to $25,000. The sales agent may, with our consent, sell shares through other dealers who are members of the National Association of Securities Dealers, Inc. The selected dealers will receive a selling commission not to exceed $0.53 per share.


     The sales agent has the right to terminate the sales agency agreement under some circumstances, for example, if the sales agent believes that there is not a favorable public market for the sale of the shares. If the sales agent terminates the sales agency agreement, we may sell the shares ourselves through our officers and directors, or we may engage one or more other broker/dealers. We do not currently have arrangements with any other broker/dealers. Until we have sold the minimum number of shares, we will promptly forward all funds we receive from the sale of shares to the escrow agent.

     The sales agency agreement provides for reciprocal indemnification between us and the sales agent against certain liabilities in connection with this offering, including liabilities under the securities laws. The SEC has advised us that it believes that such indemnification is against public policy and may be unenforceable.

HOW TO SUBSCRIBE

     Shares may be subscribed for by delivering the subscription agreement attached hereto as Exhibit A, completed and executed in full, to the sales agent, on or prior to the Expiration Date. Subscribers should retain a copy of their completed subscription agreement for their records. The subscription price is due and payable when the subscription agreement is delivered. Payment must be made in United States dollars by cash or by check, bank draft or money order drawn to the order of "FIRSTAR BANK, N.A., ESCROW ACCOUNT FOR NORTHERN STAR FINANCIAL, INC." in the amount of $10.50 multiplied by the number of shares subscribed for.


                                 LEGAL MATTERS

     The validity of the issuance of the shares offered hereby will be passed upon for us by Fredrikson & Byron, P.A., whose business address is 900 Second Avenue South, Minneapolis, Minnesota 55402. Certain legal matters relating to this offering will be passed upon for Banc Stock Financial Services, Inc. by Howard & Howard Attorneys, P.C., whose business address is 211 Fulton Street, Peoria, Suite 600, Illinois 61602.

                                    EXPERTS

     The audited financial statements of Northern Star Financial, Inc. as of June 30, 1999, included in this prospectus and elsewhere in the registration statement, have been audited by Bertram Cooper & Co., LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. The audited financial statements of First Federal Holding Company of Morris, Inc. as of September 30, 1999, included in this prospectus and elsewhere in this registration statement, have been audited by Michael L. Anderson & Associates, PLLC, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                       WHERE YOU CAN GET MORE INFORMATION

     We have filed a registration statement on Form SB-2 under the Securities Act with the SEC in connection with the common stock offered by this prospectus. This prospectus omits certain information, exhibits and undertakings set forth in the registration statement which we have filed with the SEC. You may inspect and copy those materials upon payment of prescribed rates, at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional office of the SEC at the following locations: Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. This information is also available on the Internet at the SEC's website. The address for the web site is: http://www.sec.gov. For further information about us, reference is hereby made to the registration statement and the exhibits thereto. Statements contained in this prospectus concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the registration statement for a full statement of the provisions thereof. Each such statement in this prospectus is qualified in all respects by such reference.

                         INDEX TO FINANCIAL STATEMENTS

                         NORTHERN STAR FINANCIAL, INC.


Independent Auditors' Report................................   F-2
Consolidated Statement of Financial Condition as of December
  31, 1999 (unaudited) and June 30, 1999 and 1998...........   F-3
Consolidated Statements of Operations for the six months
  ended December 31, 1999 and 1998 (unaudited) and for the
  year ended June 30, 1999 and for the period from inception
  (January 22, 1998) to June 30, 1998.......................   F-4
Statement of Changes in Stockholders' Equity for the Period
  From Inception (January 22, 1998) to June 30, 1999........   F-5
Statement of Cash Flows for the six months ended December
  31, 1999 and 1998 (unaudited) and for the year ended June
  30, 1999 and for the period from inception (January 22,
  1998) to June 30, 1998....................................   F-6
Notes to Quarterly Financial Statements as of and for the
  Period ending December 31, 1999...........................   F-8
Notes to Financial Statements as of and for the Period from
  Inception (January 22, 1998) to June 30, 1999.............  F-11


                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.
                                AND SUBSIDIARIES


Independent Auditors' Report................................  F-26
Consolidated Balance Sheets as of December 31, 1999
  (unaudited) and September 30, 1999 and 1998...............  F-27
Consolidated Statements of Income for the three months ended
  December 31, 1999 and 1998 (unaudited) and for the years
  ended September 30, 1999 and 1998.........................  F-28
Consolidated Statements of Changes in Stockholders' Equity
  for the years ended September 30, 1999 and 1998...........  F-29
Consolidated Statements of Cash Flows for the three months
  ended December 31, 1999 and 1998 (unaudited) and for the
  years ended September 30, 1999 and 1998...................  F-30
Notes to Quarterly Financial Statements as of and for the
  quarter ended December 31, 1999...........................  F-32
Notes to Consolidated Financial Statements years ended
  September 30, 1999 and 1998...............................  F-34

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
Northern Star Financial, Inc. and Subsidiary
Mankato, Minnesota 56001

     We have audited the accompanying consolidated statements of financial condition of Northern Star Financial, Inc. and Subsidiary (the Company) as of June 30, 1999 and 1998 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the year ended June 30, 1999 and for the period from inception, January 22, 1998 to June 30, 1998. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Northern Star Financial, Inc. and Subsidiary as of June 30, 1999 and 1998, and the consolidated results of their operations and their cash flows for the respective year and period then ended, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for organization costs.

                                          BERTRAM COOPER & CO., LLP

Waseca, Minnesota
August 5, 1999

                  NORTHERN STAR FINANCIAL, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                            JUNE 30,
                                                      DECEMBER 31,    ---------------------
                                                          1999           1999        1998
                                                      ------------    ----------    -------
                                                      (UNAUDITED)
ASSETS
Cash and cash equivalents:
  Cash and due from bank............................  $   249,088     $  210,662    $    --
  Federal funds sold................................    2,159,781      2,533,236         --
                                                      -----------     ----------    -------
     Total cash and cash equivalents................    2,408,869      2,743,898         --
Securities available for sale, at fair value........    4,465,492        745,119         --
FHLB stock, at cost.................................       21,300         16,400         --
Loans held for sale.................................       66,440        681,593         --
Loans receivable, net of allowance for loan losses
  of $56,250 in 1999 and $-0- in 1998...............    8,950,055      4,881,502         --
Accrued interest receivable.........................      128,981         59,527         --
Premises and equipment, net.........................      465,957        486,685         --
Other assets........................................       45,577         20,884     14,806
Investment Homeland Mortgage........................      115,822             --         --
                                                      -----------     ----------    -------
          Total Assets..............................  $16,668,493     $9,635,608    $14,806
                                                      ===========     ==========    =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Demand deposits...................................  $ 2,497,720     $1,121,450    $    --
  Savings deposits..................................    4,674,284      3,244,444         --
  Time deposits.....................................    5,966,384      1,798,675         --
                                                      -----------     ----------    -------
     Total deposits.................................   13,138,387      6,164,569         --
Advances from FHLB..................................      425,000             --         --
Advances from borrowers for taxes and insurance.....        5,436         23,941         --
Other liabilities...................................       69,591         23,396     18,665
                                                      -----------     ----------    -------
     Total Liabilities..............................   13,638,414      6,211,906     18,665
Shareholders' equity:
Common stock, par value $0.01 per share, 15,000,000
  shares authorized, 425,600 shares issued..........        4,256          4,256         --
Undesignated stock, par value $0.01 per share,
  5,000,000 shares authorized, no shares issued.....           --             --         --
Paid in capital.....................................    3,919,577      3,919,577        100
Accumulated deficit.................................     (865,774)      (497,631)    (3,959)
Accumulated comprehensive income (loss).............      (27,980)        (2,500)        --
                                                      -----------     ----------    -------
     Total shareholders' equity.....................    3,030,079      3,423,702     (3,859)
                                                      -----------     ----------    -------
     Total liabilities and shareholders equity......  $16,668,493     $9,635,608    $14,806
                                                      ===========     ==========    =======


The accompanying notes are an integral part of these consolidated financial statements.

                  NORTHERN STAR FINANCIAL, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                           SIX MONTHS ENDED
                                             DECEMBER 31,         YEAR ENDED     PERIOD FROM
                                        ----------------------     JUNE 30,     INCEPTION TO
                                          1999         1998          1999       JUNE 30, 1998
                                        ---------    ---------    ----------    -------------
                                             (UNAUDITED)
INTEREST INCOME:
  Loans receivable....................  $ 323,040    $      --    $ 120,005        $    --
  Securities available for sale.......     64,285           --        3,590             --
  Due from banks......................         --        4,613        5,191             --
  Federal funds sold..................     33,185           --       26,089             --
                                        ---------    ---------    ---------        -------
     Total interest income............    420,510        4,613      154,875             --
Interest expense:.....................                      --
  Demand deposits.....................      2,801           --        1,430             --
  Savings deposits....................     66,404           --       13,363             --
  Time deposits.......................     83,553           --       25,219             --
  Borrowed Funds......................      2,970           --           --             --
                                        ---------    ---------    ---------        -------
     Total interest expense...........    155,728           --       40,012             --
                                        ---------    ---------    ---------        -------
  Net interest income.................    264,782        4,613      114,863             --
  Provision for loan losses...........     67,500           --      (56,250)            --
                                        ---------    ---------    ---------        -------
     Net interest income after
       provision for loan losses......    197,282        4,613       58,613             --
                                        ---------    ---------    ---------        -------
Noninterest income:
  Other fees and service charges......     14,036           --       45,499             --
  Gain/(loss) on sale of loans........     25,824           --       (3,050)            --
                                        ---------    ---------    ---------        -------
     Total noninterest income.........     39,860           --       42,449             --
                                        ---------    ---------    ---------        -------
Noninterest expenses:
  Compensation and employee
     benefits.........................    201,985           --      247,497             --
  Board fees..........................     48,636           --       70,429             --
  Occupancy...........................     48,257           --       39,556             --
  Legal and accounting................     35,790           --       35,806             --
  Printing and supplies...............     21,094           --       22,261             --
  Furniture, fixtures and equipment
     depreciation.....................     33,337           --       19,453             --
  Data processing.....................     23,956           --       16,758             --
  Organizational expenditures.........         --       42,074       55,691             --
  Merger expense......................     37,310           --           --             --
  Other...............................     68,295       77,860       87,283          3,959
  Joint Venture.......................     86,624           --           --             --
                                        ---------    ---------    ---------        -------
     Total noninterest expense........    605,285      115,321      594,734          3,959
                                        ---------    ---------    ---------        -------
Net loss before income tax benefit....   (368,143)    (115,321)    (493,672)        (3,959)
Income tax benefit....................         --           --           --             --
                                        ---------    ---------    ---------        -------
Net loss..............................  $(368,143)   $(115,321)   $(493,672)       $(3,959)
                                        ---------    ---------    ---------        -------
Basic (loss) per share of common
  stock...............................  $   (0.86)         N/A    $   (1.60)           N/A
                                        =========    =========    =========        =======


The accompanying notes are an integral part of these consolidated financial statements.

                  NORTHERN STAR FINANCIAL, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                              ACCUMULATED
                                                                                 OTHER
                                                                             COMPREHENSIVE
                          COMMON   UNDESIGNATED    PAID-IN     ACCUMULATED      INCOME       COMPREHENSIVE
                          STOCK       STOCK        SURPLUS       DEFICIT      NET OF TAX        INCOME         TOTAL
                          ------   ------------   ----------   -----------   -------------   -------------   ----------
Balance, June 30,
  1997..................  $  --         $--       $       --    $      --       $    --        $      --     $       --
  Issuance of common
     stock..............     --         --               100           --            --               --            100
  Net loss for a period
     of inception to
     June 30, 1998......     --         --                --       (3,959)           --           (3,959)        (3,959)
  Comprehensive loss....     --         --                --           --            --        $  (3,959)            --
                          ------        --        ----------    ---------       -------        ---------     ----------
Balance, June 30,
  1998..................     --         --               100       (3,959)           --               --         (3,859)
  Issuance of common
     stock..............  4,256         --         4,251,744           --            --               --      4,256,000
  Offering costs........     --         --          (332,267)          --            --               --       (332,267)
  Net loss for the year
     ended June 30,
     1999...............     --         --                --     (493,672)           --         (493,672)      (493,672)
  Unrealized loss on
     available-for-sale
     securities net of
     tax of $1,667......     --         --                --           --        (2,500)          (2,500)        (2,500)
  Comprehensive loss....     --         --                --           --            --               --             --
                          ------        --        ----------    ---------       -------        ---------     ----------
Balance, June 30,
  1999..................  $4,256        --        $3,919,577    $(497,631)      $(2,500)       $(496,172)    $3,423,702
                          ======        ==        ==========    =========       =======        =========     ==========

The accompanying notes are an integral part of these consolidated financial statements.

                  NORTHERN STAR FINANCIAL, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                              SIX MONTHS ENDED
                                                DECEMBER 31,         YEAR ENDED     PERIOD FROM
                                          ------------------------    JUNE 30,     INCEPTION TO
                                             1999          1998         1999       JUNE 30, 1998
                                          -----------   ----------   -----------   -------------
                                                (UNAUDITED)
Cash flows from operating activities:
  Interest received on loans and
     investments........................  $   352,924   $    4,613   $    95,343      $    --
  Interest paid.........................      (95,661)          --       (20,391)          --
  Other fees, commissions, and income
     received...........................       14,036           --        42,449           --
  Cash paid to suppliers, employees and
     others.............................     (549,956)     (16,136)     (552,833)      (9,539)
  Contributions to charities............                        --          (185)          --
  Loans originated for sale.............   (2,230,974)          --    (1,866,642)          --
  Proceeds from sale of loans...........    2,871,950           --     1,188,100           --
                                          -----------   ----------   -----------      -------
     Net cash used in operating
       activities.......................      362,319      (11,523)   (1,114,159)      (9,539)
                                          -----------   ----------   -----------      -------
Cash flows from investing activities:
  Purchases of available-for-sale
     securities.........................   (4,097,722)                  (749,281)          --
  Maturities of available-for-sale
     securities.........................      350,000           --            --           --
  Purchase of FHLB stock................       (4,900)          --       (16,400)          --
  Investment in Joint Venture...........     (196,000)          --            --           --
  Loan originations and principal
     payments on loans, net.............   (4,136,053)          --    (4,940,802)          --
  Deferred organizational costs.........           --           --            --       (9,226)
  Purchase of property and equipment....      (12,609)          --      (509,419)          --
                                          -----------   ----------   -----------      -------
     Net cash used in investing
       activities.......................   (8,097,284)                (6,215,902)      (9,226)
                                          -----------   ----------   -----------      -------
Cash flows from financing activities:
  Net increase in non-interest bearing
     demand and savings deposit
     accounts...........................    2,825,640           --     4,365,700           --
  Net increase in time deposits.........    4,167,801           --     1,779,250           --
  FHLB Borrowings.......................      425,000           --            --           --
  Net increase in mortgage escrow
     funds..............................      (18,505)          --        23,941           --
  (Payment of) advances from
     organizers.........................           --                    (18,665)      18,665
  Proceeds from sale of common stock net
     of offering costs..................           --    3,087,353     3,923,733          100
                                          -----------   ----------   -----------      -------
     Net cash provided by financing
       activities.......................    7,399,936    3,087,353    10,073,959       18,765
                                          -----------   ----------   -----------      -------

                  NORTHERN STAR FINANCIAL, INC. AND SUBSIDIARY

                                              SIX MONTHS ENDED
                                                DECEMBER 31,         YEAR ENDED     PERIOD FROM
                                          ------------------------    JUNE 30,     INCEPTION TO
                                             1999          1998         1999       JUNE 30, 1998
                                          -----------   ----------   -----------   -------------
                                                (UNAUDITED)
Net increase in cash and cash
  equivalents...........................     (335,029)   3,075,830     2,743,898           --
Cash and cash equivalents at beginning
  of year...............................    2,743,898           --            --           --
                                          -----------   ----------   -----------      -------
Cash and cash equivalents at end of
  year..................................  $ 2,408,869   $3,075,830   $ 2,743,898      $    --
                                          ===========   ==========   ===========      =======
Net loss on joint venture...............  $   (80,178)  $       --   $        --      $    --
RECONCILIATION OF NET INCOME TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES
  Net loss..............................     (368,144)    (115,321)     (493,672)      (3,959)
  Adjustments:
     Depreciation.......................       33,337           --        22,732           --
     Joint venture loss.................       80,178           --            --           --
     Provision for loan losses..........       67,500           --        56,250           --
     Premiums accretion on
       investments......................         (238)          --           (39)          --
     Discount amortization on
       investment.......................        2,107           --            34           --
     Loss on sale of loans..............           --           --         3,050           --
     (Increase) decrease in:
       Loans held for sale..............      615,513           --      (681,593)          --
       Accrued interest receivable......      (69,454)          --       (59,527)          --
       Other assets.....................      (24,694)      (1,600)       (4,600)      (5,580)
     Increase in:
       Accrued interest payable.........       60,067           --        19,621           --
       Other liabilities................      (33,493)     105,398        23,396           --
                                          -----------   ----------   -----------      -------
       Net cash provided by (used in)
          operating activities..........  $   362,679   $  (11,523)  $(1,114,159)     $(9,539)
                                          ===========   ==========   ===========      =======


The accompanying notes are an integral part of these consolidated financial statements.

                  NORTHERN STAR FINANCIAL, INC. AND SUBSIDIARY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                         DECEMBER 31, 1999 (UNAUDITED)


NOTE 1: PRINCIPLES OF CONSOLIDATION


     The unaudited consolidated financial statements as of and for the six month period ended December 31, 1999, include the accounts of Northern Star Financial, Inc. (the "Company") and its wholly owned subsidiary Northern Star Bank (the "Bank"). All significant intercompany accounts and transactions have been eliminated in consolidation.


NOTE 2: BASIS OF PRESENTATION

     GENERAL: The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all information and disclosures required by generally accepted accounting principles for complete financial statements. The accompanying consolidated financial statements do not purport to contain all the necessary financial disclosures required by generally accepted accounting principles that might otherwise be necessary in the circumstances and should be read with the fiscal 1999 consolidated financial statements and notes of Northern Star Financial, Inc. included in its annual report for the year ended June 30, 1999.


     In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentations have been included. The results of operations for the six month period ended December 31, 1999, are not necessarily indicative of the results that may be expected for the entire fiscal year or any other period.


NOTE 3: ORGANIZATION OF THE BUSINESS

     The Company was incorporated under the laws of the State of Minnesota on January 22, 1998, for the purpose of becoming a bank holding company for a state chartered commercial bank. The Bank's charter became effective January 25, 1999. The Company prior to January 25, 1999, reported as a development stage enterprise because its activities included raising capital and establishing a new bank. Upon opening the Bank, the Company's primary attention turned to routine, ongoing bank activities and it ceased to be a development stage enterprise.

                  NORTHERN STAR FINANCIAL, INC. AND SUBSIDIARY

NOTE 4: COMPREHENSIVE INCOME



     Accumulated comprehensive income (loss) is composed of the following:



Unrealized loss on available-for-sale securities
  Beginning balance -- June 30, 1999........................  $  (2,500)
  Current -- period change..................................    (25,480)
                                                              ---------
  Ending balance -- December 31, 1999.......................  $ (27,980)
                                                              =========
Comprehensive income (loss) for the six months ended
  December 31, 1999:
  Net loss..................................................  $(361,143)
                                                              ---------
  Other comprehensive loss..................................    (25,480)
                                                              =========
  Total.....................................................  $(393,623)
                                                              =========


NOTE 5: EARNINGS PER SHARE


     The earnings per share amounts were computed using the weighted average number of shares outstanding during the periods presented. For the six-month period ended December 31, 1999, the weighted average number of shares outstanding for basic and diluted earnings per share computation were 425,600. There were options to purchase 66,200 shares of common stock that were not included in the calculation of diluted earnings per share because they were antidilutive.


NOTE 6: JOINT VENTURE

     In July 1999, the Company acquired a 49 percent joint venture interest in Homeland Mortgage Company, LLC (Homeland Mortgage), a limited liability company, in exchange for a total cash consideration of $196,000. The investment in Homeland Mortgage is being accounted for using the equity method. Homeland Mortgage's primary business is originating residential real estate loans that are secured by first and second mortgages and sold into the secondary mortgage market.

NOTE 7: BUSINESS COMBINATION INITIATED

     On September 30, 1999 the Company and First Federal Holding Company of Morris, Inc. ("Morris") entered into an Agreement and Plan of Reorganization for the merger of Morris with and into the Company. Under terms of the Agreement, Morris shareholders will exchange their Morris common stock for approximately 870,559 shares of Company common stock, subject to certain adjustments as specified in the Agreement. Completion of the merger is subject to regulatory approvals and approval by the shareholders of both companies. The transaction will be accounted for using the pooling of interest method of accounting.

     Morris is a savings and loan holding company and through its subsidiary, First Federal Savings Bank, provides various financial services including mortgage, commercial and consumer lending and various deposits and savings plan. At September 30, 1999 Morris had total assets of $57.5 million and shareholder equity of $3.7 million.

                  NORTHERN STAR FINANCIAL, INC. AND SUBSIDIARY

     Upon completion of the merger, the Company will have banking offices located in Mankato, Morris, Benson, Breckenridge, and Big Lake, Minnesota and mortgage banking offices located in Morris and Edina, Minnesota.


NOTE 8: SECONDARY STOCK OFFERING INITIATED



     The Company filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission to register the sale of up to 1,000,000 shares of its common stock. The shares will be offered and sold to the public on a best efforts basis at a price to be negotiated between the company and its agent.

                  NORTHERN STAR FINANCIAL, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1999 AND 1998

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following summarizes the significant accounting policies Northern Star Financial, Inc. (the Company) follows in presenting its financial statements.

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary Northern Star Bank (the Bank). All significant intercompany transactions and balances are eliminated in consolidation.

     ORGANIZATION OF THE BUSINESS -- The Company was incorporated under the laws of the State of Minnesota on January 22, 1998, for the purpose of becoming a bank holding company for a state chartered commercial bank. On October 9, 1998, the Company commenced an initial public offering of its common stock at $10.00 per share. The Company accepted subscriptions (including subscriptions from the Bank's organizers to purchase an aggregate of 154,000 shares) to purchase an aggregate of 425,600 shares of its common stock. The proceeds from the stock subscriptions amounted to $3,923,733, net of selling expenses. The Bank's charter became effective January 25, 1999 and the Company injected $3,000,500 into the Bank's capital accounts.

     The Company prior to January 25, 1999, reported as a development stage enterprise because its activities included raising capital and establishing a new bank. Upon opening, the Bank and the Company's primary attention turned to routine, ongoing bank activities and it ceases to be a development stage enterprise.

     NATURE OF BUSINESS -- The Company is a bank holding company whose subsidiary provides financial services. The Bank's business is that of a financial intermediary and consists primarily of attracting deposits from the general public and using such deposits, together with borrowings and other funds, to make secured and unsecured loans to business and professional concerns and mortgage loans secured by residential real estate and other consumer loans. At June 30, 1999, the Bank operated one retail banking office in Minnesota. The Bank is subject to significant competition from other financial institutions, and is also subject to regulation by certain federal and state agencies and undergoes periodic examinations by those regulatory authors.

     USE OF ESTIMATES -- In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets, and income and expenses for the period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

     While management uses available information to recognize losses on loans and foreclosed assets, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

                  NORTHERN STAR FINANCIAL, INC. AND SUBSIDIARY

     CASH EQUIVALENTS -- For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

     INVESTMENT SECURITIES -- Investment securities available for sale are reported at fair market value, with unrealized gains and losses reported as a separate component of stockholders' equity, net of the related tax effect.

     Premiums and discounts on all investment securities are amortized (deducted) and accreted (added), respectively, to interest income on the straight-line and interest methods over the period to the maturity of the related security.

     The Bank, as a member of the Federal Home Loan Bank System, is required to maintain an investment in capital stock of the Federal Home Loan Bank of Des Moines. Because no ready market exists for this stock, and it has no quoted market value, the Bank's investment in this stock is carried at cost.

     Effective July 1, 1998, the Company adopted Statement of Financial Standards ("SFAS") No. 130, "Reporting Comprehensive Income." The statement establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. The statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income to be disclosed in the financial statements. Comprehensive income is defined as the change in equity during a period from transactions and other events from non-owner sources. Comprehensive income is the total of net income and other comprehensive income, which for the Company is comprised entirely of unrealized gains and losses on securities available for sale.

     LOANS HELD FOR SALE -- Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. Gains or losses on the sale of loans are recorded in noninterest income, based on the net proceeds received and the recorded investment in the loan.

     LOANS RECEIVABLE -- Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance adjusted for any charge-off, the allowance for loan losses, unamortized premiums, any deferred fees or costs on originated loans and/or discounts on purchased loans. Discounts and premiums on purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on purchased consumer loans are recognized over the expected lives of the loans using the level yield method.

     The allowance for loan loss was established by a charge to income based on management's evaluation of the known and inherent risks in the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

     Uncollectible interest on loans contractually past due for three months is charged off or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to or against interest income equal to all interest previously accrued. Income is subsequently

                  NORTHERN STAR FINANCIAL, INC. AND SUBSIDIARY recognized only to the extent cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments returns to normal, in which case the loan is returned to accrual status.

     Loan origination fees and certain direct origination costs are capitalized, with the net fee or cost recognized as an adjustment to interest income using the interest method.

     MORTGAGE LOAN-SERVICING RIGHTS -- The Bank has established accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on the consistent application of the financial-components approach. This approach requires the recognition of financial assets and servicing assets that are controlled by the Bank, and the derecognition of financial assets and liabilities when control is extinguished. Liabilities and derivatives incurred or obtained in conjunction with the transfer of financial assets are measured at fair value, if practicable. Servicing assets and other retained interest in transferred assets are measured by allocating the carrying amount between the assets sold and the interest retained, based on their relative fair value. The Bank had no servicing assets as of June 30, 1999.

     PREMISES AND EQUIPMENT -- Leasehold improvements, furniture and equipment are carried at cost less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of the assets, which range from three to forty years.

     INCOME TAXES -- Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. The effect of a change in the beginning-of-the-year balance of a valuation allowance that results from a change in judgment about the realizability of deferred tax assets, is included in income.

     The Company files consolidated income tax returns with the Bank and they have entered into a tax sharing agreement which provides that the Bank will pay to the Company, or receive a refund from the Bank's taxable income, as if the Bank's portion of income tax liability or benefit was separately determined based on taxable income or loss.

     ORGANIZATIONAL COSTS -- The Company has elected early adoption of Statement of Position 98-5 ("Reporting on the Costs of Start-up Activities" issued April 3, 1998 by the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants) and has expensed its cumulative organization and start-up costs. Costs deferred in the period ended June 30, 1998, of $9,226 were expensed in the current period.

     EARNINGS PER SHARE -- Basic earnings per share (EPS) is based on the weighted average outstanding common shares. Diluted EPS is based on the weighted average outstanding shares reduced by the effect of stock options and warrants. The stock subscriptions described in Organization of the Business were continently issuable subject to the Bank charter approval which occurred January 25, 1999 and included in the denominator of EPS as of the date of the Company's Registration Statement, resulting in 307,831 weighted average shares.

                  NORTHERN STAR FINANCIAL, INC. AND SUBSIDIARY

     Diluted EPS is the same as basic EPS because the option and warrant shares were granted at a price which is equal to the current operating period market price and those shares are not "in the money."

     Ten shares were outstanding at June 30, 1998 and presentation of EPS for the initial development period from inception would not be meaningful.

     FAIR VALUES OF FINANCIAL INSTRUMENTS -- SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimated cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS No. 107 excludes certain financial instruments and all nonfinancial assets and liabilities from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     The following methods and assumptions were used by the Company in estimating its fair value disclosures presented in Note 11, for financial instruments:

     CASH AND CASH EQUIVALENTS: The carrying amounts reported in the statements of financial condition for cash and cash equivalents equal their fair values.

     DEBT AND EQUITY SECURITIES: Fair values for debt and equity securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     FHLB STOCK:  The carrying amount of FHLB stock approximates fair value.

     LOANS: For variable-rate loans that reprice frequently with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate, rental property mortgage loans, and commercial and industrial loans) are estimated using discounted cash flow analyses, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality giving consideration to estimated prepayment and credit loss factors. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

     ACCRUED INTEREST RECEIVABLE: The carrying amount of accrued interest receivable approximates fair value.

     DEPOSITS: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates currently offered on certificates to a schedule of aggregated expected monthly maturities on time deposits. The carrying amount of accrued interest payable approximates fair value.

     ADVANCE PAYMENTS BY BORROWERS FOR TAXES AND INSURANCE (ESCROW ACCOUNTS): The carrying amount of escrow accounts approximate fair value.

                  NORTHERN STAR FINANCIAL, INC. AND SUBSIDIARY

     LOAN COMMITMENTS: Commitments to extend credit were evaluated and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The carrying value and fair value of commitments to extend credit are not considered material for disclosure.

NOTE 2. DEBT AND EQUITY SECURITIES

     The amortized costs and approximate fair values of debt and equity securities are summarized as follows:

                                                   GROSS         GROSS
                                    AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                      COST         GAINS         LOSSES       VALUE
                                    ---------    ----------    ----------    --------
JUNE 30, 1999:
Debt securities available for
  sale:
  U.S. Government and agency
     obligations..................  $749,286       $   --       $(4,167)     $745,119
                                    ========       ======       =======      ========

     There were no sales of securities during the year ended June 30, 1999.

     The amortized cost and estimated market value of debt securities at June 30, 1999, by contractual maturity, are shown below.

                                                              AVAILABLE FOR SALE
                                                            -----------------------
                                                            AMORTIZED    ESTIMATED
                                                              COST       FAIR VALUE
                                                            ---------    ----------
Due from one to five years................................  $549,286      $545,119
Due from five to ten years................................   200,000       200,000
                                                            --------      --------
  Total...................................................  $749,286      $745,119
                                                            ========      ========

                  NORTHERN STAR FINANCIAL, INC. AND SUBSIDIARY

NOTE 3. LOANS RECEIVABLE

     Loans receivable at June 30, 1999, consist of the following:

Commercial..................................................  $1,843,707
Real Estate.................................................   1,658,261
Consumer....................................................   1,435,784
                                                              ----------
  Total loans receivable....................................  $4,937,752
Less:
  Allowance for loan losses.................................     (56,250)
                                                              ----------
  Loans receivable, net.....................................  $4,881,502
                                                              ==========

     A summary of the activity in the allowance for loan losses is as follows:

                                                               YEAR ENDED
                                                              JUNE 30, 1999
                                                              -------------
Balance, beginning of period................................     $   -0-
Provision for losses........................................      56,250
                                                                 -------
Balance, end of period......................................     $56,250
                                                                 =======

     In the ordinary course of business, the Bank has granted loans to certain executive officers, directors and their related interests. Related party loans are made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. Loan activity in these accounts for the year ended June 30, 1999, is as follows:

Beginning balance...........................................  $      -0-
New loans...................................................   1,569,076
Less: Repayments............................................    (321,940)
                                                              ----------
Ending balance..............................................  $1,247,136
                                                              ==========

NOTE 4. ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable at June 30, 1999, is summarized as follows:

Investment securities.......................................  $12,191
Loans receivable............................................   47,336
                                                              -------
  Total.....................................................  $59,527
                                                              =======

                  NORTHERN STAR FINANCIAL, INC. AND SUBSIDIARY

NOTE 5. PREMISES AND EQUIPMENT

     Premises and equipment at June 30, 1999, consists of the following:

Leasehold improvements......................................  $200,035
Furniture and equipment.....................................   309,382
                                                              --------
  Total.....................................................   509,417
Less accumulated depreciation...............................   (22,732)
                                                              --------
  Premises and equipment, net...............................  $486,685
                                                              ========

NOTE 6. DEPOSITS

     The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $400,000 at June 30, 1999. Deposited amounts in excess of $100,000 per account holder are not insured by the Federal Deposit Insurance Company.

     At June 30, 1999, the scheduled maturities of time deposits are as follows:

2000........................................................  $1,449,748
2001........................................................     348,837
                                                              ----------
  Total.....................................................  $1,798,585
                                                              ==========

     Deposits by related parties were approximately $658,000 at June 30, 1999.

NOTE 7. INCOME TAXES

     The following are the components of income tax expense as provided:

                                                                           FOR THE
                                                          FOR THE        PERIOD FROM
                                                        YEAR ENDED      INCEPTION TO
                                                       JUNE 30, 1999    JUNE 30, 1998
                                                       -------------    -------------
Current income tax provision.........................     $   --           $   --
Deferred income tax benefit..........................         --               --
                                                          ------           ------
                                                          $   --           $   --
                                                          ======           ======

                  NORTHERN STAR FINANCIAL, INC. AND SUBSIDIARY

     A reconciliation of income taxes computed at the federal statutory income tax rate to total income taxes is as follows:

                                                                           FOR THE
                                                          FOR THE        PERIOD FROM
                                                        YEAR ENDED      INCEPTION TO
                                                       JUNE 30, 1999    JUNE 30, 1998
                                                       -------------    -------------
Pretax loss..........................................    $(493,672)        $(3,959)
                                                         ---------         -------
Income tax (benefit) computed at federal statutory
  tax rate...........................................    $(167,848)        $(1,346)
Increase (decrease) resulting from:
  Nondeductible expenses.............................          718              --
  State income tax benefit, net of federal tax
     benefit.........................................      (28,751)           (238)
  Valuation allowance................................      195,881           1,584
                                                         ---------         -------
                                                         $      --         $    --
                                                         =========         =======

     Temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities that create deferred tax assets and liabilities are as follows:

                                                            JUNE 30,     JUNE 30,
                                                              1999         1998
                                                            ---------    --------
Deferred tax assets:
Net operating loss carryforward...........................  $ 131,400    $ 1,584
Deferred organization expenses............................     48,450         --
Allowance for loan losses.................................     22,500         --
Securities unrealized losses..............................      1,667         --
Less valuation allowance..................................   (197,465)    (1,584)
                                                            ---------    -------
Subtotal..................................................      6,552         --
                                                            ---------    -------
Deferred tax liabilities:
Depreciation and basis adjustment.........................      4,885         --
                                                            ---------    -------
Subtotal..................................................      4,885         --
                                                            ---------    -------
  Net deferred tax assets.................................  $   1,667    $    --
                                                            =========    =======

     At June 30, 1999, the Company had cumulative net operating loss carryforward for tax purposes of approximately $320,000 subject to a 20 year limitation.

NOTE 8. STOCK OPTIONS

     In August 1998, the Company adopted the 1998 Equity Incentive Plan (the "Plan") and reserved 41,700 shares of common stock for issuance pursuant to the Plan to certain employees and directors of the Company and its subsidiary. In addition, the Company granted to its organizing

                  NORTHERN STAR FINANCIAL, INC. AND SUBSIDIARY directors options to purchase an aggregate 30,800 shares outside the Plan. These plans provide for the granting of incentive stock options as defined in Section 422 of the Internal Revenue Code as well as nonincentive stock options (collectively stock options). The options vest over a period ranging from immediate (36,800 shares) to 3 years (18,000 shares) and must be exercised within 10 years of the grant date.

     A summary of the status of the stock options as of and for the year ended June 30, 1999 is presented below:

                                                                     WEIGHTED AVG.
                                                           SHARES    EXERCISE PRICE
                                                           ------    --------------
Granted..................................................  54,800        $10.00
Outstanding..............................................  54,800        $10.00
Exercisable..............................................  36,800        $10.00

     The weighted average fair value of the options granted is $4.33 per share and the weighted average remaining contractual life of options outstanding is
9.7 years.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), provides for companies to recognize compensation expense associated with stock-based compensation plans over the anticipated service period based on the fair value of the award on the date of grant. However, SFAS 123 allows companies to continue to measure compensation costs prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25").

     The Company elected to follow APB 25 and related interpretations in accounting for its employee stock options. Under APB 25, the exercise price of the Company's employee stock options equal the market price of the underlying stock on the date of grant and, therefore, no compensation expense is recognized. Performance information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. Pro forma net income/(loss) and earnings/(loss) per share for fiscal 1999 follows:

                                                                       LOSS PER
                                                        NET LOSS     COMMON SHARE
                                                        ---------    ------------
As reported...........................................  $(493,672)      $(1.60)
Pro forma.............................................  $(661,584)      $(2.15)

     The above disclosed pro forma effects of applying SFAS No. 123 to compensation costs may not be representative of the effects on reported pro forma net income for future years.

                  NORTHERN STAR FINANCIAL, INC. AND SUBSIDIARY

     The fair value for each option grant is estimated on the date of the grant using the Black Scholes Model. The model incorporates the following assumptions:

Risk-free interest rate.....................................  5.129%
Expected life...............................................  5 Yrs.
Expected volatility.........................................  26.00%
Expected dividends..........................................  None

NOTE 9. COMMITMENTS

     At June 30, 1999, the Bank was obligated under operating leases for office space and equipment. Net rental expense under these operating leases, included in occupancy and other, was $33,945 for the year ended June 30, 1999. The office space is leased from a lessor entity in which a Company board member has a significant interest. Minimum lease payments under the operating leases are as follows:

FOR THE YEAR                                                 OFFICE     EQUIPMENT
ENDED                                                        LEASE        LEASE
------------                                                --------    ---------
2000......................................................  $ 77,907     $ 4,044
2001......................................................    77,907       4,044
2002......................................................    78,560       2,022
2003......................................................    79,212          --
2004......................................................    79,212          --
2005 and thereafter.......................................   365,526          --
                                                            --------     -------
  Total...................................................  $758,324     $10,110
                                                            ========     =======

     The Bank has an option to renew the office lease for two additional five year terms.

NOTE 10. STOCK WARRANTS

     On October 9, 1998, the Company entered into an agency agreement for services to sell the Company's common stock. The Agent was compensated, in part, with warrants to acquire 10,000 shares of the Company's stock at $12.00 per share at any time prior to October 9, 2003.

NOTE 11. FINANCIAL INSTRUMENTS

     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit and involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments.

                  NORTHERN STAR FINANCIAL, INC. AND SUBSIDIARY

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commitments to extend credit represent credit risk totaling $961,207 for unused lines of credit at June 30, 1999.

     Commitments to sell loans amounted to $681,593 at June 30, 1999.

     The estimated fair values of the Company's financial instruments are as follows:

                                                              JUNE 30, 1999
                                                         ------------------------
                                                          CARRYING        FAIR
                                                           AMOUNT        VALUE
                                                         ----------    ----------
Financial assets:
  Cash and cash equivalents............................  $2,816,398    $2,816,398
  Investment securities................................     745,199       745,119
  FHLB stock...........................................      16,400        16,400
  Loans receivable.....................................   4,790,752     4,790,752
  Loans held for sale..................................     681,593       681,593
  Accrued interest receivable..........................      59,527        59,527
Financial liabilities:
  Deposits.............................................  $6,164,570    $6,164,570
  Advance payments by borrowers........................      23,941        23,941

     The market rates on loans and deposits at June 30, 1999 did not change materially from their contractual rates resulting in fair value being equal to the carrying amount.

NOTE 12. SIGNIFICANT CONCENTRATION OF CREDIT RISK

     A significant portion of the Bank's loans receivable are to borrowers located in Mankato, Minnesota and the surrounding counties. This geographic concentration amounted to approximately 70% of the total loans receivable balance for the year ended June 30, 1999.

     The Bank maintains its cash in bank deposit accounts which at times, may exceed federal deposit insurance limits. The Bank has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

NOTE 13. STOCKHOLDERS' EQUITY AND REGULATORY MATTERS

     The Bank is subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation (FDIC). Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and

                  NORTHERN STAR FINANCIAL, INC. AND SUBSIDIARY classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table below) of total and Tier 1 capital (as defined in the regulation), to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of June 30, 1999, that the Bank meets all of capital adequacy requirements to which it is subject.

     As of June 30, 1999, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual capital amounts and ratios are also presented in the table below (in thousands):

                                                                                  TO BE WELL
                                                                                 CAPITALIZED
                                                             FOR CAPITAL         UNDER PROMPT
                                                               ADEQUACY           CORRECTIVE
                                            ACTUAL             PURPOSES        ACTION PROVISION
                                       ----------------    ----------------    ----------------
                                       AMOUNT   PERCENT    AMOUNT   PERCENT    AMOUNT   PERCENT
                                       ------   -------    ------   -------    ------   -------
As of June 30, 1999:
  Total Capital
     (to Risk Weighted Assets).......  $2,785    44.2%      $504     8.0%       $630     10.0%
  Tier 1 Capital
     (to Risk Weighted Assets).......  $2,729    43.3%      $252     4.0%       $378      6.0%
  Tier 1 Capital
     (to Average Assets).............  $2,729    36.5%      $299     4.0%       $374      5.0%

     The Bank may not declare or pay cash dividends to the Company if the effect would be to reduce capital below applicable regulatory requirements or if such declaration and payment would otherwise violate regulatory requirements.

NOTE 14. EFFECTS OF NEW FINANCIAL ACCOUNTING STANDARDS

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" -- Issued June 1998, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for the fiscal year beginning July 1, 2000, and management believes adoption will not have a material effect.

                  NORTHERN STAR FINANCIAL, INC. AND SUBSIDIARY

NOTE 15. PARENT ONLY CONDENSED FINANCIAL INFORMATION

     This information should be read in conjunction with the other Notes to Consolidated Financial Statements. On January 25 1999, the Company issued $4.3 million of common stock and contributed $3,000,500 of the net proceeds to the Bank as equity capital.

                       STATEMENTS OF FINANCIAL CONDITION

                                                               JUNE 30,     JUNE 30,
                                                                 1999         1998
                                                              ----------    --------
ASSETS
Cash(1).....................................................  $  704,700    $    --
Investment in Bank subsidiary...............................   2,726,471         --
Prepaid assets..............................................          --      5,580
Deferred organizational costs...............................          --      9,226
                                                              ----------    -------
  Total.....................................................  $3,431,171    $14,806
                                                              ==========    =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Other liabilities...........................................  $    7,469    $18,665
Shareholder's equity........................................   3,423,702     (3,859)
                                                              ----------    -------
  Total.....................................................  $3,431,171    $14,806
                                                              ==========    =======

-------------------------

(1) The parent company cash is deposited in the Bank and eliminated on the consolidated statements of financial condition.

                  NORTHERN STAR FINANCIAL, INC. AND SUBSIDIARY

                              STATEMENTS OF INCOME

                                                              FOR THE YEAR     FOR THE YEAR
                                                                  ENDED            ENDED
                                                              JUNE 30, 1999    JUNE 30, 1998
                                                              -------------    -------------
Interest from:
Deposits in subsidiary......................................    $   7,565         $    --
Nonaffiliated bank..........................................        5,191              --
                                                                ---------         -------
  Total income..............................................    $  12,756              --
Expenses:
Non-interest expenses.......................................      234,899           3,959
Income tax (refund) expense.................................           --              --
                                                                ---------         -------
  Total expenses............................................      234,899           3,959
                                                                ---------         -------
Loss before equity in undistributed net loss of Bank
  subsidiary................................................     (222,143)         (3,959)
Equity reduction from undistributed net comprehensive loss
  of Bank subsidiary........................................     (274,029)             --
                                                                ---------         -------
Net comprehensive loss......................................    $(496,172)        $(3,959)
                                                                =========         =======

                  NORTHERN STAR FINANCIAL, INC. AND SUBSIDIARY

                            STATEMENTS OF CASH FLOWS

                                                                FOR THE       FOR THE
                                                              YEAR ENDED     YEAR ENDED
                                                               JUNE 30,       JUNE 30,
                                                                 1999           1998
                                                              -----------    ----------
Net loss....................................................  $  (222,143)    $(3,959)
Adjustments:
  Decrease (increase) in other assets.......................        5,580      (5,580)
  Increase in other liabilities.............................        7,469          --
                                                              -----------     -------
Net cash used in operations.................................     (209,094)     (9,539)
                                                              -----------     -------
Cash flows from investing activities:
  Investment in Bank subsidiary.............................   (3,000,500)         --
  Deferred organizational costs.............................           --      (9,226)
                                                              -----------     -------
Net cash (used in) investing activities.....................   (3,000,500)     (9,226)
                                                              -----------     -------
Cash flows from financing activities:
  Proceeds from sale of common stock........................    4,256,000         100
  Payments for stock issuance costs.........................     (332,267)         --
  Decrease in prepaid organizational costs..................        9,226          --
  (Refunds to) Advances from organizers.....................      (18,665)     18,665
                                                              -----------     -------
Net cash provided by financing activities...................    3,914,294      18,765
                                                              -----------     -------
Increase in cash and cash equivalents.......................      704,700          --
Cash and cash equivalents
  Beginning of year.........................................           --          --
                                                              -----------     -------
  End of year...............................................  $   704,700     $
                                                              ===========     =======

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
First Federal Holding Company of Morris, Inc.
Morris, Minnesota

     We have audited the accompanying consolidated balance sheets of First Federal Holding Company of Morris, Inc. and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Federal Holding Company of Morris, Inc. and subsidiaries as of September 30, 1999 and 1998, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          MICHAEL L. ANDERSON & ASSOCIATES, PLLC

Alexandria, Minnesota
October 21, 1999

                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS




                                                                                    SEPTEMBER 30,
                                                              DECEMBER 31,    --------------------------
                                                                  1999           1999           1998
                                                              ------------    -----------    -----------
                                                              (UNAUDITED)
ASSETS
Cash and Due from Banks.....................................  $ 4,296,544     $ 2,180,409    $ 6,382,462
Available-for-Sale Securities, at fair value -- Note 2......    4,156,323       4,501,331      6,048,086
Held-to-Maturity Securities -- Note 2.......................      722,340          23,340        103,792
Federal Home Loan Bank Stock, at cost.......................      211,200         211,200        182,500
Loans Held for Sale.........................................    1,568,300       1,516,300      2,336,700
Loans Receivable -- Note 3
  (net of allowance for loan losses of $525,329, $527,398
     and $474,332)..........................................   45,943,346      45,163,267     40,421,225
Accrued Interest Receivable -- Note 4.......................      730,834       1,036,395        900,497
Loan Servicing Rights -- Note 5.............................      151,864         153,181        129,093
Foreclosed Real Estate -- Note 6............................          -0-             -0-         31,600
Premises and Equipment -- Note 7............................    1,106,907         752,042        578,183
Cash Surrender Value of Life Insurance......................    1,723,619       1,702,705            -0-
Cost in Excess of Book Value -- Note 8......................      100,619         102,740        111,224
Income Tax Refunds Receivable...............................       44,014          96,324            -0-
Prepaid Expenses and Other Assets...........................      303,909         127,247        138,409
                                                              -----------     -----------    -----------
  Total Assets..............................................  $61,059,819     $57,566,481    $57,363,771
                                                              ===========     ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits -- Note 9........................................  $52,528,200     $48,484,169    $49,928,293
  Advances from Federal Home Loan Bank -- Note 10...........    2,293,421       2,597,551      1,247,154
  Note Payable -- First National Bank in Winnebago -- Note
     11.....................................................      637,038         638,179        698,057
  Notes Payable -- Shareholders -- Note 11..................      364,300         364,300        364,300
  Notes Payable  LOC to NSF.................................       95,700             -0-            -0-
  Accrued Interest Payable on Notes.........................       24,365          32,209            -0-
  Advance Payments by Borrowers for Taxes and Insurance.....      140,637          51,740        206,418
  Current Income Taxes Payable..............................          962             910        198,692
  Deferred Income Taxes Payable -- Note 12..................       77,444          88,128        105,342
  Accrued Salary Continuation Payable.......................       39,463          29,597            -0-
  Accrued Expenses and Other Liabilities....................      583,461         976,476        838,747
                                                              -----------     -----------    -----------
  Total Liabilities.........................................   56,784,991      53,263,259     53,587,003
Minority Interest...........................................      600,596         637,004        456,589
Stockholders' Equity:
  Common Stock -- $100 par value, 5,000 shares authorized,
     1,042 shares issued, 1,017 shares outstanding..........      104,200         104,200        104,200
  Additional Paid in Capital................................      288,337         288,337        288,337
  Retained Earnings.........................................    3,441,469       3,420,651      3,051,801
  Accumulated Other Comprehensive Income (Loss).............      (27,774)        (14,970)         7,841
  Treasury Stock (25 shares)................................     (132,000)       (132,000)      (132,000)
                                                              -----------     -----------    -----------
     Total Stockholders' Equity.............................    3,674,232       3,666,218      3,320,179
                                                              -----------     -----------    -----------
       Total Liabilities and Stockholders' Equity...........  $61,059,819     $57,566,481    $57,363,771
                                                              ===========     ===========    ===========


The accompanying Notes to Financial Statements are an integral part of these statements.

                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME




                                                              THREE MONTHS ENDED              YEAR ENDED
                                                                 DECEMBER 31,               SEPTEMBER 30,
                                                           ------------------------    ------------------------
                                                              1999          1998          1999          1998
                                                           ----------    ----------    ----------    ----------
                                                                 (UNAUDITED)
Interest Income:
  Loans..................................................  $  996,390    $  998,119    $3,935,512    $3,843,465
  Investment Securities..................................      31,379        30,850       113,513        77,288
  Mortgage-Backed Securities.............................      38,562        69,410       218,808       313,521
  Interest-Bearing Deposits..............................      13,979        39,329        69,584       187,924
                                                           ----------    ----------    ----------    ----------
    Total Interest Income................................   1,080,310     1,137,708     4,337,417     4,422,198
Interest Expense:
  Demand Deposits........................................      26,697        30,829       115,468       121,692
  Savings Deposits.......................................      23,177        21,712        81,669        87,752
  Certificate of Deposits................................     449,435       467,021     1,750,093     1,857,726
  Advances from FHLB.....................................      31,894        22,994       151,647        94,927
  Notes Payable..........................................      28,244        25,743       104,093        98,470
                                                           ----------    ----------    ----------    ----------
    Total Interest Expense...............................     559,447       568,299     2,202,970     2,260,567
                                                           ----------    ----------    ----------    ----------
Net Interest Income......................................     520,863       569,409     2,134,447     2,161,631
Provision for Loan Losses -- Note 3......................          --        (2,000)       (2,000)      (12,000)
                                                           ----------    ----------    ----------    ----------
  Net Interest Income After Provision for Loan Losses....     520,863       567,409     2,132,447     2,149,631
Non-Interest Income:
  Other Fees and Service Charges.........................     119,975        83,878       311,390       283,722
  Loan Servicing Fees, net of amortization...............       6,068         4,427        27,945        21,443
  Gain on Sale of Loans..................................      16,473        32,190        94,909       152,463
  Gain (Loss) on Sale of ORE and Other Assets............       1,134        (2,642)       (2,642)        1,959
  Increase in Cash Surrender Value of Life Insurance.....      20,914            --        62,705           -0-
  Other Income...........................................      16,782        12,899        41,876        53,788
                                                           ----------    ----------    ----------    ----------
    Total Non-Interest Income............................     181,346       130,752       536,183       513,375
Non-Interest Expense:
  Compensation, Benefits, and Payroll Taxes..............     325,171       247,984     1,069,230       967,547
  Directors Fees.........................................      42,300        31,400       134,000       124,500
  Occupancy..............................................      63,849        20,042       217,572       183,150
  Advertising............................................      19,207         6,447        28,943        34,147
  FDIC and OTS Assessments...............................       8,424        12,200        55,287        52,497
  Legal and Professional Services........................      37,838        11,629        86,914        35,805
  Office Supplies........................................      21,140        20,737        94,606        77,091
  Postage................................................       9,563         8,344        42,603        41,088
  Telephone..............................................      10,898         8,669        46,498        40,479
  Other General and Administrative.......................     169,161        85,992       302,408       214,619
                                                           ----------    ----------    ----------    ----------
    Total Non-Interest Expense...........................     707,551       453,444     2,078,061     1,770,923
                                                           ----------    ----------    ----------    ----------
Net Income (Loss) Before Income Taxes and Minority
  Interest...............................................      (5,342)      244,717       590,569       892,083
  Income Tax Expense -- Note 12..........................       8,871       108,664       220,294       300,840
                                                           ----------    ----------    ----------    ----------
Net Income (Loss) Before Minority Interest...............     (14,213)      136,053       370,275       591,243
Minority Interest........................................     (35,031)       11,911         1,425        54,666
                                                           ----------    ----------    ----------    ----------
NET INCOME...............................................  $   20,818       124,142    $  368,850    $  536,577
                                                           ==========    ==========    ==========    ==========
Basic Earnings Per Share.................................       20.47        122.07    $   362.68    $   522.98
                                                           ==========    ==========    ==========    ==========


The accompanying Notes to Financial Statements are an integral part of these statements.

                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.
                                AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                    YEARS ENDED SEPTEMBER 30, 1999 AND 1998

                                                                ACCUMULATED
                                     ADDITIONAL                    OTHER                       TOTAL
                           COMMON     PAID-IN      RETAINED    COMPREHENSIVE   TREASURY    STOCKHOLDERS'   COMPREHENSIVE
                           STOCK      CAPITAL      EARNINGS       INCOME         STOCK        EQUITY          INCOME
                          --------   ----------   ----------   -------------   ---------   -------------   -------------
September 30, 1997......  $104,200    $288,337    $2,515,224     $ 37,470      $     -0-    $2,945,231
  Net Income............                             536,577                                   536,577       $536,577
  Unrealized loss on
    available-for-sale
    securities, net of
    deferred income
    taxes of $20,140....                                          (29,629)                     (29,629)       (29,629)
  Purchase of Treasury
    Stock (25 shares)...                                                        (132,000)     (132,000)
                          --------    --------    ----------     --------      ---------    ----------       --------
September 30, 1998......   104,200     288,337     3,051,801        7,841       (132,000)    3,320,179       $509,948
                                                                                                             ========
  Net Income............                             368,850                                   368,850       $368,850
  Unrealized loss on
    available-for-sale
    securities, net of
    deferred income
    taxes of $15,505....                                          (22,811)                     (22,811)       (22,811)
                          --------    --------    ----------     --------      ---------    ----------       --------
September 30, 1999......  $104,200    $288,337    $3,420,651     $(14,970)     $(132,000)   $3,666,218       $346,039
                          ========    ========    ==========     ========      =========    ==========       ========

The accompanying Notes to Financial Statements are an integral part of these statements.

                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                    THREE MONTHS ENDED               YEAR ENDED
                                                       DECEMBER 31,                 SEPTEMBER 30,
                                                 -------------------------    -------------------------
                                                    1999          1998           1999          1998
                                                 -----------   -----------    -----------   -----------
                                                        (UNAUDITED)
Cash Flows from Operating Activities:
  Net Income...................................  $    20,818   $   124,142    $   368,850   $   536,577
  Adjustments to Reconcile Net Income to
  Net Cash Provided by Operating Activities:
    Depreciation...............................       45,297         9,171         51,719        29,995
    Amortization of Cost in Excess of Book
       Value...................................        2,121         2,121          8,484         8,484
    Amortization of Servicing Rights...........        3,733         8,769         25,259        25,832
    Premium Amortization -- Investment
       Securities..............................          192         3,342          8,062         1,551
    Discount Accretion -- Investment
       Securities..............................         (642)         (451)        (3,871)       (4,048)
    Amortization of Deferred Loan Costs
       (Fees)..................................       11,424        (9,088)         9,367        26,309
    Accretion of Deferred Gain on Sale of
       Loans...................................          -0-           -0-         (5,971)       (4,798)
    Provision for Loan Losses..................          -0-         2,000          2,000        12,000
    Gain on Sale of Loans......................      (16,473)      (32,190)       (94,909)     (152,463)
    (Gain) Loss on Sale of ORE and Other
       Assets..................................       (1,134)        2,642          2,642        (1,959)
    Loss from Wildwoods Apartments Limited
       Partnership.............................          -0-           -0-          1,372         1,179
    Net Minority Interest Share of Earnings and
       Dividends...............................      (35,031)       11,911        (13,133)       40,108
    (Increase) Decrease in Loans Held for
       Sale....................................      (52,000)      833,100        820,400    (1,530,475)
    (Increase) Decrease in Accrued Interest
       Receivable..............................      305,561       202,779       (135,898)           92
    (Increase) in Cash Surrender Value of Life
       Insurance...............................      (20,914)          -0-        (62,705)          -0-
    (Increase) Decrease in Prepaid Expenses and
       Accounts Receivable.....................     (176,662)       47,208          9,656       (39,181)
    Increase (Decrease) in Accrued Interest
       Payable.................................      (94,507)      (77,139)        (5,054)       75,131
    Increase (Decrease) in Current Income Taxes
       Payable.................................       52,362       (61,472)      (294,106)      271,137
    Deferred Tax Expense (Benefit).............         (194)      (32,961)           (42)     (123,974)
    Increase in Accrued Salary Continuation
       Payable.................................        9,866           -0-         29,597           -0-
    Increase (Decrease) in Accrued Expenses and
       Other Liabilities.......................     (393,015)      249,716        137,729       221,157
                                                 -----------   -----------    -----------   -----------
       Net Cash Provided (Used) by Operating
         Activities............................     (339,198)    1,283,600        859,448      (607,346)
Cash Flows from Investing Activities:
  Proceeds from Certificates of Deposits
    Maturing...................................          -0-           -0-         30,000       372,000
  Purchase of Certificates of Deposit..........     (699,000)          -0-        (20,000)      (30,000)
  Proceeds from State and Political
    Subdivisions Maturing......................          -0-        70,000         70,000       330,000
  Purchase of State and Political
    Subdivisions...............................      (29,944)          -0-            -0-           -0-
  Principal Received from Benson Industrial
    Development Bond...........................          -0-           -0-            452           427
  Proceeds from Corporate Debt Securities
    Maturing...................................      150,000           -0-        770,000           -0-
  Purchase of Corporate Debt Securities........          -0-           -0-            -0-    (1,325,552)
  Proceeds from U.S. Government Agencies
    Maturing...................................          -0-           -0-            -0-     1,000,000
  Purchase of U.S. Government Agencies.........          -0-    (1,000,000)    (1,497,647)          -0-

                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.
                                AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF CASH FLOWS -- (CONTINUED)


                                                    THREE MONTHS ENDED               YEAR ENDED
                                                       DECEMBER 31,                 SEPTEMBER 30,
                                                 -------------------------    -------------------------
                                                    1999          1998           1999          1998
                                                 -----------   -----------    -----------   -----------
                                                        (UNAUDITED)
  Principal Received on Mortgage-Backed
    Securities.................................      200,731       805,174      2,227,776     1,543,578
  Purchase of Mortgage-Backed Securities.......          -0-           -0-            -0-    (1,050,560)
  Proceeds from FHLB stock.....................          -0-           -0-            -0-       225,700
  Purchase of FHLB stock.......................          -0-           -0-        (28,700)          -0-
  Net (Increase) Decrease in Loans
    Receivable.................................     (777,446)   (2,379,533)    (4,674,676)    1,159,001
  Proceeds from Sale of ORE and Other Assets...        1,795         1,758          1,758         3,100
  Premises and Equipment Acquired..............     (400,823)      (19,112)      (225,578)     (129,765)
  Investment in Life Insurance.................          -0-    (1,810,000)    (1,810,000)          -0-
  Refund of Life Insurance.....................          -0-           -0-        170,000           -0-
  Distribution from Wildwoods Apartments
    Limited Partnership........................          -0-           -0-            134           -0-
                                                 -----------   -----------    -----------   -----------
       Net Cash Provided (Used) by Investing
         Activities............................   (1,554,687)   (4,331,713)    (4,986,481)    2,097,929
Cash Flows from Financing Activities:
  Net Increase (Decrease) in Demand and Savings
    Deposits...................................  $   921,067   $    95,375    $  (960,401)  $ 1,119,634
  Net Increase (Decrease) in Certificates of
    Deposit....................................    3,209,627     1,274,752       (446,460)      275,533
  Net Advances by Borrowers for Taxes and
    Insurance..................................       88,897       (60,486)      (154,678)       10,244
  Advances from Federal Home Loan Bank.........      500,000           -0-      2,300,000           -0-
  Principal Payments made to Federal Home Loan
    Bank.......................................     (804,130)      (14,762)      (949,603)      (74,303)
  Principal Payments on Note Payable...........       (1,141)          -0-        (59,878)     (173,523)
  Proceeds from Shareholder Debt...............          -0-           -0-        204,000       132,000
  Principal Payments on Shareholder Debt.......          -0-           -0-       (204,000)          -0-
  Proceeds from Line of Credit.................       95,700           -0-            -0-           -0-
  Minority Investment in Homeland Mortgage,
    LLC........................................          -0-           -0-        196,000           -0-
  Purchase of Treasury Stock...................          -0-           -0-            -0-      (132,000)
                                                 -----------   -----------    -----------   -----------
    Net Cash Provided (Used) by Financing
       Activities..............................    4,010,020     1,294,879        (75,020)    1,157,585
                                                 -----------   -----------    -----------   -----------
Net Increase (Decrease) in Cash and Due from
  Banks........................................    2,116,135    (1,753,234)    (4,202,053)    2,648,168
Cash and Due from Banks, Beginning of Year.....    2,180,409     6,382,462      6,382,462     3,734,294
                                                 -----------   -----------    -----------   -----------
Cash and Due from Banks, Ending Balance........  $ 4,296,544   $ 4,629,228    $ 2,180,409   $ 6,382,462
                                                 ===========   ===========    ===========   ===========
Supplemental Disclosure of Cash Flow
  Information:
  Cash Paid for Interest.......................  $   653,954   $   645,438    $ 2,208,024   $ 2,185,436
  Cash Paid for Income Taxes...................  $       910       198,692    $   514,442   $   169,429
Significant Noncash Transactions:
  Loan servicing rights valued as an asset to
    be amortized over the expected repayment
    term on the loans that increased the gains
    on sale of loans...........................  $     2,416   $    10,829    $    49,347   $   104,478
  ORE repossessed..............................          -0-           -0-            -0-        31,600
  ORE sold on contract for deed................          -0-        27,200         27,200           -0-
  Trade old copy machine for new copy
    machine....................................          -0-           -0-            -0-         2,883


The accompanying Notes to Financial Statements are an integral part of these statements.

                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.


                                AND SUBSIDIARIES



                    NOTES TO QUARTERLY FINANCIAL STATEMENTS


         AS OF AND FOR THE QUARTER ENDED DECEMBER 31, 1999 (UNAUDITED)





NOTE 1: PRINCIPLES OF CONSOLIDATION



     The unaudited consolidated financial statements as of and for the three month period ended December 31, 1999, include the accounts of First Federal Holding Company of Morris, Inc. (the "Company") and its majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.



NOTE 2: BASIS OF PRESENTATION



     GENERAL: The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all information and disclosures required by generally accepted accounting principles for complete financial statements. The accompanying consolidated financial statements do not purport to contain all the necessary financial disclosures required by generally accepted accounting principles that might otherwise be necessary in the circumstances and should be read with the fiscal 1999 consolidated financial statements and notes of First Federal Holding Company, Inc. and its subsidiaries included in our annual report for the year ended September 30, 1999.



     In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentations have been included. The results of operations for the three month period ended December 31, 1999, are not necessarily indicative of the results that may be expected for the entire fiscal year or any other period.



NOTE 3: COMPREHENSIVE INCOME



    Accumulated comprehensive income (loss) is comprised of the following:
    Unrealized loss on available-for-sale securities:
    Beginning balance -- September 30, 1999.....................    $(14,970)
    Current -- period change....................................     (12,804)
                                                                    --------
    Ending balance -- December 31, 1999.........................    $(27,774)
                                                                    ========
    Comprehensive income (loss) for the three months
      Ended December 31, 1999:
      Net income................................................    $ 20,818
      Other comprehensive loss..................................     (12,804)
                                                                    --------
      Comprehensive income......................................    $  8,014
                                                                    ========



NOTE 4: EARNINGS PER SHARE



     The earnings per share amounts were computed using the weighted average number of shares outstanding during the period presented. For the three month periods ended December 31, 1999 and 1998, the weighted average number of shares outstanding for basic and diluted earnings per share computation were 1,017.

                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.


                                AND SUBSIDIARIES



                    NOTES TO QUARTERLY FINANCIAL STATEMENTS


                        AS OF AND FOR THE QUARTER ENDED


                  DECEMBER 31, 1999 (UNAUDITED) -- (CONTINUED)



NOTE 5: BUSINESS COMBINATION INITIATED



     On September 30, 1999, the Company and Northern Star Financial, Inc. ("Northern") entered into an Agreement and Plan of Reorganization for the merger of the Company with and into Northern. Under terms of the Agreement, the Company's shareholders will exchange their common stock for approximately 870,559 shares of Northern's common stock, subject to certain adjustments as specified in the Agreement. Completion of the merger is subject to regulatory approvals and approval by the shareholders of both companies. The transaction will be accounted for using the pooling of interest method of accounting.



     Northern is a bank holding company and through its subsidiary, Northern Star Bank, provides various financial services including mortgage, commercial, and consumer lending and various deposits and savings plans. Northern Star Bank is located in Mankato, Minnesota.

                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1999 AND 1998

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     First Federal Holding Company of Morris, Inc. (the "Company") is a savings and loan holding company that was incorporated on December 16, 1991. The Company owns 90.2945684% of the common stock of First Federal Savings Bank (the "Bank").

     The Bank provides various financial services to Morris, Benson and Breckenridge, Minnesota and the surrounding areas, including mortgage, commercial and consumer lending, and various deposit and savings plans. The Bank is subject to regulation by the Office of Thrift Supervision. All accounts are insured by the Federal Deposit Insurance Corporation (FDIC) through the Savings Association Insurance Fund (SAIF).

     West Central Investments, Inc. was incorporated in July of 1986 and is wholly owned by the Bank. West Central Investments, Inc. provides investment and brokerage services.

     On July 16, 1999, the Bank formed a new mortgage servicing company:
Homeland Mortgage, LLC (the "LLC"). The Bank contributed assets of $204,000, including most of the fixed assets and loans receivable of West Central Service Corp. (a wholly-owned subsidiary of the Company), to obtain a 51% ownership. Northern Star Financial, Inc., a Minnesota bank holding company, owns the remaining 49%. The LLC currently has offices in Morris and Edina, Minnesota. Homeland Mortgage, LLC has elected to be taxed as a partnership, with the income or loss passing through to the members. Therefore, no provision for income taxes has been established.

     The consolidated organization chart is as follows:

                         First Federal Holding Company of Morris, Inc.
  First Federal Savings Bank                                      West Central Service Corp.
          90.2945684%                                                        100%
   West Central Investments         Homeland Mortgage, LLC
             100%                             51%

The accounting and reporting policies of the Company and its subsidiaries conform to generally accepted accounting principles and to general practices of the savings and loan industry. The Corporations maintain their accounts using the accrual basis of accounting. Under the accrual basis of accounting, revenues are recognized when earned and expenses are recognized when incurred. All material intercompany accounts and transactions have been eliminated in the consolidation.

     On September 30, 1999 the Company and Northern Star Financial, Inc. ("Northern") entered into an Agreement and Plan of Reorganization for the merger of the Company with and into Northern. Under terms of the Agreement, the Company's shareholders will exchange their common stock for approximately 870,559 shares of Northern's common stock, subject to certain adjustments as specified in the Agreement. Completion of the merger is subject to regulatory approvals and approval

                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

by the shareholders of both companies. The transaction will be accounted for using the pooling of interest method of accounting.

     Northern is a bank holding company and through its subsidiary, Northern Star Bank, provides various financial services including mortgage, commercial, and consumer lending and various deposits and savings plans. Northern Star Bank is located in Mankato, Minnesota.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

     While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

CASH EQUIVALENTS

     The Company considers all cash amounts due from depository institutions, interest-bearing deposits in other banks, money market accounts, and federal funds sold to be cash equivalents for purposes of the statements of cash flows. Cash includes short-term interest-bearing deposits in other depository institutions of $1,469,694 and $4,822,543 at September 30, 1999 and 1998,
respectively.

INVESTMENT SECURITIES

     TRADING SECURITIES: Securities that are held for short-term resale are classified as trading account securities and recorded at their fair values. Realized and unrealized gains and losses on trading account securities are included in other income. There were no securities classified as trading securities.

     SECURITIES HELD-TO-MATURITY: U.S. Treasury Notes, State and Political Subdivision obligations and other Securities that management has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts that are recognized in interest income using the interest method over the period to maturity.

                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     SECURITIES AVAILABLE-FOR-SALE: Available-for-sale securities consist of investment securities not classified as trading securities nor as held-to-maturity securities and mortgage-backed securities. Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. The amortization of premiums and the accretion of discounts are recognized in interest income using methods approximating the interest method over the period of maturity.

     Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

FHLB STOCK

     The Bank, as a member of the Federal Home Loan Bank System, is required to maintain an investment in capital stock of the Federal Home Loan Bank of Des Moines. Because no ready market exists for this stock, and it has no quoted market value, the Bank's investment is carried at cost.

LOANS HELD FOR SALE

     Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

LOANS RECEIVABLE

     Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal adjusted by any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Discounts and premiums on purchased real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on purchased consumer loans are recognized over the expected lives of the loans using the level yield method.

     Loan origination fees and certain direct origination costs are capitalized with the net fee or cost recognized as an adjustment to interest income using the interest method.

     The Allowance for Loan Losses is maintained at an amount considered adequate to provide for potential losses. The allowance is based on periodic analysis of the loan portfolio and real estate and other property acquired by Management. In this analysis, Management considers factors including but not limited to, general economic conditions, loan portfolio composition and historical experience. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and current economic conditions. Loans are considered impaired if full principal or interest payments are not

                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

anticipated in accordance with the contractual loan terms. Impaired loans are carried at the present value of expected future cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans if the value of such loans is deemed to be less than the unpaid balance. If these allocations cause the allowance for loan losses to require an increase, such an increase is reported as a component of the provision for loan losses. Loans are charged against the allowance when they are deemed to be uncollectible. Real estate and other property acquired are charged-down to fair value.

     Loans are reviewed regularly by Management and are placed in a non-accrual status when the loan is 90 days or more past due and/or the collection of interest or principal is considered unlikely. When a loan is placed on a non-accrual basis, any uncollected interest accrued in the current year is charged against current income. Subsequent interest on non-accrual loans is recognized as income only when collected.

     Interest Income is accrued on loan balances outstanding. Loans are reviewed regularly by Management and are placed on a non-accrual status when the loan is 90 days or more past due, and/or the collection of interest or principal is considered unlikely. Also, the Bank has started foreclosure or judgment procedures against some of the non-accrual loans. When the Bank has acquired control or title to the real estate or other property, it is transferred to real estate and other property acquired in settlement of loans.

     Interest income on loans is recognized on the accrual basis and includes the accretion and amortization of deferred loan fees and costs as required by SFAS 91. Deferred loan fees and costs are amortized and accreted using the effective interest method.

LOAN SERVICING RIGHTS

     The cost of loan servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of loan servicing rights is assessed based on the fair value of those rights. Amortization is computed in proportion to and over the period of estimated net servicing income.

     Fair values are estimated using discounted cash flows based on a current market interest rate. The Bank evaluates the mortgage servicing rights strata for impairment by estimating the fair value based on anticipated future net cash flows, taking into consideration prepayment predictions. The predominant characteristics used as the basis for stratifying are loan types, period of origination, and interest rates. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

FORECLOSED REAL ESTATE

     Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value minus estimated costs to sell. Revenue and expenses from operations and changes to the valuation allowance are included in operations.

                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Real estate and other property acquired in settlement of loans are recorded at the lower of the following at the time of foreclosure:

          1) The fair value of the property, or;

          2) The recorded amount of the loan at the time of foreclosure.

     Subsequent to foreclosure, the assets are recorded at the lower of:

          1) The lower of 1 or 2 above, or;

          2) The fair value minus the estimated costs to sell.

     Gains or losses on the sale of real estate and other property acquired are charged to operations. Write-downs resulting from periodic revaluation of the real estate and other property are charged to expense. Rental income and expenses of real estate and other property acquired are charged to operations.

PREMISES AND EQUIPMENT

     Land is carried at cost. Buildings, leasehold improvements and equipment are carried at cost, less accumulated depreciation. Buildings and equipment are depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Premises....................................................  10-40 years
Furniture and equipment.....................................   3-10 years

     Expenditures for additions, major renewals, and improvements are capitalized and maintenance and repairs are charged to expense as incurred. Net gains and losses on disposal or retirement of premises and equipment are included in other income.

INCOME TAXES

     The Company and Subsidiaries (except Homeland Mortgage, LLC) file a consolidated federal income tax return on a fiscal year ending September 30th.

     Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of available-for-sale securities, allowance for loan losses, accumulated depreciation, the remaining
Section 481(a) adjustment attributable to the recapture of the excess bad debt reserves, and FHLB stock dividends for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

     Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

     Any tax benefit from the utilization of a net operating loss in the consolidated federal and state unitary income tax returns is paid to the loss companies, utilizing the separate return method of income tax allocation.

                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

TREASURY STOCK

     Treasury stock is recorded at cost. In the event of subsequent reissue, the treasury stock account will be reduced by the cost of such stock on the average cost basis with any excess proceeds credited by additional paid-in capital. Treasury stock is available for general corporate purposes. On February 12, 1998 the Company repurchased 25 shares of its own common stock from an individual shareholder for $132,000.

COMPREHENSIVE INCOME

     Effective October 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. The statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income to be disclosed in the financial statements. Comprehensive income is defined as the change in equity during a period from transactions and other events from non-owner sources. Comprehensive income is the total of net income and other comprehensive income, which for the Company is comprised entirely of unrealized gains and losses on securities available for sale.

EARNINGS PER SHARE

     Basic earnings per share amounts are computed by dividing the net income by the weighted average number of common shares outstanding. Diluted earnings per share is the same as basic earnings per share due to the lack of dilutive items in the Company.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     Effective September 30, 1999, the Company adopted SFAS No. 107, Disclosures About Fair Value of Financial Instruments.

     The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

          CASH AND DUE FROM BANKS -- The carrying value approximates fair value.

          INVESTMENT SECURITIES -- Fair values of available-for-sale securities have been estimated using quoted market prices. The carrying value of held-to-maturity securities and FHLB stock approximates fair value.

          LOANS -- For variable rate loans, loans with balloon maturities, loans with relatively near-term maturities (such as consumer installment loans) carrying values approximate fair values. The fair value of long-term fixed rate loans has been estimated using present value cash flows, discounted at a rate approximating current market rates and giving consideration to estimated prepayment risk and credit loss factors. The estimated fair value of loans held for sale is based on quoted market prices of similar instruments trading in the secondary market.

          LOAN SERVICING RIGHTS -- Fair value is estimated at 1.7 times carrying value.

          ACCRUED INTEREST -- The carrying amount approximates fair value.

          LIFE INSURANCE POLICIES -- Cash value of the policies approximates fair value.

                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

          DEPOSIT LIABILITIES -- The fair values of demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed term money market accounts and certificates of deposits approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities on time deposits.

          SHORT-TERM BORROWINGS -- The carrying amounts of advances from the Federal Home Loan Bank (FHLB) of Des Moines maturing within 90 days approximate their fair values. Advance payments by borrowers for taxes and insurance approximate fair value.

          LONG-TERM BORROWINGS -- The carrying amounts of amounts of long-term borrowings are estimated using discounted cash flow analysis based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

          OFF-BALANCE-SHEET ITEMS -- Fair value for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standings. The carrying value and fair value of commitments to extend credit are not considered material for disclosure.

NOTE 2 -- INVESTMENT SECURITIES

     The amortized cost and approximate fair values of investment securities are as follows:

                                                          GROSS         GROSS
                                          AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                             COST         GAINS         LOSSES        VALUE
                                          ----------    ----------    ----------    ----------
SEPTEMBER 30, 1999
Available-for-Sale:
  U.S. Government Agencies..............  $1,498,111     $   -0-       $21,861      $1,476,250
  Corporate Debt Securities.............     549,552         -0-         2,716         546,836
                                          ----------     -------       -------      ----------
                                           2,047,663         -0-        24,577       2,023,086
  Mortgage-Backed Securities............   2,481,516       4,412         7,683       2,478,245
                                          ----------     -------       -------      ----------
     Total Debt Securities..............  $4,529,179     $ 4,412       $32,260      $4,501,331
                                          ==========     =======       =======      ==========
Held-to-Maturity:
  Certificates of Deposit...............  $   20,000     $   -0-       $   -0-      $   20,000
  State & Political Subdivisions........       3,340         -0-           -0-           3,340
                                          ----------     -------       -------      ----------
     Total Debt Securities..............  $   23,340     $   -0-       $   -0-      $   23,340
                                          ==========     =======       =======      ==========

                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                          GROSS         GROSS
                                          AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                             COST         GAINS         LOSSES        VALUE
                                          ----------    ----------    ----------    ----------
SEPTEMBER 30, 1998
Available-for-Sale:
  U.S. Government Agencies..............  $      -0-     $   -0-       $   -0-      $      -0-
  Corporate Debt Securities.............   1,325,552         -0-         7,581       1,317,971
                                          ----------     -------       -------      ----------
                                           1,325,552         -0-         7,581       1,317,971
  Mortgage-Backed Securities............   4,707,947      38,946        16,778       4,730,115
                                          ----------     -------       -------      ----------
     Total Debt Securities..............  $6,033,499     $38,946       $24,359      $6,048,086
                                          ==========     =======       =======      ==========
Held-to-Maturity:
  Certificates of Deposit...............  $   30,000     $   -0-       $   -0-      $   30,000
  State & Political Subdivisions........      73,792         -0-           -0-          73,792
                                          ----------     -------       -------      ----------
     Total Debt Securities..............  $  103,792     $   -0-       $   -0-      $  103,792
                                          ==========     =======       =======      ==========

     The amortized cost and estimated fair value of debt securities at September 30, 1999, by contractual maturity, are shown below. Mortgage-backed securities have been aggregated and disclosed separately, rather than allocated over several maturity groupings, since they lack a single maturity date and because borrowers retain the right to prepay the obligations.

                                              AVAILABLE-FOR-SALE         HELD-TO-MATURITY
                                           ------------------------    --------------------
                                           AMORTIZED        FAIR       AMORTIZED     FAIR
                                              COST         VALUE         COST        VALUE
                                           ----------    ----------    ---------    -------
Due in one year or less..................  $  150,192    $  150,168     $23,340     $23,340
Due from one to five years...............   1,897,471     1,872,918         -0-         -0-
Due from five to ten years...............         -0-           -0-         -0-         -0-
Due after ten years......................         -0-           -0-         -0-         -0-
                                           ----------    ----------     -------     -------
                                            2,047,663     2,023,086      23,340      23,340
Mortgage-Backed Securities...............   2,481,516     2,478,245         -0-         -0-
                                           ----------    ----------     -------     -------
                                           $4,529,179    $4,501,331     $23,340     $23,340
                                           ==========    ==========     =======     =======

     Mortgage-Backed Securities pledged against public deposits were $394,526 (fair value of $396,982) at September 30, 1999 and $688,818 (fair value of $699,870) at September 30, 1998.

     Tax-exempt interest income earned was $223 and $9,917 for the years ended September 30, 1999 and 1998.

                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 3 -- LOANS RECEIVABLE

     Loans receivable at September 30, 1999 and 1998 consist of the following:

                                                          1999           1998
                                                       -----------    -----------
Commercial...........................................  $ 2,775,286    $ 2,533,083
Residential Construction.............................      287,616        176,575
Commercial Real Estate...............................    3,111,840      3,325,301
Residential Real Estate..............................   18,939,373     19,350,424
Real Estate Sold on Contract.........................      113,912        111,819
Non-Mortgage Agricultural............................    4,130,590      3,342,419
Loans on Deposit Accounts............................      320,717        274,332
Home Improvement.....................................       31,539         43,236
Educational..........................................       33,895         35,229
Auto.................................................    7,988,328      6,041,455
Mobile Home..........................................        1,578          3,428
Consumer.............................................    7,805,341      5,568,176
Demand Deposit.......................................       79,467         60,941
Overdrafts...........................................       35,559          8,885
                                                       -----------    -----------
  Total Loans Receivable.............................   45,655,041     40,875,303
Less:
  Allowance For Loan Losses..........................     (527,398)      (474,332)
  Deferred Loan Costs (net of deferred fees).........       45,704         36,305
  Deferred Gain on Sale of Loans.....................      (10,080)       (16,051)
                                                       -----------    -----------
Loans Receivable, Net................................  $45,163,267    $40,421,225
                                                       ===========    ===========

     The following is an analysis of the allowance for loan losses for the years ended September 30, 1999 and 1998:

                                                              1999        1998
                                                            --------    --------
Beginning Balance.........................................  $474,332    $504,180
Provision Charged to Operations...........................     2,000      12,000
Charge Offs...............................................   (23,692)    (48,808)
Recoveries................................................    74,758       6,960
                                                            --------    --------
  Ending Balance..........................................  $527,398    $474,332
                                                            ========    ========

     The Bank had no loans classified as impaired at September 30, 1999, and 1998.

     The Bank has granted loans to certain directors and executive officers. Such loans were made in the ordinary course of business of the Bank and do not involve more than the normal risk of

                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

collectibility and do not exceed the loan amount which would be available to members of the general public of similar credit status applying for such loans.

     Loan activity in these related-party accounts for the years ended September 30, 1999 and 1998 is as follows:

                                                          1999           1998
                                                       -----------    -----------
Beginning Balance....................................  $   472,008    $   362,699
New Loans............................................    2,021,797      1,134,100
Repayments...........................................   (1,448,574)    (1,024,791)
                                                       -----------    -----------
  Ending Balance.....................................  $ 1,045,231    $   472,008
                                                       ===========    ===========

NOTE 4 -- ACCRUED INTEREST RECEIVABLE

     Accrued Interest Receivable consists of the following:

                                                              1999         1998
                                                           ----------    --------
Loans....................................................  $  961,173    $836,325
Investment Securities....................................      34,316      11,885
Mortgage-Backed Securities...............................      40,906      52,287
                                                           ----------    --------
  Total..................................................  $1,036,395    $900,497
                                                           ==========    ========

     Non-accrual loans totaled $132,102 and $364,597 at September 30, 1999 and 1998, respectively. The effect of these non-accruing loans on revenues were $8,933 and $52,538 for the years ending September 30, 1999 and 1998, respectively.

NOTE 5 -- LOAN SERVICING RIGHTS

     The following is a summary of servicing rights activity:

                                                              1999        1998
                                                            --------    --------
Beginning Balance.........................................  $129,093    $ 50,447
New Loan Servicing Rights.................................    49,347     104,478
Amortization..............................................   (25,259)    (25,832)
                                                            --------    --------
  Ending Balance..........................................  $153,181    $129,093
                                                            ========    ========

     Loans serviced for others are not included in the accompanying consolidated statements of balance sheets. The unpaid principal balances of loans serviced for others was $21,358,123 and $23,270,386 at September 30, 1999 and 1998,
respectively.

NOTE 6 -- FORECLOSED REAL ESTATE

     On July 6, 1998 the Company repossessed residential property valued at $31,600. The property was subsequently resold on October 8, 1998, at a loss of $2,642.

                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 7 -- PREMISES AND EQUIPMENT

     The schedule of premises and equipment as of September 30, 1999 and 1998 is as follows:

                                                            1999          1998
                                                         ----------    ----------
Land...................................................  $   89,360    $   89,360
Buildings and Improvements.............................     726,668       726,668
Furniture and Equipment................................     852,238       637,294
                                                         ----------    ----------
  Cost.................................................   1,668,266     1,453,322
Accumulated Depreciation...............................    (916,224)     (875,139)
                                                         ----------    ----------
  Net Book Value.......................................  $  752,042    $  578,183
                                                         ==========    ==========

     Depreciation expense for the years ended September 30, 1999 and 1998 totaled $51,719 and $29,995, respectively.

     The Company has entered into a three-year lease agreement for premises in Edina, Minnesota. The minimum annual rental commitments under this lease is as follows:

  September 30, 2000...................................  $24,090
     2001..............................................   24,090
     2002..............................................   19,071
     2003..............................................      -0-
     2004..............................................      -0-
     2005 and Thereafter...............................      -0-
                                                         -------
                                                         $67,251
                                                         =======

     The Company has the option to renew the lease at the end of the term. The Company has also entered into an operating lease agreement with a director of the Company for premises in Morris, Minnesota. The agreement is month-to-month, resulting in no minimum annual rental commitments.

     Total rent expense under operating leases was $10,062 and $100 for the years ended September 30, 1999 and 1998.

NOTE 8 -- COST OF EXCESS OF BOOK VALUE

     In prior years, the Company has purchased stock from minority shareholders of the Bank. The purchase price of this stock exceeded its book value. This excess is being amortized on the straight-line method over fifteen years. Annual amortization expense was $8,484 for the years ended September 30, 1999 and 1998.

                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 9 -- DEPOSITS

     Deposits at September 30, 1999 and 1998 consist of the following:

                                          1999           1998
                                       -----------    -----------
Demand Deposits......................  $11,603,134    $12,134,004
Savings Deposits.....................    5,339,250      5,770,458
                                       -----------    -----------
                                        16,942,384     17,904,462
Certificates of Deposit..............   31,541,785     32,023,831
                                       -----------    -----------
  Total Deposits.....................  $48,484,169    $49,928,293
                                       ===========    ===========

     The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $1,215,717 and $1,105,614 at September 30, 1999 and 1998.
Deposited amounts in excess of $100,000 per account holder are not insured by the Federal Deposit Insurance Company.

     At September 30, 1999, the scheduled maturities of certificates of deposit are as follows:

September 30, 2000.................................  $23,070,786
  2001.............................................    6,362,369
  2002.............................................    1,215,614
  2003.............................................      452,644
  2004.............................................      440,372
                                                     -----------
     Total.........................................  $31,541,785
                                                     ===========

     Deposits by related parties were $2,017,415 and $2,146,341 at September 30, 1999 and 1998.

NOTE 10 -- ADVANCES FROM FEDERAL HOME LOAN BANK

     Advances from the Federal Home Loan Bank consists of the following:

                                                INTEREST
DATED                               MATURITY      RATE         1999          1998
-----                               --------    --------    ----------    ----------
07-06-94..........................  07-06-01      7.06%     $   35,715    $   53,572
02-22-95..........................  02-22-00      7.75%        261,836       277,585
08-15-96..........................  08-15-11      7.10%            -0-       915,997
01-27-99..........................  01-28-02      4.94%      2,000,000           -0-
02-12-99..........................  02-14-00      5.85%        300,000           -0-
                                                            ----------    ----------
                                                            $2,597,551    $1,247,154
                                                            ==========    ==========

                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The advances are secured under a Blanket Security Agreement with qualifying mortgage loans of the Bank. The interest on the advances is paid monthly. The principal is to be repaid as follows:

September 30, 2000..................................  $1,079,693
  2001..............................................     517,858
  2002..............................................   1,000,000
  2003..............................................         -0-
  2004..............................................         -0-
  2005 and Thereafter...............................         -0-
                                                      ----------
     Total..........................................  $2,597,551
                                                      ==========

     At September 30, 1999 the Company can borrow an additional $4,000,000 from FHLB. With sufficient collateral, the total borrowing limit is approximately $8,600,000.

NOTE 11 -- NOTES PAYABLE

FIRST NATIONAL BANK IN WINNEBAGO

     The Company has a multiple advance note payable to the First National Bank in Winnebago dated September 19, 1996. The note is a demand loan with a total available credit line of $925,000. The note requires semiannual interest and annual principal payments. If no demand is made, the note is scheduled to be paid off by April 1, 2009. The interest rate is variable at 1% below the lender's base rate, and is currently at 8.25%. The interest is subject to change annually on September 1. The note is secured by 95,454 shares of the common stock of the Bank and the personal guarantees of the common stockholders of the Company.

     At the present 8.25% interest rate, scheduled principal payments are due as follows:

September 30, 2000....................................  $ 52,847
  2001................................................    55,027
  2002................................................    57,297
  2003................................................    59,661
  2004................................................    62,121
  2005 and Thereafter.................................   351,226
                                                        --------
     Total............................................  $638,179
                                                        ========

     Interest expense was $56,094 and $70,625 for the years ended September 30, 1999 and 1998, respectively.

SHAREHOLDERS

     The Company entered into loan agreements with its shareholders on January 23, 1997 and March 18, 1998. The loans are secured by the Bank stock and are due on demand. The interest rate on the loans is 10%. Interest expense on the loans for the years ended September 30, 1999 and 1998 was $47,999 and $27,845, respectively.

                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 12 -- INCOME TAXES

     The consolidated provision for income taxes consisted of the following for the years ended September 30:

                                                             1999        1998
                                                           --------    ---------
CURRENT TAX PROVISION
  Federal................................................  $167,440    $ 320,269
  State..................................................    52,896      104,545
                                                           --------    ---------
     Total Current Provision.............................   220,336      424,814
DEFERRED TAX PROVISION (BENEFIT)
                                                           --------    ---------
  Federal................................................    (1,067)     (92,660)
  State..................................................     1,025(a)   (31,314)
                                                           --------    ---------
     Total Deferred Provision............................       (42)    (123,974)
                                                           --------    ---------
Total Income Tax Provision...............................  $220,294    $ 300,840
                                                           ========    =========

-------------------------

(a) State provision is an expense due to the decrease in the state net operating loss carryforward.

     The reconciliation of income taxes computed at the federal statutory income tax rate to total income taxes for the years ended September 30, 1999 and 1998 is as follows:

                                                              1999        1998
                                                            --------    --------
Book income before tax....................................  $590,569    $892,083
                                                            ========    ========
Income tax computed at federal statutory tax rate of
  34%.....................................................   200,793     303,308
State income taxes, net of federal tax benefit (effective
  rate of 6.468%).........................................    38,198      57,700
Amortization of acquisition benefit of $111,934 (effective
  rate of 40.468%)........................................   (45,297)    (45,297)
Other, net................................................    26,600     (14,871)
                                                            --------    --------
Total Income Tax Provision................................  $220,294    $300,840
                                                            ========    ========

                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Deferred tax assets and liabilities included in liabilities at September 30 consist of the following:

                                                              1999        1998
                                                            --------    --------
Deferred Tax Liabilities:
  Accumulated depreciation................................  $ 24,931    $ 29,615
  FHLB stock dividend.....................................    73,854      73,854
  Section 481(a) adjustment...............................    58,895      78,527
  Accrued interest on life insurance......................    25,375         -0-
  Investment in Homeland Mortgage, LLC....................     8,455         -0-
  Net unrealized gain on Available-for-Sale Securities....       -0-       5,903
                                                            --------    --------
     Total Deferred Tax Liabilities.......................   191,510     187,899
Deferred Tax Assets:
  Allowance for loan losses...............................    75,856      75,047
  Salary Continuation Payable.............................    11,977         -0-
  Discount on mortgage loans purchased....................     4,079       6,495
  Net unrealized loss on Available-for-Sale Securities....    11,269         -0-
  State net operating loss carryforward...................       201       1,015
                                                            --------    --------
     Total Deferred Tax Assets............................   103,382      82,557
                                                            --------    --------
Net Deferred Tax Liability................................  $ 88,128    $105,342
                                                            ========    ========

     The net operating loss (NOL) carryforward is scheduled to expire on September 30, 2005. The NOL is anticipated to be used prior to expiration, therefore, no valuation allowance has been established.

NOTE 13 -- REGULATORY MATTERS

     The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At September 30, 1999, approximately $368,850 of retained earnings were available for dividend declaration without prior regulatory approval.

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to

                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

average assets (as defined) and Tangible capital (as defined) to adjusted total assets. Management believes, as of September 30, 1999 and 1998, that the Bank meets all capital adequacy requirements to which it is subject.

     As of September 30, 1999 and 1998, the most recent notifications from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage, and Tangible Capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category. The Bank's actual capital amounts and ratios are also presented in the table.

                                                                              TO BE WELL
                                                                           CAPITALIZED UNDER
                                                       FOR CAPITAL         PROMPT CORRECTIVE
                                  ACTUAL            ADEQUACY PURPOSES      ACTION PROVISIONS
                            -------------------    -------------------    -------------------
                              AMOUNT      RATIO      AMOUNT      RATIO      AMOUNT      RATIO
                            ----------    -----    ----------    -----    ----------    -----
As of September 30, 1999:
  Total Capital
     (to Risk Weighted
     Assets)..............  $5,493,185    11.53%   $3,812,763      8%     $4,765,954     10%
  Tier I Capital
     (to Risk Weighted
     Assets)..............  $4,983,928    10.46%   $1,906,381      4%     $2,859,572      6%
  Tier I Capital
     (to Average
     Assets)..............  $4,983,928     8.70%   $2,290,698      4%     $2,863,372      5%
As of September 30, 1998:
  Total Capital
     (to Risk Weighted
     Assets)..............  $5,046,334    11.89%   $3,396,556      8%     $4,245,695     10%
  Tier I Capital
     (to Risk Weighted
     Assets)..............  $4,572,002    10.77%   $1,698,278      4%     $2,547,417      6%
  Tier I Capital
     (to Average
     Assets)..............  $4,572,002     8.15%   $2,245,232      4%     $2,806,540      5%

     The Bank's tangible capital ratios were 8.70% and 8.15% as of September 30, 1999 and 1998, respectively. Every thrift is required to maintain a tangible capital ratio equal to or greater than 1.5%.

NOTE 14 -- EMPLOYEE BENEFITS

SALARY CONTINUATION PLAN (DEFINED BENEFIT)

     On December 28, 1998, the Bank established a nonqualified salary continuation plan for all officers and directors. The Plan provides fixed payments for a specified number of years during retirement (ten to fifteen years). The estimated liability under the Plan is charged to income over the expected remaining years of employment. The Bank's policy is to fund the costs accrued with

                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

insurance contracts. Salary continuation expense amounted to $29,597 for the year ended September 30, 1999.

401(k) PLAN (DEFINED CONTRIBUTION)

     The employees of the Bank are covered under a 401(k) defined contribution plan that was established in January, 1993. All employees of the Bank with service of over one year are eligible to participate in the plan. The Bank pays an amount equal to the employee's contribution to the plan, up to 3% of the employee's salary. The expense of the Bank including administrative costs was $15,873 and $18,341 for the years ended September 30, 1999 and 1998, respectively.

COMPENSATED ABSENCES

     Full time, year round employees are entitled to paid vacation depending on the length of service and other factors. Accrued vacation pay at September 30, 1999 and 1998 was deemed immaterial and not accrued.

NOTE 15 -- COMMITMENTS AND CONTINGENCIES

     In the normal course of business, the Company makes various commitments and incurs certain contingent liabilities that are not reflected in the accompanying financial statements. The Company does not anticipate any material losses as a result of these commitments and contingent liabilities.

     Commitments to originate loans were as follows:

                                                            1999          1998
                                                         ----------    ----------
Loans Secured by 1 - 4 Dwelling Units..................  $  270,000    $1,407,000
Loans Secured by 5 or more Dwelling Units..............         -0-           -0-
Loans Secured by Other Real Estate.....................     462,000       871,000
                                                         ----------    ----------
Total Commitments to Originate Loans...................  $  732,000    $2,278,000
                                                         ==========    ==========
Commitments To Sell Loans..............................  $1,516,000    $2,337,000
                                                         ==========    ==========

NOTE 16 -- SUBSEQUENT EVENTS

     On November 5, 1999, the Bank purchased a building in Big Lake, Minnesota for $394,000. The Bank plans to modify the building to house a new branch. Earnest money of $5,000 was paid prior to September 30, 1999, and is included in prepaid expenses and other assets.

     The purchase price will be allocated as follows:

Land..................................................  $100,000
Building..............................................   244,000
Equipment.............................................    50,000
                                                        --------
                                                        $394,000
                                                        ========

                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     After September 30, 1999, the Bank reached an agreement with directors Edward Morrison and Leonard Wulf. The agreement will pay each director $25,000 up front, in lieu of the salary continuation plan available to the other directors.

NOTE 17 -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and commercial letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statement of financial position. The contract or notional amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and commercial letters of credit is represented by the contractual notional amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

                                                                    CONTRACT OR
                                                                  NOTIONAL AMOUNT
                                                              ------------------------
                                                                 1999          1998
                                                              ----------    ----------
Financial Instruments Whose Contract Amounts Represent
  Credit Risk:
  Commitments to Extend Credit
     Open-End Consumer Lines................................  $  241,000    $  211,000
     Commercial Lines.......................................   2,591,000     2,807,000
     Letters of Credit......................................      23,500        13,500
                                                              ----------    ----------
                                                              $2,855,500    $3,031,500
                                                              ==========    ==========

     Commitments to extend credit and commercial letters of credit are agreements to lend to a customer. Commitments and letters of credit generally have fixed expiration dates or other termination clauses. Since many of the commitments and letters of credit are expected to expire without being drawn upon, the amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained by the Bank upon extension of credit is based on Management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income producing commercial properties. The credit risk involved in issuing commitments and letters of credit is essentially the same as that involved in extending loans to customers.

                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 18 -- ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Company's financial instruments at September 30, 1999 are as follows:

                                                        CARRYING         FAIR
                                                         AMOUNT          VALUE
                                                       -----------    -----------
Financial Assets:
  Cash and Due from Banks............................  $ 2,180,409    $ 2,180,409
  Available-for-Sale Securities......................    4,501,331      4,501,331
  Held-to-Maturity Securities........................       46,926         46,926
  FHLB Stock.........................................      211,200        211,200
  Loans Held for Sale................................    1,516,300      1,516,300
  Loans Receivable, Net..............................   45,163,267     44,792,000
  Accrued Interest Receivable........................    1,036,395      1,036,395
  Loan Servicing Rights..............................      153,181        260,408
  Cash Surrender Value of Life Insurance.............    1,702,705      1,702,705
                                                       -----------    -----------
     Total Financial Assets..........................  $56,511,714    $56,247,674
                                                       ===========    ===========
Financial Liabilities:
  Deposits...........................................  $48,484,169    $48,408,000
  Advances from FHLB.................................    2,597,551      2,561,000
  Notes Payable -- FNB in Winnebago..................      638,179        643,000
  Notes Payable -- Shareholders......................      364,300        364,300
  Accrued Interest Payable...........................       32,209         32,209
  Advance Payments by Borrowers......................       51,740         51,740
                                                       -----------    -----------
     Total Financial Liabilities.....................  $52,168,148    $52,060,249
                                                       ===========    ===========

                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 19 -- PARENT ONLY CONDENSED FINANCIAL INFORMATION

                            CONDENSED BALANCE SHEETS
                       AS OF SEPTEMBER 30, 1999 AND 1998

                                                                 1999          1998
                                                              ----------    ----------
ASSETS
Cash and Due from Banks.....................................  $   80,853    $   55,507
Due from Affiliates.........................................      30,542        34,625
Investment in Bank Subsidiary...............................   4,483,526     4,247,877
Investment in Non-Bank Subsidiary...........................      27,040        45,237
Cost in Excess of Book Value................................     102,740       111,224
                                                              ----------    ----------
  Total Assets..............................................  $4,724,701    $4,494,470
                                                              ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Note Payable -- FNB in Winnebago............................  $  638,179    $  698,057
Notes Payable -- Shareholders...............................     364,300       364,300
Accrued Interest Payable....................................      32,209           -0-
  Net Assets Acquired in Excess of Cost.....................         -0-       111,934
                                                              ----------    ----------
  Total Liabilities.........................................   1,034,688     1,174,291
Stockholders' Equity(a).....................................   3,690,013     3,320,179
                                                              ----------    ----------
  Total Liabilities and Stockholders' Equity................  $4,724,701    $4,494,470
                                                              ==========    ==========

-------------------------

(a) The stockholders' equity of the Parent Company exceeds the consolidated stockholders' equity by $23,795 at September 30, 1999. This represents the intercompany gain on the transfer of future servicing rights from West Central Service Corp. to Homeland Mortgage, LLC.

                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                         CONDENSED STATEMENTS OF INCOME
                    YEARS ENDED SEPTEMBER 30, 1999 AND 1998

                                                                1999        1998
                                                              --------    --------
INCOME
Interest Income:
  Bank Subsidiary...........................................  $  1,573    $  1,751
  Loans.....................................................       -0-       8,461
                                                              --------    --------
                                                                 1,573      10,212
Dividends...................................................   135,442     135,442
Acquisition Benefit.........................................   111,934     111,932
                                                              --------    --------
     Total Income...........................................   248,949     257,586
EXPENSES
Interest Expense:
  Bank Subsidiary...........................................       -0-       1,230
  Notes Payable.............................................   104,093      98,470
                                                              --------    --------
                                                               104,093      99,700
  Non-Interest Expenses.....................................    57,064      62,383
  Income Tax (Benefit)......................................   (64,590)    (62,993)
                                                              --------    --------
     Total Expenses.........................................    96,567      99,090
                                                              --------    --------
Income Before Equity in Undistributed Earnings of
  Subsidiaries..............................................   152,382     158,496
Equity in Undistributed Earnings (Losses) of Subsidiaries:
  Bank Subsidiary...........................................   258,460     373,144
  Non-Bank Subsidiary.......................................   (18,197)      4,937
                                                              --------    --------
                                                               240,263     378,081
                                                              --------    --------
NET INCOME..................................................  $392,645    $536,577
                                                              ========    ========

                 FIRST FEDERAL HOLDING COMPANY OF MORRIS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                       CONDENSED STATEMENTS OF CASH FLOWS
                    YEARS ENDED SEPTEMBER 30, 1999 AND 1998

                                                                1999        1998
                                                              --------    --------
Cash Flows from Operating Activities:
  Net Income................................................  $392,645    $536,577
Adjustments to Reconcile Net Income to Net Cash Provided by
  Operating Activities:
  Acquisition Benefit.......................................  (111,934)   (111,932)
  Amortization of Cost in Excess............................     8,484       8,484
  Equity in Undistributed Earnings of Subsidiaries..........  (240,263)   (378,081)
  Decrease in Accrued Interest Receivable...................       -0-         918
  Increase (Decrease) in Accrued Interest Payable...........    32,209      (3,952)
                                                              --------    --------
     Net Cash Provided by Operating Activities..............    81,141      52,014
Cash Flows from Investing Activities:
  (Increase) Decrease in Due from Affiliates................     4,083      (9,365)
  Net Decrease in Loans.....................................       -0-     137,893
                                                              --------    --------
     Net Cash Provided by Investing Activities..............     4,083     128,528
Cash Flows from Financing Activities:
  Principal Payments on Notes Payable.......................   (59,878)   (173,523)
  Proceeds from Shareholder Debt............................   204,000     132,000
  Principal Payments on Shareholder Debt....................  (204,000)        -0-
  Purchase of Treasury Stock................................       -0-    (132,000)
                                                              --------    --------
     Net Cash Used in Financing Activities..................   (59,878)   (173,523)
                                                              --------    --------
  Net Increase in Cash and Due from Banks...................    25,346       7,019
Cash and Due from Banks, Beginning of Year..................    55,507      48,488
                                                              --------    --------
Cash and Due from Banks, Ending Balance.....................  $ 80,853    $ 55,507
                                                              ========    ========

                         NORTHERN STAR FINANCIAL, INC.

STOCK ORDER FORM &
CERTIFICATION

NOTE: PLEASE READ THE STOCK ORDER FORM GUIDE AND INSTRUCTIONS ACCOMPANYING THIS FORM, BEFORE COMPLETION.
--------------------------------------------------------------------------------


DEADLINE: The offering began March   , 2000. A condition of the offering is that
the minimum offering (sale of 500,000 shares of common stock) must be completed on or before June 26, 2000, unless extended by the board of directors for up to an additional 90 days, or the offering will be terminated. If the minimum offering is completed, the offering will continue so long as shares remain available or until 5:00 p.m. Minneapolis time, on June 26, 2000, whichever occurs first, unless terminated or extended by Northern Star Financial beforehand.


NUMBER OF SHARES


(1) Number of Shares            Price Per Share         (2) Total Amount Due
                            X       $10.50        =               $



The minimum number of shares that may be subscribed for is 100. The maximum any individual and their related party may subscribe for in the offering is 45,000 shares. See the Section entitled "THE OFFERING" on page 92 of the prospectus
dated March   , 2000.


METHOD OF PAYMENT AND PURCHASE INFORMATION


(3) Enclosed is a check, bank draft or money order payable to: "Firstar Bank, N.A., Escrow Agent for Northern Star

    Financial, Inc." for $________________.

BROKER DEALER NAME AND ADDRESS

(4) If purchased through a broker/dealer, please list the name, address, and phone number in the space provided.


     Company Name:                                                 City: ---------------------------------------
       ----------------------------------------------------


     Broker Name:                                                        State:            Zip Code: ------------
       ------------------------------------------------------        --------------

     Street Address:                                               Phone Number: -----------------------------
       -----------------------------------------------------

STOCK REGISTRATION     ONE OWNERSHIP PER STOCK ORDER FORM

(5) Form of stock ownership

     [ ] Individual            [ ] Uniform Transfer to Minors        [ ] Partnership
                                   minor's soc. sec. #
                                   required
     [ ] Joint Tenants         [ ] Uniform Gift to Minors            [ ] IRA (Custodian name & signature required
     [ ] Tenants in            [ ] Corporation                       [ ] Fiduciary/Trust (Under Agreement Dated __________)
    Common

  Name                                                          Social Security or Tax I.D.
-------------------------------------------------------------------------------------------------------------------
  Name                                                          Daytime Telephone
-------------------------------------------------------------------------------------------------------------------
  Street Address                                                Evening Telephone
-------------------------------------------------------------------------------------------------------------------
  City                      State           Zip Code            State of Residence

  OFFICE USE                                   Batch # ------------

  Date Rec'd  ---------- /---------- /         Order #------------------------------------
    ----------

  Check # -----------------------------------  Category-----------------------------------

  Amount $ ----------------------------------  Initials-------------------------------------

--------------------------------------------------------------------------------
 NASD AFFILIATION (This section only applies to those individuals who meet the delineated criteria)
--------------------------------------------------------------------------------

[ ] Check here if you are a member of the National Association of Securities Dealers, Inc. ('NASD'), a person associated with an NASD member, a member of the immediate family of any such person to whose support such person contributes, directly or indirectly, or the holder of an account in which an NASD member or person associated with an NASD member has a beneficial interest. To comply with conditions under which an exemption from the NASD's Interpretation with Respect to Free-Riding and Withholding is available, you agree, if you have checked the NASD affiliation box: (1) not to sell, transfer or hypothecate the shares subscribed for herein for a period of three months following the issuance, and (2) to report this subscription in writing to the applicable NASD member within one day of the payment therefor.
--------------------------------------------------------------------------------
 ACKNOWLEDGEMENTS
--------------------------------------------------------------------------------


1. By signing below, I acknowledge receipt of the prospectus dated March   ,
   2000 and that I have reviewed all provisions therein. I understand that I may not change or revoke my order once it is received by Northern Star Financial, Inc. I also certify that this stock order is for my account and there is no agreement or understanding regarding any further sale or transfer of these shares.


2. Under penalties of perjury, I further certify that:

   (i) the social security number or taxpayer identification number given herein is correct; and

   (ii) I am not subject to backup withholding.

   If you have been notified by the Internal Revenue Service that you are subject to backup withholding because of under-reporting interest or dividends on your tax return, you must cross out Item (ii) above.

3. By signing below, I also acknowledge that I have not waived any rights under the Securities Act of 1933 and the Securities Exchange Act of 1934.


4. By signing below, I hereby represent to Northern Star Financial, Inc. that the purchase of shares subscribed for complies with the purchase limitations
   set forth in the prospectus dated March   , 2000.



5. By signing below, I certify that before purchasing the common stock of Northern Star Financial, Inc. that I received a copy of the prospectus dated
   March   , 2000, which discloses the nature of the common stock being offered thereby and describes certain risks involved in an investment in the common stock under the heading "Risk Factors" beginning on page 10 of the prospectus.


6. ACCEPTANCE OF SUBSCRIPTION. It is understood and agreed that Northern Star Financial, Inc. shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. Northern Star Financial, Inc. may reduce the number of shares for which the Subscriber has subscribed, indicating acceptance of less than all of the shares subscribed on Northern Star Financial, Inc.'s written form of acceptance.


7. RESIDENCE. The Subscriber represents and warrants that the Subscriber is a bona fide resident (or if an entity is organized or incorporated under the laws of, and is domiciled in) of the State indicated on the first page hereof.


THIS FORM MUST BE SIGNED AND DATED. THIS ORDER IS NOT VALID IF THE STOCK ORDER FORM IS NOT SIGNED. YOUR ORDER WILL BE FILLED IN ACCORDANCE WITH THE PROVISIONS OF THE PROSPECTUS.

When purchasing as a custodian, corporate officer, etc.; include your full title.
 SIGNATURE                  TITLE (IF APPLICABLE)                 DATE
--------------------------------------------------------------------------------
 1.
--------------------------------------------------------------------------------
 2.
--------------------------------------------------------------------------------
 3.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

                              RETURN THIS FORM TO:
                      BANC STOCK FINANCIAL SERVICES, INC.
                              ATTN:
                          1105 SCHROCK ROAD, SUITE 437
                              COLUMBUS, OHIO 43229

------------------------------------------------------
------------------------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE ANY DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS ILLEGAL. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF THE DATE ON THE COVER, BUT THE INFORMATION MAY CHANGE IN THE FUTURE.

                           -------------------------

                               TABLE OF CONTENTS


                                          PAGE
                                          ----
Summary.................................    3
Risk Factors............................   10
Use of Proceeds.........................   15
Dividend Policy.........................   15
Capitalization..........................   16
Price Range of Common Stock.............   16
The Merger..............................   17
Unaudited Pro Forma Condensed Combined
  Financial Information.................   22
Northern Star Financial Management's
  Discussion............................   27
Northern Star Financial Business........   41
Northern Star Financial Management......   45
Northern Star Financial Compensation of
  Executive Officers and Directors......   47
Northern Star Financial Principal
  Shareholders..........................   50
First Federal Management's Discussion...   52
First Federal Business..................   75
First Federal Management................   79
Supervision and Regulation..............   81
Description of Our Capital Stock........   88
Shares Eligible for Future Sale.........   91
The Offering............................   92
Legal Matters...........................   94
Experts.................................   94
Available Information...................   94
Index to Financial Statements...........  F-1


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------


                         [NORTHERN STAR FINANCIAL LOGO]


                                  COMMON STOCK
                           -------------------------

                                   PROSPECTUS

                           -------------------------


                   [BANCSTOCK FINANCIAL SERVICES, INC. LOGO]



                             Selling Group Members


                           LARSONALLEN FINANCIAL, LLC

                           EAGLE ONE INVESTMENTS, LLC

                                 March   , 2000


------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 302A.521, subd. 2, of the Minnesota Statutes requires the Company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines: (2) acted in good faith; (3) received no improper personal benefit and statutory procedure has been followed in the case of any conflict of interest by director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's official capacity as a director, officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the Company, or, in the case of acts or omissions occurring in the person's official capacity as a director, officer or employee of the Company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3, requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain circumstances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court.

     The Company's Bylaws provide for indemnification to the full extent permitted by the laws of the state of Minnesota, pursuant to Minnesota Statutes
Section 302A.521, as now enacted or hereafter amended, against and with respect to threatened, pending or completed actions, suits or proceedings arising from, or alleged to arise from, a party's actions or omissions as a director, officer, employee or agent of the Company or any subsidiary of the Company or of any other corporation, partnership, joint venture, trust or other enterprise which has served in such capacity at the request of the Company if such acts or omissions occurred or were or are alleged to have occurred, while said party was a director or officer of the Company. Generally, under Minnesota law, indemnification will only be available where an officer or director can establish that he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the Company.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following expenses will be paid by the Company in connection with the distribution of the securities registered hereby and do not include the underwriting discount to be paid to the Sales Agent. All of such expenses, except for the SEC registration fee and NASD fee, are estimated.

SEC Registration Fee........................................  $  3,168
NASD Fee....................................................     1,700
Sales Agent Expenses........................................    35,000
Legal Fees..................................................    70,000
Accountants' Fees and Expenses..............................    18,750

Printing Expenses................................................................      22,000
Blue Sky Fees and Expenses.......................................................      10,000
Miscellaneous....................................................................       9,382
                                                                                   ----------
     Total.......................................................................  $  170,000
                                                                                   ==========

ITEM 26.  UNREGISTERED SECURITIES ISSUED OR SOLD WITHIN THREE YEARS.

     During the past three years, we have sold the following securities pursuant to exemptions from registration under the Securities Act. All such sales were made in reliance upon exemptions from registration provided under Section 4(2) and Regulation D of the Securities Act for transactions not involving a public offering and related state securities laws. Unless otherwise stated, all securities were issued directly by us, no underwriters were involved and, except as otherwise noted below, no discount, commission or other transaction-related remuneration was paid. The purchasers of securities acquired them for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the shares are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act, or an exemption from such registration requirements.

     1. In June 1998, we issued and sold 10 shares of common stock to our President and CEO, an accredited investor, at $10.00 per share.

     2. In June 1998, we accepted binding subscription agreements for the purchase of an aggregate of 121,000 shares of common stock at a price of $10.00 per share by five of our directors who are all accredited investors.

     3. In June 1999, we issued warrants to purchase 10,000 shares of common stock at an exercise price of $12.00 per share to Banc Stock Financial Services, Inc. in connection with our prior public offering.

ITEM 27.  EXHIBITS


NUMBER                         DESCRIPTION
------                         -----------
   1.1 Form of Agency Agreement
   1.2 Form of Selected Dealer Agreement between Banc Stock
       Financial Services, Inc. and selected dealers
   1.3 Escrow Agreement between Banc Stock Financial Services,
       Inc., Firstar Bank, N.A., and the Company
   2.1 Agreement and Plan of Reorganization dated September 30,
       1999. (Incorporated by reference to Exhibit 2 to the
       Company's Form 10-QSB for the quarter ended September 30,
       1999)*
   3.1 Amended and Restated Articles of Incorporation, as amended to date (Incorporated by reference to Exhibit 2.1 to the
       Company's Registration Statement on Form SB-1, Reg. No.
       333-61655)*
   3.2 Bylaws, as amended to date. (Incorporated by reference to
       Exhibit 2.2 to the Company's Registration Statement on Form
       SB-1, Reg. No. 333-61655)*
   5   Opinion and Consent of Fredrikson & Byron, P.A.
  10.1 Lease Agreement between Northern Star Bank and Colonial
       Square Partners relating to the space located at 1650
       Madison Avenue, Mankato, Minnesota (Incorporated by
       reference to Exhibit 6.1 to the Company's Registration
       Statement on Form SB-1, Reg. No. 333-61655)*

NUMBER                         DESCRIPTION
------                         -----------
  10.2 Employment Agreement between Northern Star Bank and Thomas
       P. Stienessen (Incorporated by reference to Exhibit 6.2 to the Company's Registration Statement on Form SB-1, Reg. No.
       333-61655)*
  10.3 1998 Equity Incentive Plan, including specimen of Incentive
       Stock Option Agreement and Nonqualified Stock Option
       Agreement. (Incorporated by reference to Exhibit 6.5 to the
       Company's Registration Statement on Form SB-1, Reg. No.
       333-61655)*
  10.4 Form of Nonqualified Stock Option Agreement governing options granted to Organizers. (Incorporated by reference to
       Exhibit 6.6 to the Company's Registration Statement on Form
       SB-1, Reg. No. 333-61655)*
  11   Statement re: Computation of Earnings Per Share (included in
       Notes to Financial Statements)
  21   Subsidiaries of the Registrant:

       NAME                                      STATE OF ORGANIZATION
       ----                                      ---------------------
       Northern Star Bank, Inc.                  Minnesota


 23.1  Consent of Fredrikson & Byron, P.A. (see Exhibit 5)
 23.2  Consent of Bertram Cooper & Co., LLP
 23.3  Consent of Michael L. Anderson & Associates, PLLC
 24    Power of Attorney from Certain Directors**


-------------------------

* Incorporated by reference -- Commission File No. 000-25231 unless otherwise indicated.


** Filed previously.


ITEM 28.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant further undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Mankato, State of Minnesota, on March 27, 2000.


                                          NORTHERN STAR FINANCIAL, INC.


                                          By:   /s/ THOMAS P. STIENESSEN

                                            ------------------------------------
                                              Thomas P. Stienessen,
                                              President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY


     In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement was signed by the following persons in the capacities and on the dates indicated.



                    SIGNATURES                                    TITLE                      DATE
                    ----------                                    -----                      ----
             /s/ THOMAS P. STIENESSEN                President and Chief Executive       March 27, 2000
---------------------------------------------------  Officer, Chairman of the Board
               Thomas P. Stienessen                  and Director (principal
                                                     executive officer)

                                                     Director
---------------------------------------------------
                Robert H. Dittrich

                                                     Director
---------------------------------------------------
                 Dean M. Doyscher

                         *                           Chief Financial Officer,            March 27, 2000
---------------------------------------------------  Treasurer, Secretary and
                 Frank L. Gazzola                    Director (principal accounting
                                                     and financial officer)

                         *                           Director                            March 27, 2000
---------------------------------------------------
                  Steven A. Loehr

                                                     Director
---------------------------------------------------
                Michael P. Reynolds

                         *                           Director                            March 27, 2000
---------------------------------------------------
                Thomas J. Reynolds

           * by /s/ THOMAS P. STIENESSEN
  ----------------------------------------------
               Thomas P. Stienessen,
                 Attorney-In-Fact

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         NORTHERN STAR FINANCIAL, INC.

               EXHIBIT INDEX TO FORM SB-2 REGISTRATION STATEMENT


NUMBER                         DESCRIPTION
------                         -----------
  1.1  Form of Agency Agreement
  1.2  Form of Selected Dealer Agreement between Banc Stock
       Financial Services, Inc. and selected dealers
  1.3  Escrow Agreement between Bank Stock Financial Services,
       Inc., Firstar Bank, N.A., and the Company
  2.1  Agreement and Plan of Reorganization dated September 30,
       1999. (Incorporated by reference to Exhibit 2 to the
       Company's Form 10-QSB for the quarter ended September 30,
       1999)*
  3.1  Amended and Restated Articles of Incorporation, as amended to date (Incorporated by reference to Exhibit 2.1 to the
       Company's Registration Statement on Form SB-1, Reg. No.
       333-61655)*
  3.2  Bylaws, as amended to date. (Incorporated by reference to
       Exhibit 2.2 to the Company's Registration Statement on Form
       SB-1, Reg. No. 333-61655)*
  5    Opinion and Consent of Fredrikson & Byron, P.A.
 10.1  Lease Agreement between Northern Star Bank and Colonial
       Square Partners relating to the space located at 1650
       Madison Avenue, Mankato, Minnesota (Incorporated by
       reference to Exhibit 6.1 to the Company's Registration
       Statement on Form SB-1, Reg. No. 333-61655)*
 10.2  Employment Agreement between Northern Star Bank and Thomas
       P. Stienessen (Incorporated by reference to Exhibit 6.2 to the Company's Registration Statement on Form SB-1, Reg. No.
       333-61655)*
 10.3  1998 Equity Incentive Plan, including specimen of Incentive
       Stock Option Agreement and Nonqualified Stock Option
       Agreement. (Incorporated by reference to Exhibit 6.5 to the
       Company's Registration Statement on Form SB-1, Reg. No.
       333-61655)*
 10.4  Form of Nonqualified Stock Option Agreement governing options granted to Organizers. (Incorporated by reference to
       Exhibit 6.6 to the Company's Registration Statement on Form
       SB-1, Reg. No. 333-61655)*
 11    Statement re: Computation of Earnings Per Share (included in
       Notes to Financial Statements)
 21    Subsidiaries of the Registrant:


       NAME                                      STATE OF ORGANIZATION
       ----                                      ---------------------
       Northern Star Bank, Inc.                  Minnesota


 23.1  Consent of Fredrikson & Byron, P.A. (see Exhibit 5)
 23.2  Consent of Bertram Cooper & Co., LLP
 23.3  Consent of Michael L. Anderson & Associates, PLLC
 24    Power of Attorney from Certain Directors**


-------------------------
* Incorporated by reference -- Commission File No. 000-25231 unless otherwise indicated.


** Filed previously.